Exhibit 10.22

EXECUTION VERSION

$100,000,000

CREDIT AGREEMENT

dated as of June 16, 2006,

among

Jacobs Entertainment, Inc.,
as Borrower,

the Lenders party hereto

and

Credit Suisse Securities (USA) LLC
and
CIBC World Markets Corp.,
as Joint Lead Arrangers and Joint Bookrunners,

and

CIBC World Markets Corp.,
as Syndication Agent,

and

Wells Fargo Bank, National Association,
as Documentation Agent and Swingline Lender,

and

CIT Lending Services Corporation,
as Documentation Agent,

and

Credit Suisse, Cayman Islands Branch,
as Issuing Bank, Administrative Agent and Collateral Agent

i

ANNEXES

Annex I                                          Amortization Table

SCHEDULES

Schedule 1.01(a)                           Refinancing Indebtedness to Be Repaid
Schedule 1.01(b)                           Guarantors
Schedule 3.03                                Governmental Approvals; Compliance with Laws
Schedule 3.07(b)                           Consents
Schedule 3.09                                Material Agreements
Schedule 3.19                                Insurance

Schedule 3.23                                Licenses
Schedule 3.24                                Construction Contracts
Schedule 4.01(g)                           Local Counsel
Schedule 4.01(n)(vi)                     Landlord Access Agreements
Schedule 4.01(o)(iii)(A)               Title Insurance Amounts
Schedule 4.01(o)(iii)(B)                PZR Reports
Schedule 6.01(b)                           Existing Indebtedness
Schedule 6.02(c)                           Existing Liens
Schedule 6.04(b)                           Existing Investments

EXHIBITS

Exhibit A                                        Form of Administrative Questionnaire
Exhibit B                                        Form of Assignment and Assumption
Exhibit C                                        Form of Borrowing Request
Exhibit D                                        Form of Compliance Certificate
Exhibit E                                         Form of Interest Election Request
Exhibit F                                         [Reserved]
Exhibit G                                        Form of Landlord Lien Waiver, Access Agreement and Consent
Exhibit H                                        Form of LC Request
Exhibit I                                          Form of Lender Addendum
Exhibit J                                         Form of Mortgage
Exhibit K-1                                     Form of Tranche B Note
Exhibit K-2                                     Form of Revolving Note
Exhibit K-3                                     Form of Swingline Note
Exhibit L-1                                     Form of Perfection Certificate
Exhibit L-2                                     Form of Perfection Certificate Supplement
Exhibit M                                       Form of Security Agreement
Exhibit N                                        Form of Opinion of Borrower’s Counsel
Exhibit O                                        Form of Solvency Certificate
Exhibit P                                         Form of Intercompany Note
Exhibit Q                                        Form of Non-Bank Certificate
Exhibit R                                        Form of Guarantee Agreement

v

CREDIT AGREEMENT

This CREDIT AGREEMENT (this “Agreement”) dated as of June 16, 2006, among Jacobs Entertainment, Inc., a Delaware corporation (“Borrower”), the Lenders, CIBC World Markets Corp., as syndication agent (in such capacity, “Syndication Agent”), Wells Fargo Bank, National Association, as documentation agent (in such capacity “Documentation Agent”) and as swingline lender (in such capacity, “Swingline Lender”), CIT Lending Services Corporation, as documentation agent (in such capacity “Documentation Agent”), and Credit Suisse, Cayman Islands Branch, as issuing bank (in such capacity, “Issuing Bank”), as administrative agent (in such capacity, “Administrative Agent”) for the Lenders and as collateral agent (in such capacity, “Collateral Agent”) for the Secured Parties and the Issuing Bank.

WITNESSETH:

WHEREAS, Borrower has entered into an agreement with Gameco Holdings, Inc. (“Gameco”), dated as of May 26, 2006 (as amended, supplemented or otherwise modified from time to time in accordance with the provisions thereof, the “TPSH Agreement”), pursuant to which certain Restricted Subsidiaries of Borrower will acquire (the “TPSH Acquisition”) two truck stop gaming plazas in Vinton and Denham Springs, Louisiana from unrelated third parties for aggregate consideration in an amount not to exceed $5.8 million (including transaction costs), (b) an asset purchase agreement dated November 2, 2005 (as amended, supplemented or otherwise modified from time to time in accordance with the provisions hereof and thereof, the “Pinon Agreement”) with Capital City Entertainment, Inc. (the “Seller”) pursuant to which a Restricted Subsidiary of Borrower will acquire (the “Pinon Acquisition”) all of the assets of the Best Western Pinon Plaza Resort, a division of the Seller (“Pinon Plaza”), and (c) an asset purchase agreement with Gameco dated as of May 16, 2006 (as amended, supplemented or otherwise modified from time to time in accordance with the provisions thereof, the “Gameco Agreement”) pursuant to which Borrower will acquire (the “Gameco Acquisition”) three truck stop gaming plazas and land for a fourth truck stop gaming plaza, each in Louisiana, for aggregate consideration in an amount not to exceed $15.0 million (a portion of such consideration is accounted for as a Dividend in accordance with GAAP);

WHEREAS, Borrower intends to refinance the outstanding $148.0 million aggregate principal amount of its 11.875% senior secured notes due 2009 (the “Existing Notes”) and other outstanding Indebtedness of approximately $26.5 million and pay related premiums (approximately $9.4 million), fees and expenses;

WHEREAS, in connection with the Refinancing, Borrower will offer to purchase the Existing Notes pursuant to a tender offer (the “Tender Offer”) and on the Closing Date (as defined herein) will give an irrevocable notice of redemption with respect to any Existing Notes not tendered in the early consent portion of the Tender Offer (such notice and the delivery thereof, the “Existing Notes Redemption Notice” and all transactions related to such redemption and the consummation thereof, the “Existing Notes Redemption”);

WHEREAS, Borrower intends to issue approximately $210.0 million in aggregate principal amount of Senior Notes in connection with the TPSH Acquisition, the Pinon Acquisition, the Gameco Acquisition, the Refinancing and the Additional Transactions;

WHEREAS, except for the Pinon Acquisition which is expected to be consummated on or prior to September 30, 2006, the TPSH Acquisition which is expected to be consummated within 60 days of the Closing Date and the redemption of Existing Notes not purchased in the Tender Offer, but that have been irrevocably called for redemption, the Refinancing, the Acquisitions, the Additional Transactions and the issuance of the Senior Notes shall be consummated simultaneously herewith;

WHEREAS, Borrower has requested the Lenders to extend credit in the form of (a) Tranche B Loans on the Closing Date, in an aggregate principal amount not in excess of $40,000,000, (b) Delayed Draw Tranche B Loans after the Closing Date, in an aggregate principal amount not in excess of $20,000,000, and (c) Revolving Loans at any time after the Closing Date and from time to time prior to the Revolving Maturity Date, in an aggregate principal amount at any time outstanding not in excess of $40,000,000;

WHEREAS, Borrower has requested the Swingline Lender to make Swingline Loans, at any time and from time to time prior to the Revolving Maturity Date, in an aggregate principal amount at any time outstanding not in excess of $5,000,000;

WHEREAS, Borrower has requested the Issuing Bank to issue letters of credit, in an aggregate face amount at any time outstanding not in excess of $5,000,000, to support payment obligations incurred in the ordinary course of business by Borrower and its Restricted Subsidiaries; and

WHEREAS, the proceeds of the Loans are to be used in accordance with Section 3.12.

NOW, THEREFORE, the Lenders are willing to extend such credit to Borrower and the Issuing Bank is willing to issue letters of credit for the account of Borrower on the terms and subject to the conditions set forth herein. Accordingly, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01              Defined Terms. As used in this Agreement, the following terms shall have the meanings specified below:

“ABR” when used in reference to any Loan or Borrowing, is used when such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“ABR Borrowing” shall mean a Borrowing comprised of ABR Loans.

“ABR Loan” shall mean any ABR Term Loan, ABR Revolving Loan or Swingline Loan.

“ABR Revolving Loan” shall mean any Revolving Loan bearing interest at a rate determined by reference to the Alternate Base Rate in accordance with the provisions of Article II.

“ABR Term Loan” shall mean any Tranche B Loan bearing interest at a rate determined by reference to the Alternate Base Rate in accordance with the provisions of Article II.

“Accounting Change” shall have the meaning assigned to such term in Section 1.04.

“Acquisition Agreements” means the TPSH Agreement, the Pinon Agreement and the Gameco Agreement.

“Acquisition Consideration” shall mean the purchase consideration for any Permitted Acquisition or Permitted Truck Plaza Acquisition and all other payments by Borrower or any of its Restricted Subsidiaries in exchange for, or as part of, or in connection with, any Permitted Acquisition or Permitted Truck Plaza Acquisition, whether paid in cash or by exchange of Equity Interests or of properties or otherwise and whether payable at or prior to the consummation of such Permitted Acquisition or Permitted Truck Plaza Acquisition or deferred for payment at any future time, whether or not any such future payment is subject to the occurrence of any contingency, and includes any and all payments representing the purchase price and any assumptions of Indebtedness, “earn-outs” and other agreements to make any payment the amount of which is, or the terms of payment of which are, in any respect subject to or contingent upon the revenues, income, cash flow or profits (or the like) of any person or business; provided that any such future payment that is subject to a contingency shall be considered Acquisition Consideration only to the extent of the reserve, if any, required under GAAP at the time of such sale to be established in respect thereof by Borrower or any of its Restricted Subsidiaries.

“Acquisition Documents” shall mean the Acquisition Agreements and all other documents executed and delivered with respect to the Acquisition Agreements.

“Acquisitions” shall mean the TPSH Acquisition, the Pinon Acquisition and the Gameco Acquisition.

“Additional Transactions” shall mean (a) a Dividend by Borrower in an amount not to exceed $10.0 million and (b) a return of capital in an amount not to exceed $8.8 million to the holders of Borrower’s Equity Interests in respect of the December 2005 capital contribution made by such holders.

“Adjusted LIBOR Rate” shall mean, with respect to any LIBOR Borrowing for any Interest Period, (a) an interest rate per annum determined by the Administrative Agent to be equal to the LIBOR Rate for such LIBOR Borrowing in effect for such Interest Period divided by (b) 1 minus the Statutory Reserves (if any) for such LIBOR Borrowing for such Interest Period.

“Administrative Agent” shall have the meaning assigned to such term in the preamble hereto and includes each other person appointed as the successor pursuant to Article X.

“Administrative Agent Fees” shall have the meaning assigned to such term in Section 2.05(b).

“Administrative Questionnaire” shall mean an Administrative Questionnaire in substantially the form of Exhibit A.

“Affiliate” shall mean, when used with respect to a specified person, another person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the person specified; provided, however, that, for purposes of Section 6.09, the term “Affiliate” shall also include (i) any person that directly or indirectly owns more than 10% of any class of Equity Interests of the person specified or (ii) any person that is an executive officer or director of the person specified.

“Agents” shall mean the Syndication Agent, each of the Documentation Agents, the Administrative Agent and the Collateral Agent; and “Agent” shall mean any of them.

“Agreement” shall have the meaning assigned to such term in the preamble hereto.

“Alternate Base Rate” shall mean, for any day, a rate per annum (rounded upward, if necessary, to the nearest 1/100th of 1%) equal to the greater of (a) the Base Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus 0.50%. If the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate for any reason, including the inability or failure of the Administrative Agent to obtain sufficient quotations in accordance with the terms of the definition thereof, the Alternate Base Rate shall be determined without regard to clause (b) of the preceding sentence until the circumstances giving rise to such inability no longer exist. Any change in the Alternate Base Rate due to a change in the Base Rate or the Federal Funds Effective Rate shall be effective on the effective date of such change in the Base Rate or the Federal Funds Effective Rate, respectively.

“Anti-Terrorism Laws” shall have the meaning assigned to such term in Section 3.22.

“Applicable Fee” shall mean, for any day, with respect to (i) any Revolving Commitment, 0.50% per annum and (ii) any Delayed Draw Tranche B Commitment, 1.00% per annum.

“Applicable Margin” shall mean, for any day, with respect to any Tranche B Loan, 2.50% in the case of Eurodollar Loans and 1.50% in the case of ABR Loans and, with respect to any Revolving Loan, the applicable percentage set forth below under the appropriate caption based upon the Total Leverage Ratio as of the most recent determination date:

Total	Revolving Loans
Leverage Ratio	LIBOR	ABR
Level I > 5.50	3.00%	2.00%
Level II 5.00 > but < 5.50	2.75%	1.75%
Level III 4.50 > but < 5.00x	2.50%	1.50%
Level IV < 4.50x	2.25%	1.25%

Each change in the Applicable Margin resulting from a change in the Total Leverage Ratio shall be effective with respect to all Revolving Loans and Letters of Credit outstanding on and after the date of delivery to the Administrative Agent of the financial statements and certificates required by Section 5.01(a) or (b) and Section 5.01(d), respectively, indicating such change until the date immediately preceding the next date of delivery of such financial statements and certificates indicating another such change. Notwithstanding the foregoing, the Total Leverage Ratio shall be deemed to be in Level III from the Closing Date to the date of delivery to the Administrative Agent of the financial statements and certificates required by Section 5.01(b) and Section 5.01(d) for the fiscal period ended after the Closing Date and shall be deemed to be in Level I (i) at any time during which Borrower has failed to deliver the financial statements and certificates required by Section 5.01(a) or (b) and Section 5.01(d), respectively, and (ii) at any time during the existence of an Event of Default.

“Approved Fund” shall mean any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arrangers” shall mean Credit Suisse Securities (USA) LLC and CIBC World Markets Corp as Joint Lead Arranger and Joint Bookrunners.

“Asset Sale” shall mean (a) any conveyance, sale, lease, sublease, assignment, transfer or other disposition (including by way of merger or consolidation and including any Sale and Leaseback Transaction) of any property (including any Colonial Downs Sale) excluding sales of inventory and dispositions of cash and Cash Equivalents, in each case, in the ordinary course of business, by Borrower or any of its Restricted Subsidiaries and (b) any issuance or sale of any Equity Interests of any Subsidiary of Borrower, in each case, to any person other than (i) Borrower, (ii) any Guarantor or (iii) other than for purposes of Section 6.06, any other Subsidiary.

“Assignment and Assumption” shall mean an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.04(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit B, or any other form approved by the Administrative Agent.

“Attributable Indebtedness” shall mean, when used with respect to any Sale and Leaseback Transaction, as at the time of determination, the present value (discounted at a rate equivalent to the rate of interest implicit in such Sale and Leaseback Transaction, determined in accordance with GAAP) of the total obligations of the lessee for net rental payments during the remaining term of the lease included in any such Sale and Leaseback Transaction.

“Base Rate” shall mean the rate per annum as announced from time to time by the Administrative Agent as its prime rate in effect at its principal office in New York City; each change in the Base Rate shall be effective from and including the date such change is effective. The prime rate is not necessarily the lowest rate charged by the Administrative Agent to its customers.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” shall be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. The terms “Beneficially Owns” and “Beneficially Owned” shall have a corresponding meaning.

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States.

“Board of Directors” shall mean, with respect to any person, (i) in the case of any corporation, the board of directors of such person, (ii) in the case of any limited liability company, the board of managers of such person, if applicable, (iii) in the case of any partnership, the Board of Directors of the general partner of such person, if applicable, and (iv) in any other case, the functional equivalent of the foregoing.

“Borrower” shall have the meaning assigned to such term in the preamble hereto.

“Borrowing” shall mean (a) Loans of the same Class and Type, made, converted or continued on the same date and, in the case of LIBOR Loans, as to which a single Interest Period is in effect, or (b) a Swingline Loan.

“Borrowing Request” shall mean a request by Borrower in accordance with the terms of Section 2.03 and substantially in the form of Exhibit C, or such other form as shall be approved by the Administrative Agent.

“Business Day” shall mean any day other than a Saturday, Sunday or other day on which banks in New York City are authorized or required by law to close; provided, however, that when used in connection with a LIBOR Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

“Capital Assets” shall mean, with respect to any person, all equipment, fixed assets and Real Property or improvements of such person, or replacements or substitutions therefor or additions thereto, that, in accordance with GAAP, have been or should be reflected as additions to property, plant or equipment on the balance sheet of such person.

“Capital Expenditures” shall mean, for any period, without duplication, all expenditures made directly or indirectly by Borrower and its Restricted Subsidiaries during such period for Capital Assets (whether paid in cash or other consideration, financed by the incurrence of Indebtedness or accrued as a liability), but excluding (i) expenditures made in connection with the replacement, substitution or restoration of property pursuant to Section 2.10(f) and (ii) any portion of such expenditures attributable solely to acquisitions of property, plant and equipment in Permitted Acquisitions. For purposes of this definition, the purchase price of equipment or other fixed assets that are purchased simultaneously with the trade-in of existing assets or with insurance proceeds shall be included in Capital Expenditures only to the extent of the gross amount by which such purchase price exceeds the credit granted by the seller of such assets for the assets being traded in at such time or the amount of such insurance proceeds, as the case may be.

“Capital Lease Obligations” of any person shall mean the obligations of such person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Cash Equivalents” shall mean, as to any person, (a) securities issued, or directly, unconditionally and fully guaranteed or insured, by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than one year from the date of acquisition by such person; (b) time deposits, certificates of deposit and Eurodollar time deposits of any Lender or any commercial bank having, or which is the principal banking subsidiary of a bank holding company organized under the laws of the United States, any state thereof or the District of Columbia having, capital and surplus aggregating in excess of $500.0 million and a rating of “A” (or such other similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act) with maturities of not more than one year from the date of acquisition by such person; (c) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (a) above entered into with any bank meeting the qualifications specified in clause (b) above, which repurchase obligations are secured by a valid perfected security interest in the underlying securities; (d) commercial paper issued by any person incorporated in the United States rated at least A-1 or the equivalent thereof by Standard & Poor’s Rating Service or at least P-1 or the equivalent thereof by Moody’s Investors Service Inc., and in each case maturing not more than one year after the date of acquisition by such person; (e) investments in money market funds at least 95% of whose assets are comprised of securities of the types described in clauses (a) through (d) above; and (f) demand deposit accounts maintained in the ordinary course of business.

“Cash Interest Expense” shall mean, for any period, Consolidated Interest Expense for such period, less the sum of (a) interest on any debt paid by the increase in the principal amount of such debt including by issuance of additional debt of such kind, (b) items described in clause (c) of the definition of “Consolidated Interest Expense” and (c) gross interest income of Borrower and its Restricted Subsidiaries for such period.

“Casino Bankroll” shall mean only the amount of cash or Cash Equivalents required by the provisions of applicable Gaming Law (including Section 6.150 of the Regulations of the Nevada Gaming Commission) to satisfy the casino minimum bankroll requirements, mandatory game security reserves, allowances for redemption of casino chips and tokens, or payment of winning wagers to gaming patrons.

“Casualty Event” shall mean any involuntary loss of title, any involuntary loss of, damage to or any destruction of, or any condemnation or other taking (including by any Governmental Authority) of, any property of Borrower or any of its Restricted Subsidiaries. “Casualty Event” shall include but not be limited to any taking of all or any part of any Real Property of any person or any part thereof, in or by condemnation or other eminent domain proceedings pursuant to any Requirement of Law, or by reason of the temporary requisition of the use or occupancy of all or any part of any Real Property of any person or any part thereof by any Governmental Authority, civil or military, or any settlement in lieu thereof.

“CERCLA” shall mean the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, 42 U.S.C. § 9601 et seq., and all implementing regulations.

“Change in Control” means the occurrence of any of the following:

(a)           the occurrence of a change of control as defined under the documents governing or evidencing any Material Indebtedness;

(b)           any person or group of related persons for purposes of Section 13(d) of the Exchange Act (a “Group”), other than the Permitted Holders, becomes the Beneficial Owner of more than 33-1/3% of the total voting power of Borrower’s Voting Stock, and the Permitted Holders Beneficially Own, in the aggregate, a lesser percentage of the total voting power of the Voting Stock of Borrower than such other person or Group and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Board of Directors of Borrower;

(c)           there is consummated any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of Borrower to any person or Group, together with any Affiliates thereof (whether or not otherwise in compliance with the provisions of the Indenture), other than to the Permitted Holders;

(d)           there is consummated any consolidation or merger of Borrower in which Borrower is not the continuing or surviving person or pursuant to which the common stock of Borrower would be converted into cash, securities or other property, other than a merger or consolidation of Borrower in which the holders of the capital stock of Borrower outstanding immediately prior to the consolidation or merger hold, directly or indirectly, at least a majority of the voting power of the surviving corporation immediately after such consolidation or merger; or

(e)           the first day on which a majority of the members of the Board of Directors of Borrower are not Continuing Directors.

For purposes of this definition, a person shall not be deemed to have beneficial ownership of Equity Interests subject to a stock purchase agreement, merger agreement or similar agreement until the consummation of the transactions contemplated by such agreement.

“Change in Law” shall mean the occurrence, after the date of this Agreement, of any of the following:  (a) the adoption or taking into effect of any law, treaty, order, policy, rule or regulation, (b) any change in any law, treaty, order, policy, rule or regulation or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority.

“Charges” shall have the meaning assigned to such term in Section 10.14.

“Class,” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans, Tranche B Loans or Swingline Loans and, when used in reference to any Commitment, refers to whether such Commitment is a Revolving Commitment, Tranche B Commitment or Swingline Commitment, in each case, under this Agreement as originally in effect.

“Closing Date” shall mean the date of the initial Credit Extension hereunder, which shall not be later than June 30, 2006.

“Code” shall mean the Internal Revenue Code of 1986.

“Collateral” shall mean, collectively, all of the Security Agreement Collateral, the Mortgaged Property and all other property of whatever kind and nature subject or purported to be subject from time to time to a Lien under any Security Document.

“Collateral Agent” shall have the meaning assigned to such term in the preamble hereto.

“Colonial Downs Business” shall mean the business and assets owned by Borrower and its Restricted Subsidiaries on the date hereof at the Colonial Downs track facility in New Kent, Virginia and the satellite wagering facilities in the State of Virginia and any business or assets within the State of Virginia hereafter acquired prior to the first, if any, asset sale pursuant to Section 6.06(g) which are substantially related thereto or are reasonable extensions thereof (including instant racing assets).

“Colonial Downs Sale” shall mean any conveyance, sale, lease, sublease, assignment, transfer or other disposition (including by way of merger or consolidation and including any Sale and Leaseback Transaction) of all or part of the Colonial Downs Business after the Closing Date.

“Commercial Letter of Credit” shall mean any letter of credit or similar instrument issued for the purpose of providing credit support in connection with the purchase of materials, goods or services by Borrower or any of its Restricted Subsidiaries in the ordinary course of their businesses.

“Commitment” shall mean, with respect to any Lender, such Lender’s Revolving Commitment, Tranche B Commitment or Swingline Commitment.

“Commitment Fee” shall have the meaning assigned to such term in Section 2.05(a).

“Companies” shall mean Borrower and its Restricted Subsidiaries; and “Company” shall mean any one of them.

“Completion Certificate” means a certificate executed by Borrower, the applicable Loan Party, General Contractor and Inspecting Engineer stating that the applicable Project is completed and the facility affected by the work is completely operational subject to punch list and similar post-completion items.

“Completion Date” means the earlier of the date upon which the applicable Construction Contract contemplates completion of the applicable Project, or the date a Completion Certificate is issued for the applicable Project executed by Borrower, the applicable Loan Party, General Contractor and Inspecting Engineer, whichever shall first occur.

“Compliance Certificate” shall mean a certificate of a Financial Officer substantially in the form of Exhibit D.

“Confidential Information Memorandum” shall mean that certain confidential information memorandum dated May 2006.

“Consolidated Amortization Expense” shall mean, for any period, the amortization expense of Borrower and the Guarantors for such period, determined on a consolidated basis in accordance with GAAP.

“Consolidated Current Assets” shall mean, as at any date of determination, the total assets of Borrower and the Guarantors which may properly be classified as current assets on a consolidated balance sheet of Borrower and the Guarantors in accordance with GAAP, excluding Casino Bankroll.

“Consolidated Current Liabilities” shall mean, as at any date of determination, the total liabilities of Borrower and the Guarantors which may properly be classified as current liabilities (other than the current portion of any Loans) on a consolidated balance sheet of Borrower and the Guarantors in accordance with GAAP.

“Consolidated Depreciation Expense” shall mean, for any period, the depreciation expense of Borrower and the Guarantors for such period, determined on a consolidated basis in accordance with GAAP.

“Consolidated EBITDA” shall mean, for any period, Consolidated Net Income for such period, adjusted by (x) adding thereto, in each case only to the extent (and in the same proportion) deducted in determining such Consolidated Net Income and without duplication (and with respect to the portion of Consolidated Net Income attributable to any Guarantor only if a corresponding amount would be permitted at the date of determination to be distributed to Borrower by such Guarantor without prior approval (that has not been obtained), pursuant to the terms of its Organizational Documents and all agreements, instruments and Requirements of Law applicable to such Guarantor or its equityholders):

(a)           Consolidated Interest Expense for such period;

(b)           Consolidated Amortization Expense for such period;

(c)           Consolidated Depreciation Expense for such period;

(d)           Consolidated Tax Expense for such period;

(e)           costs and expenses directly incurred in connection with the Transactions (not to exceed $9,000,000);

(f)            Pre-Opening Expenses;

(g)           costs and expenses in an aggregate amount not to exceed $10,500,000 associated with Borrower’s purchase (through a Guarantor) of all the outstanding Equity Interests of Maryland-Virginia Racing Circuit, Inc. in August 2005;

(h)           the aggregate amount of all other non-cash charges (including (x) goodwill impairment charges in accordance with Statement of Financial Accounting Standards No. 142 and (y) non-cash management compensation expense) reducing Consolidated Net Income (excluding any non-cash charge that results in an accrual of a reserve for cash charges in any future period) for such period;

(i)            transaction expenses related to Permitted Acquisitions; and

(j)            reasonable transaction expenses or out-of-pocket fees incurred in connection with any other debt financing, equity offering, acquisition or disposition allowed under this Agreement; and

(y) subtracting therefrom the sum of (i) the aggregate amount of all non-cash items increasing Consolidated Net Income (other than the accrual of revenue or recording of receivables in the ordinary course of business) and (ii) interest income, in each case for such period.

Other than for purposes of calculating Excess Cash Flow, Consolidated EBITDA shall be calculated on a Pro Forma Basis to give effect to the Acquisitions, the commencement of operations of any Substantial Project, any Permitted Acquisition and Asset Sales (other than any dispositions in the ordinary course of business) consummated at any time on or after the first day of the Test Period thereof as if the Acquisitions and each such Permitted Acquisition or commencement of operations of any Substantial Project had been effected on the first day of such period and as if each such Asset Sale had been consummated on the day prior to the first day of such period.

“Consolidated Interest Coverage Ratio” shall mean, for any Test Period, the ratio of (x) Consolidated EBITDA for such Test Period to (y) Cash Interest Expense for such Test Period.

“Consolidated Interest Expense” shall mean, for any period, the total consolidated interest expense of Borrower and the Guarantors for such period determined on a consolidated basis in accordance with GAAP plus, without duplication:

(a)           imputed interest on Capital Lease Obligations and Attributable Indebtedness of Borrower and the Guarantors for such period;

(b)           commissions, discounts and other fees and charges owed by Borrower or any of the Guarantors with respect to letters of credit securing financial obligations, bankers’ acceptance financing and receivables financings for such period;

(c)           amortization of debt issuance costs, debt discount or premium and other financing fees and expenses incurred by Borrower or any of the Guarantors for such period;

(d)           cash contributions to any employee stock ownership plan or similar trust made by Borrower or any of the Guarantors to the extent such contributions are used by such plan or trust to pay interest or fees to any person (other than Borrower or a Wholly Owned Restricted Subsidiary) in connection with Indebtedness incurred by such plan or trust for such period;

(e)           all interest paid or payable with respect to discontinued operations of Borrower or any of the Guarantors for such period; and

(f)            the interest portion of any deferred payment obligations of Borrower or any of the Guarantors for such period;

provided that (a) to the extent directly related to the Transactions, debt issuance costs, debt discount or premium and other financing fees and expenses shall be excluded from the calculation of Consolidated Interest Expense and (b) Consolidated Interest Expense shall be calculated after giving effect to Hedging Agreements related to interest rates (including associated costs), but excluding unrealized gains and losses with respect to Hedging Agreements related to interest rates.

Consolidated Interest Expense shall be calculated on a Pro Forma Basis to give effect to any Indebtedness incurred, assumed or permanently repaid or extinguished during the relevant Test Period in connection with the Acquisitions, any Permitted Acquisitions, Substantial Projects and Asset Sales (other than any dispositions in the ordinary course of business) as if such incurrence, assumption, repayment or extinguishing had been effected on the first day of such period. Notwithstanding anything to the contrary in this definition, Consolidated Interest Expense will not include any interest expense incurred on the Existing Notes.

“Consolidated Net Income” shall mean, for any period, the consolidated net income (or loss) of Borrower and the Guarantors determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded from such net income (to the extent otherwise included therein), without duplication:

(a)           the net income (or loss) of any Unrestricted Subsidiary or any person (other than a Guarantor) in which any person other than Borrower and the Guarantors has an ownership interest, in each case except to the extent that cash in an amount equal to any such income has actually been received by Borrower or (subject to clause (b) below) any of the Guarantors during such period;

(b)           the net income of any Guarantor during such period to the extent that the declaration or payment of dividends or similar distributions by such Guarantor of that income is not permitted by operation of the terms of its Organizational Documents or any agreement, instrument or Requirement of Law applicable to that Guarantor during such period, except that Borrower’s equity in net loss of any such Guarantor for such period shall be included in determining Consolidated Net Income;

(c)           any gain (or loss), together with any related provisions for taxes on any such gain (or the tax effect of any such loss), realized during such period by Borrower or any of the Guarantors upon any Asset Sale (other than any dispositions in the ordinary course of business) by Borrower or any of the Guarantors;

(d)           gains and losses due solely to fluctuations in currency values and the related tax effects determined in accordance with GAAP for such period;

(e)           earnings resulting from any reappraisal, revaluation or write-up of assets;

(f)            unrealized gains and losses with respect to Hedging Obligations for such period;

(g)           any extraordinary gain (or extraordinary loss), together with any related provision for taxes on any such gain (or the tax effect of any such loss), recorded or recognized by Borrower or any of the Guarantors during such period;

(h)           the cumulative effect of any change in accounting principles; and

(i)            if Borrower is a Flow Through Entity during such period, an amount equal to the maximum Permitted Tax Distribution made or that could be made.

“Consolidated Net Total Debt” means, as of any date of determination, (x) the aggregate amount of all Indebtedness of Borrower and its Restricted Subsidiaries on a consolidated basis in accordance with GAAP plus Contingent Obligations of the type described in clause (b)(i) of the definition thereof minus (y) the aggregate amount of cash and Cash Equivalents that would appear on the consolidated balance sheet of Borrower and its Restricted Subsidiaries in excess of Casino Bankroll, in each case as of such date of determination.

“Consolidated Tax Expense” shall mean, for any period, the tax expense of Borrower and the Guarantors for such period, determined on a consolidated basis in accordance with GAAP plus, without duplication, any Permitted Tax Distribution solely to the extent deducted in calculating Consolidated Net Income.

“Construction Completion Bond” means a bond, in form and substance reasonably satisfactory to the Administrative Agent, issued by a bonding company reasonably acceptable to the Administrative Agent, in an amount and for a period of time necessary to complete the applicable Project pursuant to the Plans and Specifications therefor, and including such endorsements as Administrative Agent may reasonably require.

“Construction Contracts” means (i) those certain contracts described in Schedule 3.24 hereto and (ii) any and all contracts, written or oral, between Borrower, any applicable Loan Party and any Contractor and any subcontractor and between any of the foregoing and any other person relating in any way to the construction of any Project, including the performing of labor or the furnishing of standard or specially fabricated materials in connection therewith.

“Consulting Agreement” shall mean the Amended and Restated Consulting Agreement dated January 1, 2006 between Borrower and Jacobs Investments Management Co., Inc.

“Contested Collateral Lien Conditions” shall mean, with respect to any Permitted Lien of the type described in clauses (a), (b), (e) and (f) of Section 6.02, the following conditions:

(a)           Borrower shall cause any proceeding instituted contesting such Lien to stay the sale or forfeiture of any portion of the Collateral on account of such Lien;

(b)           at the option and at the request of the Administrative Agent, to the extent such Lien is in an amount in excess of $500,000 the appropriate Loan Party shall maintain cash reserves in an amount sufficient to pay and discharge such Lien and the Administrative Agent’s reasonable estimate of all interest and penalties related thereto; and

(c)           such Lien shall in all respects be subject and subordinate in priority to the Lien and security interest created and evidenced by the Security Documents, except if and to the extent that the Requirement of Law creating, permitting or authorizing such Lien provides that such Lien is or must be superior to the Lien and security interest created and evidenced by the Security Documents.

“Contingent Obligation” shall mean, as to any person, any obligation, agreement, understanding or arrangement of such person guaranteeing or intended to guarantee any Indebtedness, leases, dividends or other obligations (“primary obligations”) of any other person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of such person, whether or not contingent, (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor; (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation; (d) with respect to bankers’ acceptances, letters of credit and similar credit arrangements, until a reimbursement obligation arises (which reimbursement obligation shall constitute Indebtedness); or (e) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; provided, however, that the term “Contingent Obligation” shall not include endorsements of instruments for deposit or collection in the ordinary course of business or any product warranties. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made (or, if less, the maximum amount of such primary obligation for which such person may be liable, whether singly or jointly, pursuant to the terms of the instrument evidencing such Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such person is required to perform thereunder) as determined by such person in good faith.

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors of Borrower who:

(1)           was a member of such Board of Directors on the date hereof; or

(2)           was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election.

“Contractor” means and includes any person or entity, including any General Contractor, engaged to work on or furnish materials or supplies for any Project.

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of voting securities, by agreement or otherwise, and the terms “Controlling” and “Controlled” shall have meanings correlative thereto.

“Control Agreement” shall have the meaning assigned to such term in the Security Agreement.

“Controlled Investment Affiliate” means, as to any person, any other person which directly or indirectly is in Control of, is Controlled by, or is under common Control with, such person and is organized by such person (or any person Controlling such person) primarily for making equity or debt investments in Borrower or other portfolio companies.

“Credit Extension” shall mean, as the context may require, (i) the making of a Loan by a Lender or (ii) the issuance of any Letter of Credit, or the amendment, extension or renewal of any existing Letter of Credit, by the Issuing Bank.

“Dakota Development” shall mean the acquisition from Dakota/Blackhawk, LLC of 2.2258 acres of undeveloped land in Gilpin County, Colorado, 40,788 square feet of which are situated within the Black Hawk Gaming District, and the development and construction of a parking facility thereon.

“D-E Completion Date” shall mean the date that the Completion Date shall have occurred with respect to both the Dakota Development and the Elko Development and operations have commenced in each location.

“Debt Issuance” shall mean the incurrence by Borrower or any of its Restricted Subsidiaries of any Indebtedness after the Closing Date (other than as permitted by Section 6.01).

“Debt Service” shall mean, for any period, Cash Interest Expense for such period plus scheduled principal amortization of all Indebtedness for such period.

“Default” shall mean any event, occurrence or condition which is, or upon notice, lapse of time or both would constitute, an Event of Default.

“Default Rate” shall have the meaning assigned to such term in Section 2.06(c).

“Defaulted Loan” shall have the meaning assigned to such term in Section 2.16(c).

“Defaulting Lender” shall have the meaning assigned to such term in Section 2.16(c).

“Default Period” shall have the meaning assigned to such term in Section 2.16(c).

“Delayed Draw Tranche B Commitment” shall mean, with respect to each Lender, the commitment, if any, of such Lender to make a Delayed Draw Tranche B Loan hereunder after the Closing Date in the amount set forth on Schedule I to the Lender Addendum executed and delivered by such Lender, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Delayed Draw Tranche B Commitment, as applicable, as the same may be (a) reduced from time to time pursuant to Section 2.07 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 10.04. The aggregate amount of the Lenders’ Delayed Draw Tranche B Commitments on the date hereof is $20,000,000.

“Delayed Draw Tranche B Lender” shall mean a Lender with a Delayed Draw Tranche B Commitment or an outstanding Delayed Draw Tranche B Loan.

“Delayed Draw Tranche B Loan” shall mean the term loans made by the Lenders to Borrower pursuant to Section 2.01(a)(ii). Each Delayed Draw Tranche B Loan shall be either an ABR Term Loan or a LIBOR Term Loan.

“Disqualified Capital Stock” shall mean any Equity Interest which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (a) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the first anniversary of the Final Maturity Date, (b) is convertible into or exchangeable (unless at the sole option of the issuer thereof) for (i) debt securities or (ii) any Equity Interests referred to in (a) above, in each case at any time on or prior to the first anniversary of the Final Maturity Date, or (c) contains any repurchase obligation which may come into effect prior to payment in full of all Obligations; provided, however, that any Equity Interests that would not constitute Disqualified Capital Stock but for provisions thereof giving holders thereof (or the holders of any security into or for which such Equity Interests is convertible, exchangeable or exercisable) the right to require the issuer thereof to redeem such Equity Interests upon the occurrence of a change in control or an asset sale occurring prior to the first anniversary of the Final Maturity Date shall not constitute Disqualified Capital Stock if such Equity Interests provide that the issuer thereof will not redeem any such Equity Interests pursuant to such provisions prior to the repayment in full of the Obligations.

“Dividend” with respect to any person shall mean that such person has declared or paid a dividend or returned any equity capital to the holders of its Equity Interests or authorized or made any other distribution, payment or delivery of property (other than Qualified Capital Stock of such person) or cash to the holders of its Equity Interests as such, or redeemed, retired, purchased or otherwise acquired, directly or indirectly, for consideration any of its Equity Interests outstanding (or any options or warrants issued by such person with respect to its Equity Interests), or set aside any funds for any of the foregoing purposes, or shall have permitted any of its Subsidiaries to purchase or otherwise acquire for consideration any of the Equity Interests of such person outstanding (or any options or warrants issued by such person with respect to its Equity Interests). Without limiting the foregoing, “Dividends” with respect to any person shall also include all payments made or required to be made by such person with respect to any stock appreciation rights, plans, equity incentive or achievement plans or any similar plans or setting aside of any funds for the foregoing purposes.

“Documentation Agent” shall have the meaning assigned to such term in the preamble hereto.

“dollars” or “$” shall mean lawful money of the United States.

“Domestic Subsidiary” shall mean any Subsidiary that is organized or existing under the laws of the United States, any state thereof or the District of Columbia.

“Eligible Assignee” shall mean a person that is (I) to the extent required under applicable Gaming Laws, a Qualified Person, and (II) (a) if the assignment does not include assignment of a Revolving Commitment, (i) any Lender, (ii) an Affiliate of any Lender, (iii) an Approved Fund and (iv) any other person approved by the Administrative Agent and Borrower (each such approval not to be unreasonably withheld or delayed) and (b) if the assignment includes assignment of a Revolving Commitment, (i) any Revolving Lender and (ii) any other person approved by the Administrative Agent, the Issuing Bank, the Swingline Lender and Borrower (each such approval not to be unreasonably withheld or delayed); provided that in each clause (a) and (b), (x) no approval of Borrower shall be required during the continuance of a Default or prior to the completion of the primary syndication of the Commitments and Loans (as determined by the Arrangers) and (y) “Eligible Assignee” shall not include Borrower or any of its Affiliates or Subsidiaries or any natural person.

“Elko Development” shall mean the development, renovation and upgrading of a leased 37,000 square foot building located on six acres of land in Elko, Nevada for gaming and food and beverage operations.

“Embargoed Person” shall have the meaning assigned to such term in Section 6.21.

“Employee Benefit Plan” shall mean an employee benefit plan (as defined in Section 3(3) of ERISA) that is maintained or contributed to by any Company (or with respect to an employee benefit plan subject to Title IV of ERISA, any Company or its ERISA Affiliate) or with respect to which a Company could incur liability.

“Engagement Letter” shall mean the letter agreement dated May 3, 2006 between the Borrower and the Arrangers.

“Environment” shall mean ambient air, indoor air, surface water and groundwater (including potable water, navigable water and wetlands), the land surface or subsurface strata, natural resources, the workplace or as otherwise defined in any Environmental Law.

“Environmental Claim” shall mean any claim, notice, demand, order, action, suit, proceeding or other communication alleging liability for or obligation with respect to any investigation, remediation, removal, cleanup, response, corrective action, damages to natural resources, personal injury, property damage, fines, penalties or other costs resulting from, related to or arising out of (i) the presence, Release or threatened Release in or into the Environment of Hazardous Material at any location or (ii) any violation or alleged violation of any Environmental Law, and shall include any claim seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from, related to or arising out of the presence, Release or threatened Release of Hazardous Material or alleged injury or threat of injury to health, safety or the Environment.

“Environmental Law” shall mean any and all present and future treaties, laws, statutes, ordinances, regulations, rules, decrees, orders, judgments, consent orders, consent decrees, code or other binding requirements, and the common law, relating to protection of public health or the Environment, the Release or threatened Release of Hazardous Material, natural resources or natural resource damages, or occupational safety or health, and any and all Environmental Permits.

“Environmental Permit” shall mean any permit, license, approval, registration, notification, exemption, consent or other authorization required by or from a Governmental Authority under Environmental Law.

“Equipment” shall have the meaning assigned to such term in the Security Agreement.

“Equity Interest” shall mean, with respect to any person, any and all shares, interests, participations or other equivalents, including membership interests (however designated, whether voting or nonvoting), of equity of such person, including, if such person is a partnership, partnership interests (whether general or limited) and any other interest or participation that confers on a person the right to receive a share of the profits and losses of, or distributions of property of, such partnership, whether outstanding on the date hereof or issued thereafter, but excluding debt securities convertible or exchangeable into such equity.

“Equity Issuance” shall mean, without duplication, (i) any issuance or sale by Borrower after the Closing Date of any Equity Interests in Borrower (including any Equity Interests issued upon exercise of any warrant or option) or any warrants or options to purchase Equity Interests or (ii) any contribution to the capital of Borrower; provided, however, that an Equity Issuance shall not include (x) any Preferred Stock Issuance or Debt Issuance, (y) any such sale or issuance by Borrower of not more than an aggregate amount of 3.0% of its Equity Interests (including its Equity Interests issued upon exercise of any warrant or option or warrants or options to purchase its Equity Interests but excluding Disqualified Capital Stock), in each case, to directors, officers or employees of any Company and (z) any Excluded Issuance.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time.

“ERISA Affiliate” shall mean, with respect to any person, any trade or business (whether or not incorporated) that, together with such person, is treated as a single employer under Section 414 of the Code.

“ERISA Event” shall mean (a) any “reportable event,” as defined in Section 4043 of ERISA or the regulations issued thereunder, with respect to a Plan (other than an event for which the 30-day notice period is waived by regulation); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the failure to make by its due date a required installment under Section 412(m) of the Code with respect to any Plan or the failure to make any required contribution to a Multiemployer Plan; (d) the filing pursuant to Section 412(d) of the

Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (e) the incurrence by any Company or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (f) the receipt by any Company or any of its ERISA Affiliates from the PBGC or a plan administrator of any notice relating to the intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan, or the occurrence of any event or condition which could reasonably be expected to constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Plan; (g) the incurrence by any Company or any of its ERISA Affiliates of any liability with respect to the withdrawal from any Plan or Multiemployer Plan; (h) the receipt by any Company or its ERISA Affiliates of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA; (i) the “substantial cessation of operations” within the meaning of Section 4062(e) of ERISA with respect to a Plan; (j) the making of any amendment to any Plan which could result in the imposition of a lien or the posting of a bond or other security; and (k) the occurrence of a nonexempt prohibited transaction (within the meaning of Section 4975 of the Code or Section 406 of ERISA) which could reasonably be expected to result in liability to any Company.

“Event of Default” shall have the meaning assigned to such term in Section 8.01.

“Excess Amount” shall have the meaning assigned to such term in Section 2.10(h).

“Excess Cash Flow” shall mean, for any Excess Cash Flow Period, Consolidated EBITDA for such Excess Cash Flow Period, minus, without duplication:

(a)           Debt Service for such Excess Cash Flow Period;

(b)           any voluntary prepayments of Tranche B Loans and any permanent voluntary reductions to the Revolving Commitments to the extent that an equal amount of the Revolving Loans simultaneously is repaid, in each case so long as such amounts are not already reflected in Debt Service, during such Excess Cash Flow Period;

(c)           Capital Expenditures during such Excess Cash Flow Period that are paid in cash, net of all proceeds received during such Excess Cash Flow Period of any Indebtedness to the extent used to finance any Capital Expenditure (other than Indebtedness under this Agreement to the extent there is no corresponding deduction to Excess Cash Flow above in respect of the use of such borrowings);

(d)           Consolidated Tax Expense to the extent actually paid;

(e)           the absolute value of the difference, if negative, of the amount of Net Working Capital at the end of the prior Excess Cash Flow Period over the amount of Net Working Capital at the end of such Excess Cash Flow Period;

(f)            losses excluded from the calculation of Consolidated Net Income by operation of clause (c) of the definition thereof that are paid in cash during such Excess Cash Flow Period; and

(g)           to the extent added to determine Consolidated EBITDA, all items that did not result from a cash payment to Borrower or any of its Restricted Subsidiaries on a consolidated basis during such Excess Cash Flow Period;

provided that any amount deducted pursuant of any of the foregoing clauses that will be paid after the close of such Excess Cash Flow Period shall not be deducted again in a subsequent Excess Cash Flow Period; plus, without duplication:

(i) the difference, if positive, of the amount of Net Working Capital at the end of the prior Excess Cash Flow Period over the amount of Net Working Capital at the end of such Excess Cash Flow Period;

(ii) income or gain excluded from the calculation of Consolidated Net Income by operation of clause (c) of the definition thereof that is realized in cash during such Excess Cash Flow Period (except to the extent such gain is subject to Section 2.10(c), (d) or (f));

(iii) if and to the extent deducted in the computation of Consolidated EBITDA, interest income; and

(iv) to the extent subtracted in determining Consolidated EBITDA, all items that did not result from a cash payment by Borrower or any of its Restricted Subsidiaries on a consolidated basis during such Excess Cash Flow Period.

“Excess Cash Flow Period” shall mean (i) the period taken as one accounting period from January 1, 2007 and ending on December 31, 2007 and (ii) each fiscal year of Borrower thereafter.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Excluded Issuance” shall mean an issuance and sale of Qualified Capital Stock of Borrower (other than to a Subsidiary of Borrower) to the extent such Qualified Capital Stock is used, or the Net Cash Proceeds thereof shall be, within 45 days of the consummation of such issuance and sale, used, without duplication, to prepay Tranche B Loans or Revolving Loans (with a dollar-for-dollar reduction in Revolving Commitments pursuant to Section 2.10(a)), or finance Expansion Capital Expenditures or one or more Investments permitted pursuant to Sections 6.04 (e), (i), (k), (l) or (m); provided that such Net Cash Proceeds are not used as the basis for incurring Indebtedness pursuant to Section 6.01 (f).

“Excluded Subsidiary” shall mean each Subsidiary of Borrower designated as such by Borrower after the Closing Date by providing written notice to the Administrative Agent of such designation; provided that any Subsidiary designated as an Excluded Subsidiary which merges or consolidates with or into any other Subsidiary of Borrower that is a Guarantor shall cease to be an “Excluded Subsidiary” for purposes hereof.

“Excluded Taxes” shall mean, with respect to the Administrative Agent, any Lender, the Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of Borrower hereunder, (a) taxes imposed on or measured by its overall net income (however denominated), franchise taxes imposed on it (in lieu of net income taxes) and branch profits taxes imposed on it, by a jurisdiction (or any political subdivision thereof) as a result of the recipient being organized or having its principal office or, in the case of any Lender, its applicable lending office in such jurisdiction and (b) in the case of a Foreign Lender, any U.S. federal withholding tax that (i) is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party hereto (or designates a new lending office), except (x) to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from Borrower with respect to such withholding tax pursuant to Section 2.15(a) or (y) if such Foreign Lender is an assignee pursuant to a request by Borrower under Section 2.16; provided that this subclause (b)(i) shall not apply to any Tax imposed on a Lender in connection with an interest or participation in any Loan or other obligation that such Lender was required to acquire pursuant to Section 2.14(d), or (ii) is attributable to such Foreign Lender’s failure to comply with Section 2.15(e).

“Executive Order” shall have the meaning assigned to such term in Section 3.22.

“Existing Lien” shall have the meaning assigned to such term in Section 6.02(c).

“Existing Notes” shall have the meaning assigned to such term in the recitals hereto.

“Existing Notes Redemption” shall have the meaning assigned to such term in the recitals hereto.

“Existing Notes Redemption Notice” shall have the meaning assigned to such term in the recitals hereto.

“Expansion Capital Expenditures” shall mean Capital Expenditures other than Maintenance Capital Expenditures and otherwise attributable to increasing the size or capabilities of Gaming Facilities owned by Borrower or its Restricted Subsidiaries.

“Federal Funds Effective Rate” shall mean, for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System of the United States arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day for such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.

“Fees” shall mean the Commitment Fees, the Administrative Agent Fees, the LC Participation Fees and the Fronting Fees.

“Final Maturity Date” shall mean the later of the Revolving Maturity Date and the Tranche B Maturity Date.

“Financial Officer” of any person shall mean the chief financial officer, principal accounting officer, treasurer or controller of such person.

“FIRREA” shall mean the Financial Institutions Reform, Recovery and Enforcement Act of 1989, as amended.

“Flow Through Entity” shall mean an entity that:

(1)           for Federal income tax purposes constitutes

(a)           an “S corporation,” as defined in Section 1361(a) of the Code,

(b)           a “qualified subchapter S subsidiary,” as defined in Section 1361(b)(3)(B) of the Code,

(c)           a “partnership,” within the meaning of Section 7701(a)(2) of the Code, other than a “publicly traded partnership,” as defined in Section 7704 of the Code, or

(d)           an entity that is disregarded as an entity separate from its owner under the Code, the Treasury regulations or any published administrative guidance of the Internal Revenue Service; and

(2)           for state and local jurisdictions in respect of which Tax Distributions are being made, is subject to treatment on a basis under applicable state or local income tax law substantially similar to a Federal Flow Through Entity.

“Foreign Lender” shall mean any Lender that is not, for United States federal income tax purposes, (i) an individual who is a citizen or resident of the United States, (ii) a corporation, partnership or other entity treated as a corporation or partnership created or organized in or under the laws of the United States, or any political subdivision thereof, (iii) an estate whose income is subject to U.S. federal income taxation regardless of its source or (iv) a trust if a court within the United States is able to exercise primary supervision over the administration of such trust and one or more United States persons have the authority to control all substantial decisions of such trust.

“Foreign Subsidiary” shall mean a Subsidiary that is organized under the laws of a jurisdiction other than the United States or any state thereof or the District of Columbia.

“Former Lender” shall have the meaning assigned to such term in Section 10.04(h).

“Fronting Fee” shall have the meaning assigned to such term in Section 2.05(c).

“Fund” shall mean any person that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“GAAP” shall mean generally accepted accounting principles in the United States applied on a consistent basis.

“Gameco” shall have the meaning assigned to such term in the recitals hereto.

“Gameco Acquisition” shall have the meaning assigned to such term in the recitals hereto.

“Gameco Agreement” shall have the meaning assigned to such term in the recitals hereto.

“Gaming Authorities” shall mean any agency, authority, board, bureau, commission, department, office or instrumentality of any nature whatsoever of the United States or foreign government, any state, province or city or other political subdivision, or any officer or official thereof, including, without limitation, each gaming commission and any other agency with authority to regulate any gaming operation or proposed gaming operation owned, managed or operated by Borrower or any of its Subsidiaries.

“Gaming Facility” shall mean any gaming establishment and other property or assets directly ancillary thereto or used in connection therewith, including any casinos, hotels, resorts, race tracks, theaters, parking facilities, recreational vehicle parks, timeshare operations, retail shops, restaurants, other buildings, land, golf courses and other recreation and entertainment facilities, marinas, vessels, barges, ships and related equipment.

“Gaming Law” shall mean any gaming laws or regulations of any jurisdictions to which Borrower or any of its Subsidiaries is or may at any time after the date hereof be subject.

“Gaming Licenses” shall mean every material license, material franchise, material registration, material qualification, findings of suitability or other material approval or authorization required to own, lease, operate or otherwise conduct or manage riverboat, dockside or land-based gaming activities in any state or jurisdiction in which Borrower or any of its Subsidiaries conducts business, and all applicable Liquor Licenses.

“General Contractor” means the person who contracts for the construction of any entire Project, rather than for a portion of the work relating thereto and otherwise has the obligation to retain and pay subcontractors and coordinates the work to be performed.

“Governmental Authority” shall mean the government of the United States or any other nation, or of any political subdivision thereof, whether state, provincial or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Governmental Real Property Disclosure Requirements” shall mean any Requirement of Law of any Governmental Authority requiring notification of the buyer, lessee, mortgagee, assignee or other transferee of any Real Property, facility, establishment or business, or notification, registration or filing to or with any Governmental Authority, in connection with the sale, lease, mortgage, assignment or other transfer (including any transfer of control) of any Real Property, facility, establishment or business, of the actual or threatened presence or Release in or into the Environment, or the use, disposal or handling of Hazardous Material on, at, under or near the Real Property, facility, establishment or business to be sold, leased, mortgaged, assigned or transferred.

“Guarantee Agreement” shall mean a Guarantee Agreement substantially in the form of Exhibit R among the Loan Parties and Collateral Agent.

“Guaranteed Obligations” shall have the meaning assigned to such term in the Guarantee Agreement.

“Guarantees” shall mean the guarantees issued pursuant to the Guarantee Agreement by the Guarantors.

“Guarantors” shall mean each Restricted Subsidiary listed on Schedule 1.01(b), and each other Restricted Subsidiary that is or becomes a party to the Guarantee Agreement pursuant to Section 5.11, in each case other than Excluded Subsidiaries.

“Hazardous Materials” shall mean the following:  hazardous substances; hazardous wastes; polychlorinated biphenyls (“PCBs”) or any substance or compound containing PCBs; asbestos or any asbestos-containing materials in any form or condition; radon or any other radioactive materials including any source, special nuclear or by-product material; petroleum, crude oil or any fraction thereof; and any other pollutant or contaminant or chemicals, wastes, materials, compounds, constituents or substances, subject to regulation or which can give rise to liability under any Environmental Laws.

“Hedging Agreement” shall mean any swap, cap, collar, forward purchase or similar agreements or arrangements dealing with interest rates, currency exchange rates or commodity prices, either generally or under specific contingencies.

“Hedging Obligations” shall mean obligations under or with respect to Hedging Agreements.

“Indebtedness” of any person shall mean, without duplication, (a) all obligations of such person for borrowed money or advances; (b) all obligations of such person evidenced by bonds, debentures, notes or similar instruments; (c) all obligations of such person upon which interest charges are customarily paid or accrued; (d) all obligations of such person under conditional sale or other title retention agreements relating to property purchased by such person; (e) all obligations of such person issued or assumed as the deferred purchase price of property or services (excluding trade accounts payable and accrued obligations incurred in the ordinary course of business on normal trade terms and not overdue by more than 90 days); (f) all Indebtedness of others secured by any Lien on property owned or acquired by such person, whether or not the obligations secured thereby have been assumed, but limited to the fair market value of such property; (g) all Capital Lease Obligations, Purchase Money Obligations and synthetic lease obligations of such person; (h) all Hedging Obligations to the extent required to be reflected on a balance sheet of such person; (i) all Attributable Indebtedness of such person; (j) all obligations of such person for the reimbursement of any obligor in respect of letters of credit, letters of guaranty, bankers’ acceptances and similar credit transactions; and (k) all Contingent Obligations of such person in respect of Indebtedness or obligations of others of the kinds referred to in clauses (a) through (j) above. The Indebtedness of any person shall include the Indebtedness of any other entity (including any partnership in which such person is a general partner) to the extent such person is liable therefor as a result of such person’s ownership interest in or other relationship with such entity, except (other than in the case of general partner liability) to the extent that terms of such Indebtedness expressly provide that such person is not liable therefor. With respect to the Companies, Indebtedness shall not include the amount of any Existing Notes that have been validly called for redemption pursuant to the Existing Notes Redemption Notice and for which cash or Cash Equivalents have been deposited with the trustee under, and pursuant to the terms of, the indenture governing the Existing Notes.

“Indemnified Taxes” shall mean all Taxes other than Excluded Taxes.

“Indemnitee” shall have the meaning assigned to such term in Section 10.03(b).

“Information” shall have the meaning assigned to such term in Section 10.12.

“Initial Pledge Agreement” shall have the meaning assigned to such term in the Security Agreement.

“Initial Tranche B Commitment” shall mean, with respect to each Lender, the commitment, if any, of such Lender to make a Tranche B Loan hereunder on the Closing Date in the amount set forth on Schedule I to the Lender Addendum executed and delivered by such Lender, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Initial Tranche B Commitment, as applicable, as the same may be reduced from time to time pursuant to Section 2.07. The initial aggregate amount of the Lenders’ Initial Tranche B Commitments on the date hereof is $40,000,000.

“Initial Tranche B Loans” shall mean Tranche B Loans made on the Closing Date pursuant to Section 2.01(a)(i).

“Inspecting Engineer” means an engineer licensed to practice in the state where the applicable Project is located, that is independent of the Borrower and the other Loan Parties and is reasonably acceptable to the Administrative Agent.

“Insurance Policies” shall mean the insurance policies and coverages required to be maintained by each Loan Party which is an owner of Mortgaged Property with respect to the applicable Mortgaged Property pursuant to Section 5.04 and all renewals and extensions thereof.

“Insurance Requirements” shall mean, collectively, all provisions of the Insurance Policies, all requirements of the issuer of any of the Insurance Policies and all orders, rules,

regulations and any other requirements of the National Board of Fire Underwriters (or any other body exercising similar functions) binding upon each Loan Party which is an owner of Mortgaged Property and applicable to the Mortgaged Property or any use or condition thereof.

“Intellectual Property” shall have the meaning assigned to such term in Section 3.06(a).

“Intercompany Note” shall mean a promissory note substantially in the form of Exhibit P.

“Interest Election Request” shall mean a request by Borrower to convert or continue a Revolving Borrowing or Term Borrowing in accordance with Section 2.08(b), substantially in the form of Exhibit E.

“Interest Payment Date” shall mean (a) with respect to any ABR Loan (including Swingline Loans), the last Business Day of each March, June, September and December to occur during any period in which such Loan is outstanding, commencing with September 29, 2006, (b) with respect to any LIBOR Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a LIBOR Loan with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period, (c) with respect to any Revolving Loan or Swingline Loan, the Revolving Maturity Date or such earlier date on which the Revolving Commitments are terminated and (d) with respect to a Tranche B Loan, the Tranche B Maturity Date.

“Interest Period” shall mean, with respect to any LIBOR Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter, as Borrower may elect; provided that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, and (b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Investments” shall have the meaning assigned to such term in Section 6.04.

“Issuing Bank” shall mean, as the context may require, (a) Credit Suisse, Cayman Islands Branch, in its capacity as issuer of Letters of Credit issued by it; (b) any other Lender that may become an Issuing Bank pursuant to Sections 2.18(j) and (k) in its capacity as issuer of Letters of Credit issued by such Lender; or (c) collectively, all of the foregoing.

“Joinder Agreement” shall mean a supplement to the Guarantee Agreement substantially in the form of Annex I to the Guarantee Agreement.

“Landlord Access Agreement” shall mean a Landlord Access Agreement, substantially in the form of Exhibit G, or such other form as may reasonably be acceptable to the Administrative Agent.

“LC Commitment” shall mean the commitment of the Issuing Bank to issue Letters of Credit pursuant to Section 2.18. The amount of the LC Commitment shall initially be $5,000,000, but in no event exceed the Revolving Commitment.

“LC Disbursement” shall mean a payment or disbursement made by the Issuing Bank pursuant to a drawing under a Letter of Credit.

“LC Exposure” shall mean at any time the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate principal amount of all Reimbursement Obligations outstanding at such time. The LC Exposure of any Revolving Lender at any time shall mean its Pro Rata Percentage of the aggregate LC Exposure at such time.

“LC Participation Fee” shall have the meaning assigned to such term in Section 2.05(c).

“LC Request” shall mean a request by Borrower in accordance with the terms of Section 2.18(b) and substantially in the form of Exhibit H, or such other form as shall be approved by the Administrative Agent.

“Leases” shall mean any and all leases, subleases, tenancies, options, concession agreements, rental agreements, occupancy agreements, franchise agreements, access agreements and any other agreements (including all amendments, extensions, replacements, renewals, modifications and/or guarantees thereof), whether or not of record and whether now in existence or hereafter entered into, affecting the use or occupancy of all or any portion of any Real Property.

“Lender Addendum” shall mean, with respect to any Lender on the date hereof, a lender addendum in the form of Exhibit I, to be executed and delivered by such Lender on the date hereof as provided in Section 10.15.

“Lenders” shall mean (a) the financial institutions that have become a party hereto pursuant to a Lender Addendum and (b) any financial institution that has become a party hereto pursuant to an Assignment and Assumption, other than, in each case, any such financial institution that has ceased to be a party hereto pursuant to an Assignment and Assumption. Unless the context clearly indicates otherwise, the term “Lenders” shall include the Swingline Lender.

“Letter of Credit” shall mean any (i) Standby Letter of Credit and (ii) Commercial Letter of Credit, in each case, issued or to be issued by an Issuing Bank for the account of Borrower pursuant to Section 2.18.

“Letter of Credit Expiration Date” shall mean the date which is fifteen days prior to the Revolving Maturity Date.

“LIBOR Borrowing” shall mean a Borrowing comprised of LIBOR Loans.

“LIBOR Loan” shall mean any LIBOR Revolving Loan or LIBOR Term Loan.

“LIBOR Rate” shall mean, with respect to any LIBOR Borrowing for any Interest Period, the rate per annum determined by the Administrative Agent at approximately 11:00 a.m., London, England time, on the second full Business Day preceding the first day of such Interest Period by reference to the British Bankers’ Association Interest Settlement Rates for deposits in Dollars (as set forth by the Bloomberg Information Service or any successor thereto or any other service selected by the Administrative Agent which has been nominated by the British Bankers’ Association as an authorized information vendor for the purpose of displaying such rates) for a period equal to such Interest Period; provided that, to the extent that an interest rate is not ascertainable pursuant to the foregoing provisions of this definition, the “LIBOR Rate” shall be the interest rate per annum determined by the Administrative Agent to be the average of the rates per annum at which deposits in Dollars are offered for such relevant Interest Period to major banks in the London interbank market in London, England by the Administrative Agent at approximately 11:00 a.m. (London time) on the date that is two Business Days prior to the beginning of such Interest Period.

“LIBOR Revolving Borrowing” shall mean a Borrowing comprised of LIBOR Revolving Loans.

“LIBOR Revolving Loan” shall mean any Revolving Loan bearing interest at a rate determined by reference to the Adjusted LIBOR Rate in accordance with the provisions of Article II.

“LIBOR Term Borrowing” shall mean a Borrowing comprised of LIBOR Term Loans.

“LIBOR Term Loan” shall mean any Tranche B Loan bearing interest at a rate determined by reference to the Adjusted LIBOR Rate in accordance with the provisions of Article II.

“License Revocation” shall mean the revocation, suspension, expiration without any previous or concurrent renewal, or loss of any Gaming License of any of the Companies for more than 60 days, in each case other than any voluntary relinquishment of a Gaming License if such relinquishment, in the reasonable good faith judgment of the Board of Directors of Borrower, evidenced by a resolution of such Board of Directors, is both desirable in the conduct of the business of Borrower and its Restricted Subsidiaries, taken as a whole, and would not in any material respect impair the Loan Parties’ ability to meet their obligations hereunder, or the appointment of a receiver, supervisor or similar official with respect to, any Gaming License or other casino, gambling or gaming license issued by any Gaming Authority covering any Gaming Facility owned, leased, operated or used by any of the Companies.

“Lien” shall mean, with respect to any property, (a) any mortgage, deed of trust, lien, pledge, encumbrance, claim, charge, assignment, hypothecation, security interest or encumbrance of any kind or any arrangement to provide priority or preference or any filing of any fi-

nancing statement under the UCC or any other similar notice of lien under any similar notice or recording statute of any Governmental Authority, including any easement, right-of-way or other encumbrance on title to Real Property, in each of the foregoing cases whether voluntary or imposed by law, and any agreement to give any of the foregoing; (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such property; and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Liquor Authorities” shall mean any agency, authority, board, bureau, commission, department, office or instrumentality of any nature whatsoever of the United States or foreign government, any state, province or any city or other political subdivision, whether now or hereafter existing, or any officer or official thereof, including, without limitation, any other agency with authority to regulate the sale or distribution of alcoholic beverages.

“Liquor Laws” shall mean the statutes regarding the sale and distribution of alcoholic beverages enforced by the Liquor Authorities and the rules and regulations of the Liquor Authorities.

“Liquor License” shall mean any license, permit, registration, qualification or other approval required to sell, dispense or distribute alcoholic beverages under the Liquor Laws.

“Loan Documents” shall mean this Agreement, the Letters of Credit, the Notes (if any), the Guarantee Agreement and the Security Documents.

“Loan Parties” shall mean Borrower and the Guarantors.

“Loans” shall mean, as the context may require, a Revolving Loan, a Tranche B Loan or a Swingline Loan.

“Maintenance Capital Expenditures” shall mean expenditures made by Borrower or any of its Restricted Subsidiaries that are made to maintain, restore or refurbish the condition or usefulness of property of Borrower or any of its Restricted Subsidiaries, or otherwise to support the continuation of such person’s day-to-day operations as then conducted, but that are not properly chargeable to repairs and maintenance in accordance with GAAP, other than such expenditures made pursuant to Section 2.10(f).

“Margin Stock” shall have the meaning assigned to such term in Regulation U.

“Material Adverse Effect” shall mean (a) a material adverse effect on the business, property, assets, nature of business, operations or condition (financial or otherwise) or material agreements of Borrower and its Restricted Subsidiaries, taken as a whole; (b) material impairment of the ability of the Loan Parties, taken as a whole, to fully and timely perform any of their obligations under any Loan Document; (c) material impairment of the rights of or benefits or remedies available to the Lenders or the Collateral Agent under any Loan Document; or (d) a material adverse effect on the Collateral or the Liens in favor of the Collateral Agent (for its benefit and for the benefit of the other Secured Parties) on the Collateral or the priority of such Liens.

“Material Indebtedness” shall mean (a) the Senior Notes and (b) any other Indebtedness (other than the Loans and Letters of Credit) or Hedging Obligations of Borrower or any of its Restricted Subsidiaries in an outstanding principal amount exceeding $3.0 million. For purposes of determining Material Indebtedness, the “principal amount” in respect of any Hedging Obligations of any Loan Party at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that such Loan Party would be required to pay if the related Hedging Agreement were terminated at such time.

“Material Real Property” shall mean any Real Property or option to purchase Real Property reasonably determined by the Administrative Agent to have a material value in excess of $500,000.

“Maximum Rate” shall have the meaning assigned to such term in Section 10.14.

“Mortgage” shall mean an agreement, including, but not limited to, a mortgage, deed of trust or any other document, creating and evidencing a Lien on a Mortgaged Property, which shall be substantially in the form of Exhibit J or other form reasonably satisfactory to the Collateral Agent, in each case, with such schedules and including such provisions as shall be necessary to conform such document to applicable local or foreign law or as shall be customary under applicable local or foreign law.

“Mortgaged Property” shall mean (a) each Real Property identified as a Mortgaged Property on Schedule 8(a) to the Perfection Certificate dated the Closing Date and (b) each Real Property, if any, which shall be subject to a Mortgage delivered after the Closing Date pursuant to Section 5.11(c).

“Multiemployer Plan” shall mean a multiemployer plan within the meaning of Section 4001(a)(3) or Section 3(37) of ERISA (a) to which any Company or any ERISA Affiliate is then making or accruing an obligation to make contributions; (b) to which any Company or any ERISA Affiliate has within the preceding five plan years made contributions; or (c) with respect to which any Company could incur liability.

“Nautica Options” shall mean the right of Borrower to purchase and/or lease land and certain improvements on the west bank of the Cuyahoga River in Cleveland, Ohio pursuant to several option agreements entered into by Borrower as in effect on the date hereof.

“Net Cash Proceeds” shall mean:

(a)           with respect to any Asset Sale (other than any issuance or sale of Equity Interests), the cash proceeds received by Borrower or any of its Restricted Subsidiaries (including cash proceeds subsequently received (as and when received by Borrower or any of its Restricted Subsidiaries) in respect of non-cash consideration initially received) net of (i) selling expenses (including reasonable brokers’ fees or commissions, legal, accounting, investment banking and other professional and transactional fees, transfer and similar taxes and Borrower’s good faith estimate of income taxes paid or payable in connection with such sale); (ii) amounts provided as a reserve, in accordance with GAAP, against (x) any liabilities under any indemnification obligations associated with such Asset Sale or (y) any other liabilities retained by Borrower or any of its Restricted Subsidiaries associated with the properties sold in such Asset Sale (provided that, to the extent and at the time any such amounts are released from such reserve, such amounts shall constitute Net Cash Proceeds); (iii) Borrower’s good faith estimate of payments required to be made with respect to unassumed liabilities relating to the properties sold within 90 days of such Asset Sale (provided that, to the extent such cash proceeds are not used to make payments in respect of such unassumed liabilities within 90 days of such Asset Sale, such cash proceeds shall constitute Net Cash Proceeds); and (iv) the principal amount, premium or penalty, if any, interest and other amounts on any Indebtedness for borrowed money which is secured by a Lien on the properties sold in such Asset Sale (so long as such Lien was permitted to encumber such properties under the Loan Documents at the time of such sale) and which is repaid with such proceeds (other than any such Indebtedness assumed by the purchaser of such properties);

(b)           with respect to any Debt Issuance, any Equity Issuance or any other issuance or sale of Equity Interests by Borrower or any of its Restricted Subsidiaries, the cash proceeds thereof, net of customary fees, commissions, costs and other expenses incurred in connection therewith; and

(c)           with respect to any Casualty Event, the cash insurance proceeds, condemnation awards and other compensation received in respect thereof, net of all reasonable costs and expenses incurred in connection with the collection of such proceeds, awards or other compensation in respect of such Casualty Event.

“Net Working Capital” shall mean, at any time, Consolidated Current Assets at such time minus Consolidated Current Liabilities at such time.

“Non-Guarantor Subsidiary” shall mean each Subsidiary that is not a Guarantor.

“Notes” shall mean any notes evidencing the Tranche B Loans, Revolving Loans or Swingline Loans issued pursuant to this Agreement, if any, substantially in the form of Exhibit K-1, K-2 or K-3, as the case may be.

“Obligations” shall mean (a) obligations of Borrower and the other Loan Parties from time to time arising under or in respect of the due and punctual payment of (i) the principal of and premium, if any, and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, (ii) each payment required to be made by Borrower under this Agreement and Borrower and the other Loan Parties under the other Loan Documents in respect of any Letter of Credit, when and as due, including payments in respect of Reimbursement Obligations, interest thereon and obligations to provide cash collat-

eral and (iii) all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), of Borrower under this Agreement and Borrower and the other Loan Parties under the other Loan Documents, and (b) the due and punctual performance of all covenants, agreements, obligations and liabilities of Borrower under or pursuant to this Agreement and Borrower and the other Loan Parties under the other Loan Documents.

“OFAC” shall have the meaning assigned to such term in Section 3.22.

“Officers’ Certificate” shall mean a certificate executed by the chairman of the Board of Directors (if an officer), the chief executive officer or the president and one of the Financial Officers, each in his or her official (and not individual) capacity.

“Organizational Documents” shall mean, with respect to any person, (i) in the case of any corporation, the certificate of incorporation and by-laws (or similar documents) of such person, (ii) in the case of any limited liability company, the certificate of formation and operating agreement (or similar documents) of such person, (iii) in the case of any limited partnership, the certificate of formation and limited partnership agreement (or similar documents) of such person, (iv) in the case of any general partnership, the partnership agreement (or similar document) of such person and (v) in any other case, the functional equivalent of the foregoing.

“Other Taxes” shall mean all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Participant” shall have the meaning assigned to such term in Section 10.04(d).

“PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA.

“Perfection Certificate” shall mean a certificate in the form of Exhibit L-1 or any other form approved by the Collateral Agent, as the same shall be supplemented from time to time by a Perfection Certificate Supplement or otherwise.

“Perfection Certificate Supplement” shall mean a certificate supplement in the form of Exhibit L-2 or any other form approved by the Collateral Agent.

“Permitted Acquisition” shall mean any transaction or series of related transactions for the direct or indirect (a) acquisition of all or substantially all of the property of any person, or of any business or division of any person; (b) acquisition of 100% of the Equity Interests of any person, and otherwise causing such person to become a Restricted Subsidiary of such person; or (c) merger or consolidation or any other combination with any person, if each of the following conditions is met:

(i) no Default then exists or would result therefrom;

(ii) after giving effect to such transaction on a Pro Forma Basis, (A) Borrower shall be in compliance with the covenants set forth in Sections 6.10(b), (c) and (e) as of the most recent Test Period (assuming, for purposes of Section 6.10, that such transaction, and all other Permitted Acquisitions consummated since the first day of the relevant Test Period for each of the financial covenants set forth in Section 6.10 ending on or prior to the date of such transaction, had occurred on the first day of such relevant Test Period), (B) Borrower shall be in compliance with the covenant set forth in Section 6.10(a) as of the most recent Test Period (assuming, for purposes of Section 6.10(a), that such transaction, and all other Permitted Acquisitions consummated since the first day of the relevant Test Period for the financial covenant set forth in Section 6.10(a) ending on or prior to the date of such transaction, had occurred on the first day of such relevant Test Period) by at least 0.50:1.00 and (C) the Total Unused Revolving Commitment shall be at least $10.0 million;

(iii) no Company shall, in connection with any such transaction, assume or remain liable with respect to any Indebtedness or other liability (including any material tax or ERISA liability) of the related seller or the business, person or properties acquired, except (A) to the extent permitted under Section 6.01 and (B) obligations not constituting Indebtedness incurred in the ordinary course of business and necessary or desirable to the continued operation of the underlying properties, and any other such liabilities or obligations not permitted to be assumed or otherwise supported by any Company hereunder shall be paid in full or released as to the business, persons or properties being so acquired on or before the consummation of such acquisition;

(iv) the person or business to be acquired shall be, or shall be engaged in, a business of the type that Borrower and the Restricted Subsidiaries are permitted to be engaged in under Section 6.15 and the property acquired in connection with any such transaction shall be made subject to the Lien of the Security Documents and shall be free and clear of any Liens, other than Permitted Liens;

(v) the Board of Directors of the person to be acquired shall not have indicated publicly its opposition to the consummation of such acquisition (which opposition has not been publicly withdrawn);

(vi) all transactions in connection therewith shall be consummated in accordance with all applicable Requirements of Law;

(vii) with respect to any transaction involving Acquisition Consideration of more than $7.5 million, unless the Administrative Agent shall otherwise agree, Borrower shall have provided the Administrative Agent and the Lenders with (A) historical financial statements for the last three fiscal years (or, if less, the number of years since formation) of the person or business to be acquired (audited if available without undue cost or delay) and unaudited financial statements thereof for the most recent interim period which are available, (B) a reasonably detailed description of all material information re-

lating thereto and copies of all material documentation pertaining to such transaction, and (C) all such other information and data relating to such transaction or the person or business to be acquired as may be reasonably requested by the Administrative Agent or the Required Lenders;

(viii) at least 5 Business Days prior to the proposed date of consummation of the transaction, Borrower shall have delivered to the Agents and the Lenders an Officers’ Certificate certifying that (A) such transaction complies with this definition (which shall have attached thereto reasonably detailed backup data and calculations showing such compliance), and (B) such transaction could not reasonably be expected to result in a Material Adverse Effect;

(ix) the Acquisition Consideration for all Permitted Acquisitions since the Closing Date shall not exceed $25.0 million, plus the amount of Net Cash Proceeds from Excluded Issuances consummated after the Closing Date not used for Expansion Capital Expenditures or to prepay Loans as described in the definition of “Excluded Issuances”; provided that such amount shall increase on the D-E Completion Date by $25.0 million less up to $10.0 million to the extent used to make Expansion Capital Expenditures pursuant to the first proviso of Section 6.10(e)(iii); provided further that such aggregate amount shall increase on the first anniversary of the D-E Completion Date by an additional $25.0 million less up to $10.0 million to the extent used to make Expansion Capital Expenditures pursuant to the second proviso of Section 6.10(e)(iii); and

(x) any Equity Interests constituting all or a portion of such Acquisition Consideration shall be Qualified Capital Stock.

“Permitted Holders” shall mean (a) Jeffrey P. Jacobs and his Controlled Investment Affiliates, (b) Jacobs Family Economic Trust dated September 27, 2005, (c) Jacobs Family Control Trust dated September 27, 2005, (d) Richard E. Jacobs and his Controlled Investment Affiliates, (e) Richard E. Jacobs Revocable Living Trust dated April 23, 1987, (f) Richard E. Jacobs Irrevocable Trust dated September 27, 2005, (g) any parent, spouse, sibling or lineal descendant of Jeffrey P. Jacobs or Richard E. Jacobs, (h) any trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or persons beneficially holding an 80% or more controlling interest of which consist of any one or more persons described in (a)-(g), (i) any Controlled Investment Affiliates of a person described in (a)-(g) and (j) Related Parties of the persons described in (a)-(g).

“Permitted Liens” shall have the meaning assigned to such term in Section 6.02.

“Permitted Tax Distributions” shall mean, with respect to each Tax Period that Borrower qualifies as a Flow Through Entity, the distribution by Borrower to the holders of its Equity Interest of an amount, if any, equal to the aggregate local, state and federal income tax liability such holders would have incurred as a result of each holder’s ownership of its Equity Interest in Borrower, calculated (1) using the Presumed Tax Rate, (2) as if accruals and allocations from Borrower attributable to the Equity Interests of the Borrower held by such holder were, for such quarter, the sole source of income and loss for such holder; and (3) by taking into account the carryover of items of loss, deduction and expense previously allocated by Borrower to such holder. The amount distributable as a Permitted Tax Distribution shall be adjusted to take into account the effect of alternative minimum tax, tax adjustments and any penalties and/or interest charged by any taxing authority that is the result of an action or omission of Borrower. If at any time the sum of the Permitted Tax Distributions received by any holder of the Equity Interests of the Borrower are greater than the actual taxes paid by such holder for the Tax Period, then the excess amount, if any, shall be deducted from the Permitted Tax Distributions starting in the next Tax Period until such excess amount is recouped.

“Permitted Truck Plaza Acquisition” shall mean any transaction or series of related transactions with Gameco for the direct or indirect (a) acquisition of all or substantially all of the property of any subsidiary of Gameco, or of any business or division of any subsidiary of Gameco, in each case, constituting a video poker truck plaza; or (b) merger or consolidation or any other combination with any person constituting a video poker truck plaza, if each of the following conditions is met:

(i) no Default then exists or would result therefrom;

(ii) after giving effect to such transaction on a Pro Forma Basis, (A) Borrower shall be in compliance with all covenants set forth in Sections 6.10(b), (c) and (e) as of the most recent Test Period (assuming, for purposes of Section 6.10, that such transaction, and all other Permitted Acquisitions consummated since the first day of the relevant Test Period for each of the financial covenants set forth in Section 6.10 ending on or prior to the date of such transaction, had occurred on the first day of such relevant Test Period), (B) Borrower shall be in compliance with the covenant set forth in Section 6.10(a) as of the most recent Test Period (assuming, for purposes of Section 6.10(a), that such transaction, and all other Permitted Truck Plaza Acquisitions consummated since the first day of the relevant Test Period for the financial covenant set forth in Section 6.10(a) ending on or prior to the date of such transaction, had occurred on the first day of such relevant Test Period) by at least 0.50:1.00 and (C) the Total Unused Revolving Commitment shall be at least $10.0 million;

(iii) no Loan Party shall, in connection with any such transaction, assume or remain liable with respect to any Indebtedness or other liability (including any material tax or ERISA liability) of the related seller or the business, person or properties acquired, except (A) to the extent permitted under Section 6.01 and (B) obligations not constituting Indebtedness incurred in the ordinary course of business and necessary or desirable to the continued operation of the underlying properties, and any other such liabilities or obligations not permitted to be assumed or otherwise supported by any Company hereunder shall be paid in full or released as to the business, persons or properties being so acquired on or before the consummation of such acquisition;

(iv) property acquired in connection with any such transaction shall be made subject to the Lien of the Security Documents and shall be free and clear of any Liens, other than Permitted Liens;

(v) all transactions in connection therewith shall be consummated in accordance with all applicable Requirements of Law;

(vi) Borrower shall have provided the Administrative Agent and the Lenders with (A) historical financial statements for the last three fiscal years (or, if less, the number of years since formation) of the person or business to be acquired (audited if available without undue cost or delay) and unaudited financial statements thereof for the most recent interim period which are available, (B) a reasonably detailed description of all material information relating thereto and copies of all material documentation pertaining to such transaction and (C) all such other information and data relating to such transaction or the person or business to be acquired as may be reasonably requested by the Administrative Agent or the Required Lenders;

(vii) at least 5 Business Days prior to the proposed date of consummation of the transaction, Borrower shall have delivered to the Agents and the Lenders an Officers’ Certificate certifying that (A) such transaction complies with this definition (which shall have attached thereto reasonably detailed backup data and calculations showing such compliance), and (B) such transaction could not reasonably be expected to result in a Material Adverse Effect; and

(viii) the Acquisition Consideration for such acquisition shall either (A) not exceed the lesser of (I) 7 multiplied by the Truck Plaza EBITDA of such truck stop gaming plaza for the Test Period most recently then ended and (II) the result of (x) the aggregate consideration paid by Gameco for such video truck plaza plus (y) the Truck Plaza EBITDA of such truck stop gaming plaza for the Test Period most recently then ended plus or minus, as the case may be, (z) an adjustment for working capital as determined in good faith by Borrower (any such adjustment to be reasonably supportable and quantifiable by the underlying accounting records of such truck stop gaming plaza), or (B) be supported by an opinion as to the fairness to the Lenders of such Permitted Truck Plaza Acquisition from a financial point of view issued by an independent nationally recognized accounting, appraisal or investment banking firm reasonably acceptable to the Administrative Agent.

It is understood that a portion of the Acquisition Consideration in connection with a Permitted Truck Plaza Acquisition may be accounted for as a Dividend in accordance with GAAP so long as Borrower and Gameco are under common control.

“person” shall mean any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Pinon Acquisition” shall have the meaning assigned thereto in the recitals hereto.

“Pinon Plaza” shall have the meaning assigned thereto in the recitals hereto.

“Plan” shall mean any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Sec-

tion 302 of ERISA which is maintained or contributed to by any Company or its ERISA Affiliate or with respect to which any Company could incur liability (including under Sections 4063 or 4069 of ERISA).

“Plans and Specifications” means the final plans and specifications for the construction of any Project, to be prepared by the General Contractor or such other person that is reasonably acceptable to the Administrative Agent, and all amendments and modifications thereof.

“Platform” shall have the meaning assigned to such term in Section 10.01(d).

“Pledge Agreement” shall have the meaning provided in the Security Agreement.

“Preferred Stock” shall mean, with respect to any person, any and all preferred or preference Equity Interests (however designated) of such person whether now outstanding or issued after the Closing Date.

“Preferred Stock Issuance” shall mean the issuance or sale by Borrower or any of its Subsidiaries of any Preferred Stock after the Closing Date (other than as permitted by Section 6.01).

“Premises” shall have the meaning assigned thereto in the applicable Mortgage.

“Pre-Opening Expenses” shall mean all costs of start-up activities related to a Gaming Facility that are required to be expensed (and are not capitalized) in accordance with SOP 98-5.

“Presumed Tax Rate” means (i) with respect to the excess, if any, of ordinary income over ordinary loss (as determined for U.S. federal income tax purposes and, for this purpose, including items taxable at the same rate as ordinary income, such as net short-term capital gain) for such period, the sum of the maximum marginal individual U.S. federal, state and local income tax rates applicable to such income taking into account the deductibility of state and local income taxes for U.S. federal income tax purposes, and (ii) with respect to the net capital gain (as determined for U.S. federal income tax purposes) for such period, the sum of the maximum marginal individual U.S. federal, state and local income tax rates applicable to such income taking into account the deductibility of state and local income taxes for U.S. federal income tax purposes. For purposes of this definition of “Presumed Tax Rate,” the maximum marginal individual U.S. federal, state or local income tax rate for each holder of Equity Interests shall be the highest such marginal individual U.S. federal, state or local income tax rate applicable to any holder of Equity Interests.

“Pro Forma Basis” shall mean on a basis in accordance with GAAP and Regulation S-X and otherwise reasonably satisfactory to the Administrative Agent.

“Pro Rata Percentage” of any Revolving Lender at any time shall mean the percentage of the total Revolving Commitments of all Revolving Lenders represented by such Lender’s Revolving Commitment.

“Project” means (i) the Dakota Development and the Elko Development and (ii) any and all other buildings, structures, fixtures, and other improvements to be constructed or added to any Real Property (exclusive of any personal property) with respect to which the cost of such construction or additions is at least equal to $1,000,000.

“property” shall mean any right, title or interest in or to property or assets of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible and including Equity Interests or other ownership interests of any person and whether now in existence or owned or hereafter entered into or acquired, including all Real Property.

“Property Material Adverse Effect” shall have the meaning assigned thereto in the Mortgage.

“Publicly Traded Securities” shall mean any securities (other than securities issued by Borrower or any of its Affiliates) that are dealt in, quoted or traded on securities exchanges or securities markets located in the United States.

“Purchase Money Obligation” shall mean, for any person, the obligations of such person in respect of Indebtedness (including Capital Lease Obligations) incurred for the purpose of financing all or any part of the purchase price of any property (including Equity Interests of any person) or the cost of installation, construction or improvement of any property and any refinancing thereof; provided, however, that (i) such Indebtedness is incurred within one year after such acquisition, installation, construction or improvement of such property by such person and (ii) the amount of such Indebtedness does not exceed 100% of the cost of such acquisition, installation, construction or improvement, as the case may be.

“PZR Report” shall mean a report issued by The Planning and Zoning Resource Corporation.

“Qualified Capital Stock” of any person shall mean any Equity Interests of such person that are not Disqualified Capital Stock.

“Qualified Person” shall mean, with respect to any Lender party to this Agreement on the Closing Date or that becomes a Lender pursuant to Sections 10.04(b) or (c), any person which shall not have been found unsuitable under the Gaming Regulations of any, and which meets the requirements, if any, of all, jurisdictions regulating Borrower and its Subsidiaries to the extent that Borrower has so notified the Lenders of such requirements of such jurisdictions pursuant to Section 10.04(h).

“Real Property” shall mean, collectively, all right, title and interest (including any leasehold, mineral or other estate) in and to any and all parcels of or interests in real property owned, leased or operated by any person, whether by lease, license or other means, together with, in each case, all easements, hereditaments and appurtenances relating thereto, all improvements and appurtenant fixtures and equipment, all general intangibles and contract rights and other property and rights incidental to the ownership, lease or operation thereof.

“Refinanced Term Loans” shall have the meaning assigned to such term in Section 10.02(e).

“Refinancing” shall mean the repayment in full (including accrued and unpaid interest but excluding contingent and indemnification obligations) and the termination of any commitment to make extensions of credit under all of the outstanding indebtedness listed on Schedule 1.01(a) of Borrower or any of its Restricted Subsidiaries.

“Register” shall have the meaning assigned to such term in Section 10.04(c).

“Regulation D” shall mean Regulation D of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation S-X” shall mean Regulation S-X promulgated under the Securities Act.

“Regulation T” shall mean Regulation T of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation U” shall mean Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation X” shall mean Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Reimbursement Obligations” shall mean Borrower’s obligations under Section 2.18(e) to reimburse LC Disbursements.

“Related Parties” shall mean, with respect to any person, such person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such person and of such person’s Affiliates.

“Release” shall mean any spilling, leaking, seepage, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing, dispersing, emanating or migrating of any Hazardous Material in, into, onto or through the Environment.

“Replacement Term Loans” shall have the meaning assigned to such term in Section 10.02(e).

“Required Class Lenders” shall mean (i) with respect to Tranche B Loans, Lenders having more than 50% of all Tranche B Loans outstanding and (ii) with respect to Revolving Loans, Required Revolving Lenders.

“Required Delayed Draw Tranche B Lenders” shall mean Lenders having more than 50% of the sum of all Delayed Draw Tranche B Loans outstanding and unused Delayed Draw Tranche B Commitments.

“Required Lenders” shall mean Lenders having more than 50% of the sum of all Loans outstanding, LC Exposure and unused Revolving and Tranche B Commitments.

“Required Revolving Lenders” shall mean Lenders having more than 50% of all Revolving Commitments or, after the Revolving Commitments have terminated, more than 50% of all Revolving Exposure.

“Requirements of Law” shall mean, collectively, any and all requirements of any Governmental Authority (including Gaming Authorities) including any and all laws, judgments, orders, decrees, ordinances, rules, regulations, statutes or case law.

“Response” shall mean (a) ”response” as such term is defined in CERCLA, 42 U.S.C. § 9601(24), and (b) all other actions required by any Governmental Authority or voluntarily undertaken to (i) clean up, remove, treat, abate or in any other way address any Hazardous Material in the Environment; (ii) prevent the Release or threat of Release, or minimize the further Release, of any Hazardous Material; or (iii) perform studies and investigations in connection with, or as a precondition to, or to determine the necessity of the activities described in, clause (i) or (ii) above.

“Responsible Officer” of any person shall mean any executive officer or Financial Officer of such person and any other officer or similar official thereof with responsibility for the administration of the obligations of such person in respect of this Agreement.

“Restricted Subsidiary” means a Subsidiary of Borrower other than an Unrestricted Subsidiary.

“Revolving Availability Period” shall mean the period from and including the Closing Date to but excluding the earlier of (i) the Business Day preceding the Revolving Maturity Date and (ii) the date of termination of the Revolving Commitments.

“Revolving Borrowing” shall mean a Borrowing comprised of Revolving Loans.

“Revolving Commitment” shall mean, with respect to each Lender, the commitment, if any, of such Lender to make Revolving Loans hereunder up to the amount set forth on Schedule I to the Lender Addendum executed and delivered by such Lender or in the Assignment and Assumption pursuant to which such Lender assumed its Revolving Commitment, as applicable, as the same may be (a) reduced from time to time pursuant to Section 2.07 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 10.04. The aggregate amount of the Lenders’ Revolving Commitments on the date hereof is $40,000,000.

“Revolving Exposure” shall mean, with respect to any Lender at any time, the aggregate principal amount at such time of all outstanding Revolving Loans of such Lender, plus the aggregate amount at such time of such Lender’s LC Exposure, plus the aggregate amount at such time of such Lender’s Swingline Exposure.

“Revolving Lender” shall mean a Lender with a Revolving Commitment.

“Revolving Loan” shall mean a Loan made by the Lenders to Borrower pursuant to Section 2.01(b). Each Revolving Loan shall either be an ABR Revolving Loan or a LIBOR Revolving Loan.

“Revolving Maturity Date” shall mean the date which is five years after the Closing Date or, if such date is not a Business Day, the first Business Day thereafter.

“Sale and Leaseback Transaction” has the meaning assigned to such term in Section 6.03.

“Sarbanes-Oxley Act” shall mean the United States Sarbanes-Oxley Act of 2002, as amended, and all rules and regulations promulgated thereunder.

“Secured Obligations” shall mean (a) the Obligations, (b) the due and punctual payment and performance of all obligations of Borrower and the other Loan Parties under each Hedging Agreement entered into with any counterparty that is a Secured Party and (c) the due and punctual payment and performance of all obligations of Borrower and the other Loan Parties (including overdrafts and related liabilities) under each Treasury Services Agreement entered into with any counterparty that is a Secured Party.

“Secured Parties” shall mean, collectively, the Administrative Agent, the Collateral Agent, each other Agent, the Lenders and each counterparty to a Hedging Agreement or Treasury Services Agreement if at the date of entering into such Hedging Agreement or Treasury Services Agreement such person was a Lender or an Affiliate of a Lender and such person executes and delivers to the Administrative Agent a letter agreement in form and substance acceptable to the Administrative Agent pursuant to which such person (i) appoints the Collateral Agent as its agent under the applicable Loan Documents and (ii) agrees to be bound by the provisions of Sections 10.03 and 10.09 as if it were a Lender.

“Securities Act” shall mean the Securities Act of 1933.

“Securities Collateral” shall have the meaning assigned to such term in the Security Agreement.

“Security Agreement” shall mean a Security Agreement substantially in the form of Exhibit M among the Loan Parties and Collateral Agent for the benefit of the Secured Parties.

“Security Agreement Collateral” shall mean all property pledged or granted as collateral pursuant to the Security Agreement (a) on the Closing Date or (b) thereafter pursuant to Section 5.11.

“Security Documents” shall mean the Security Agreement, each Pledge Agreement, the Mortgages and each other security document or pledge agreement delivered in accordance with applicable local or foreign law to grant a valid, perfected security interest in any property as collateral for the Secured Obligations, and all UCC or other financing statements or instruments of perfection required by this Agreement, the Security Agreement, any Mortgage or any other such security document or pledge agreement to be filed with respect to the security in-

terests in property and fixtures created pursuant to the Security Agreement or any Mortgage and any other document or instrument utilized to pledge or grant or purport to pledge or grant a security interest or lien on any property as collateral for the Secured Obligations.

“Seller” shall have the meaning assigned to such term in the first recital hereto.

“Senior Note Agreement” shall mean any indenture, note purchase agreement or other agreement pursuant to which the Senior Notes are issued as in effect on the Closing Date and thereafter amended from time to time subject to the requirements of this Agreement.

“Senior Note Documents” shall mean the Senior Notes, the Senior Note Agreement, the Senior Note Guarantees and all other documents executed and delivered with respect to the Senior Notes or the Senior Note Agreement.

“Senior Note Guarantees” shall mean the guarantees of the Guarantors pursuant to the Senior Note Agreement.

“Senior Notes” shall mean Borrower’s 9.75% Senior Notes due 2014 issued pursuant to the Senior Note Agreement and any registered notes issued by Borrower in exchange for, and as contemplated by, such notes with substantially identical terms as such notes.

“Senior Secured Leverage Ratio” shall mean, at any date of determination, the ratio of (i) the aggregate amount of the Obligations of Borrower and its Restricted Subsidiaries on a consolidated basis in accordance with GAAP minus the aggregate amount of cash and Cash Equivalents that would appear on the consolidated balance sheet of Borrower and its Restricted Subsidiaries in excess of Casino Bankroll, in each case as of such date of determination to (ii) Consolidated EBITDA for the Test Period then most recently ended.

“Standby Letter of Credit” shall mean any standby letter of credit or similar instrument issued for the purpose of supporting (a) workers’ compensation liabilities of Borrower or any of its Restricted Subsidiaries, (b) the obligations of third-party insurers of Borrower or any of its Restricted Subsidiaries arising by virtue of the laws of any jurisdiction requiring third-party insurers to obtain such letters of credit, (c) performance, payment, deposit or surety obligations of Borrower or any of its Restricted Subsidiaries if required by a Requirement of Law or in accordance with custom and practice in the industry or (d) Indebtedness of Borrower or any of its Restricted Subsidiaries permitted to be incurred under Section 6.01.

“Statutory Reserves” shall mean for any Interest Period for any LIBOR Borrowing, the average maximum rate at which reserves (including any marginal, supplemental or emergency reserves) are required to be maintained during such Interest Period under Regulation D by member banks of the United States Federal Reserve System in New York City with deposits exceeding one billion dollars against “Eurocurrency liabilities” (as such term is used in Regulation D). LIBOR Borrowings shall be deemed to constitute LIBOR liabilities and to be subject to such reserve requirements without benefit of or credit for proration, exceptions or offsets which may be available from time to time to any Lender under Regulation D.

“Subordinated Indebtedness” shall mean Indebtedness of Borrower or any Guarantor that is by its terms (i.e. contractually) subordinated in right of payment (on terms reasonably satisfactory to the Administrative Agent) to the Obligations of Borrower and such Guarantor, as applicable.

“Subsidiary” shall mean, with respect to any person (the “parent”) at any date, (i) any person the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, (ii) any other corporation, limited liability company, association or other business entity of which securities or other ownership interests representing more than 50% of the voting power of all Equity Interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Board of Directors thereof are, as of such date, owned, controlled or held by the parent and/or one or more subsidiaries of the parent, (iii) any partnership (a) the sole general partner or the managing general partner of which is the parent and/or one or more subsidiaries of the parent or (b) the only general partners of which are the parent and/or one or more subsidiaries of the parent and (iv) any other person that is otherwise Controlled by the parent and/or one or more subsidiaries of the parent. Unless the context requires otherwise, “Subsidiary” refers to a Subsidiary of Borrower.

“Substantial Project” shall mean each capital project for which the aggregate amount of Expansion Capital Expenditures made after the Closing Date exceeds $5,000,000.

“Substitute Lender” shall have the meaning assigned to such term in Section 10.04(h).

“Survey” shall mean a survey of any Mortgaged Property (and all improvements thereon) which is (a) (i) prepared by a surveyor or engineer licensed to perform surveys in the jurisdiction where such Mortgaged Property is located, (ii) dated (or redated) not earlier than six months prior to the date of delivery thereof unless there shall have occurred within six months prior to such date of delivery any exterior construction on the site of such Mortgaged Property or any easement, right of way or other interest in the Mortgaged Property has been granted or become effective through operation of law or otherwise with respect to such Mortgaged Property which, in either case, can be depicted on a survey, in which events, as applicable, such survey shall be dated (or redated) after the completion of such construction or if such construction shall not have been completed as of such date of delivery, not earlier than 20 days prior to such date of delivery, or after the grant or effectiveness of any such easement, right of way or other interest in the Mortgaged Property, (iii) certified by the surveyor (in a manner reasonably acceptable to the Administrative Agent) to the Administrative Agent, the Collateral Agent and the Title Company, (iv) complying in all respects with the minimum detail requirements of the American Land Title Association as such requirements are in effect on the date of preparation of such survey and (v) sufficient for the Title Company to remove all standard survey exceptions from the title insurance policy (or commitment) relating to such Mortgaged Property and issue the endorsements of the type required by Section 4.01(o)(iii) or (b) otherwise reasonably acceptable to the Collateral Agent.

“Swingline Commitment” shall mean the commitment of the Swingline Lender to make loans pursuant to Section 2.17, as the same may be reduced from time to time pursuant to Section 2.07 or Section 2.17. The amount of the Swingline Commitment shall initially be $5,000,000, but shall in no event exceed the Revolving Commitment.

“Swingline Exposure” shall mean at any time the aggregate principal amount at such time of all outstanding Swingline Loans. The Swingline Exposure of any Revolving Lender at any time shall equal its Pro Rata Percentage of the aggregate Swingline Exposure at such time.

“Swingline Lender” shall have the meaning assigned to such term in the preamble hereto.

“Swingline Loan” shall mean any loan made by the Swingline Lender pursuant to Section 2.17.

“Syndication Agent” shall have the meaning assigned to such term in the preamble hereto.

“Taxes” shall mean all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Tax Period” shall mean a period with respect to which a holder of Equity Interest must pay U.S. federal income taxes (including estimated taxes) whether quarterly, annually or otherwise.

“Tax Return” shall mean all returns, statements, filings, attachments and other documents or certifications required to be filed in respect of Taxes.

“Tender Offer” shall have the meaning assigned to such term in the recitals hereto.

“Term Borrowing” shall mean a Borrowing comprised of Tranche B Loans.

“Test Period” shall mean, at any time, the four consecutive fiscal quarters of Borrower then last ended (in each case taken as one accounting period) for which financial statements have been or are required to be delivered pursuant to Section 5.01(a) or (b).

“Title Company” shall mean any title insurance company as shall be retained by Borrower and reasonably acceptable to the Administrative Agent.

“Title Policy” shall have the meaning assigned to such term in Section 4.01(o)(iii).

“Total Leverage Ratio” shall mean, at any date of determination, the ratio of Consolidated Net Total Debt on such date to Consolidated EBITDA for the Test Period then most recently ended.

“Total Unused Revolving Commitment” shall mean, at any time, an amount equal to (x) the aggregate amount of outstanding Revolving Commitments less (y) the sum of (i) the aggregate principal amount of Revolving Loans and Swingline Loans then outstanding plus (ii) the aggregate LC Exposure at such time.

“TPSH Acquisition” shall have the meaning assigned to such term in the recitals hereto.

“TPSH Agreement” shall have the meaning assigned to such term in the recitals hereto.

“Tranche B Commitment” shall mean, at any time, the outstanding Initial Tranche B Commitment and the outstanding Delayed Draw Tranche B Commitment.

“Tranche B Lender” shall mean a Lender with a Tranche B Commitment or an outstanding Tranche B Loan.

“Tranche B Loan” shall mean the term loans made by the Lenders to Borrower pursuant to Section 2.01(a). Each Tranche B Loan shall be either an ABR Term Loan or a LIBOR Term Loan.

“Tranche B Maturity Date” shall mean the date which is six years after the Closing Date or, if such date is not a Business Day, the first Business Day thereafter.

“Tranche B Repayment Date” shall have the meaning assigned to such term in Section 2.09.

“Transaction Documents” shall mean the Acquisition Documents, the Existing Notes Redemption Notice and all other agreements furnished pursuant to or in connection with the Refinancing, the Existing Notes Redemption, the Tender Offer, the Senior Note Documents and the Loan Documents.

“Transactions” shall mean, collectively, the transactions to occur on or prior to the Closing Date pursuant to the Transaction Documents, including (a) the consummation of the Acquisitions; (b) the execution, delivery and performance of the Loan Documents and the initial borrowings hereunder; (c) the Refinancing (including the consummation of the Tender Offer and the Existing Notes Redemption); (d) the issuance of the Senior Notes; and (e) the payment of all fees and expenses (including prepayment or call premium) to be paid on or prior to the Closing Date and owing in connection with the foregoing.

“Treasury Services Agreement” shall mean any agreement relating to treasury, depositary and cash management services or automated clearinghouse transfer of funds.

“Truck Plaza EBITDA” shall mean, for any period, net income of a truck stop gaming plaza plus, in each case to the extent deducted in calculating such net income and without duplication:

(a)           any gain (or loss), together with any related provisions for taxes on any such gain (or the tax effect of any such loss), realized during such period by such truck stop gaming plaza upon any non-ordinary course Asset Sale by such truck stop gaming plaza;

(b)           earnings resulting from any reappraisal, revaluation or write-up of assets;

(c)           any extraordinary gain (or extraordinary loss), together with any related provisions for taxes on any such gain (or the tax effect of any such loss), recorded or recognized during such period by such truck stop gaming plaza;

(d)           the cumulative effect of any change in accounting principles;

(e)           interest expense;

(f)            depreciation and amortization expense;

(g)           tax expense; and

(h)           the aggregate amount of all other non-cash charges (including (x) goodwill impairment charges under Statement of Financial Accounting Standards No. 142 and (y) non-cash management compensation expense) (other than any non-cash charge that results in an accrual of a reserve for cash charges in any future period) for such period;

minus (x) the aggregate amount of all non-cash items increasing net income of such truck stop gaming plaza (other than the accrual of revenue or recording of receivables in the ordinary course of business) and (y) interest income, in each case for such period.

“Type,” when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBOR Rate or the Alternate Base Rate.

“UCC” shall mean the Uniform Commercial Code as in effect from time to time (except as otherwise specified) in any applicable state or jurisdiction.

“United States” shall mean the United States of America.

“Unrestricted Subsidiary” shall mean any Subsidiary of Borrower that, at or prior to the time of determination, shall have been designated by Borrower’s Board of Directors as an Unrestricted Subsidiary; provided that such Subsidiary (w) does not hold any Indebtedness or Equity Interests of, or any Lien on any asset of, Borrower or any Restricted Subsidiary, (x) is not a party to any agreement, contract, arrangement or understanding with Borrower or any Restricted Subsidiary unless the terms of any such agreement, contract, arrangement or understand-

ing are no less favorable to Borrower or such Restricted Subsidiary than those that might be obtained at the time from persons who are not Affiliates of Borrower, (y) is a person with respect to which neither Borrower nor any of its Restricted Subsidiaries has any direct or indirect obligation (i) to subscribe for additional Equity Interests or (ii) to maintain or preserve such person’s financial condition or to cause such person to achieve any specified levels of operating results and (z) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of Borrower or any of its Restricted Subsidiaries. If, at any time, any Unrestricted Subsidiary of Borrower would fail to meet the foregoing requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of this Agreement and any Indebtedness of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary as of such date. Borrower’s Board of Directors may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation shall only be permitted if (i) such Indebtedness is permitted under Section 6.01 and Section 6.10 hereof calculated on a Pro Forma Basis as if such designation had occurred at the beginning of the four-quarter reference period and (ii) no Default or Event of Default would be in existence following such designation. Borrower shall be deemed to make an Investment in each of its Subsidiaries designated as an Unrestricted Subsidiary immediately following such designation in an amount equal to the Investment in such Subsidiary and its Subsidiaries immediately prior to such designation. Any such designation by Borrower’s Board of Directors shall be evidenced to the Administrative Agent by filing with the Administrative Agent a certified copy of the resolution of Borrower’s Board of Directors giving effect to such designation and an Officers’ Certificate certifying that such designation complies with the foregoing conditions and is permitted hereunder.

“Voting Stock” shall mean, with respect to any person, any class or classes of Equity Interests pursuant to which the holders thereof (together) have the general voting power under ordinary circumstances to elect at least a majority of the Board of Directors of such person.

“Wholly Owned Restricted Subsidiary” shall mean, as to any person, (a) any corporation 100% of whose capital stock (other than directors’ qualifying shares) is at the time owned by such person and/or one or more Wholly Owned Restricted Subsidiaries of such person and (b) any partnership, association, joint venture, limited liability company or other entity in which such person and/or one or more Wholly Owned Restricted Subsidiaries of such person have a 100% equity interest at such time.

“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Withdrawal Period” shall have the meaning assigned to such term in Section 10.04(i).

SECTION 1.02              Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “LIBOR Loan”) or

by Class and Type (e.g., a “LIBOR Revolving Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing,” “Borrowing of Tranche A Loans”) or by Type (e.g., a “LIBOR Borrowing”) or by Class and Type (e.g., a “LIBOR Revolving Borrowing”).

SECTION 1.03              Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”  The word “will” shall be construed to have the same meaning and effect as the word “shall.”  Unless the context requires otherwise (a) any definition of or reference to any Loan Document, agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any person shall be construed to include such person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) any reference to any law or regulation herein shall refer to such law or regulation as amended, modified or supplemented from time to time, (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights, (g) “on,” when used with respect to the Mortgaged Property or any property adjacent to the Mortgaged Property, means “on, in, under, above or about” and (h) references to “the date hereof” shall mean the date first set forth above.

SECTION 1.04              Accounting Terms; GAAP. Except as otherwise expressly provided herein, all financial statements to be delivered pursuant to this Agreement shall be prepared in accordance with GAAP as in effect from time to time and all terms of an accounting or financial nature shall be construed and interpreted in accordance with GAAP as in effect on the date hereof, unless otherwise agreed to by Borrower and the Required Lenders. In the event that any “Accounting Change” (as defined below) shall occur and such change results in a change in the method of calculation of financial covenants, standards or terms in this Agreement, then Borrower and the Administrative Agent agree to enter into negotiations in good faith in order to amend such provisions of this Agreement so as to reflect equitably such Accounting Change with the desired result that the criteria for evaluating Borrower’s financial condition shall be the same after such Accounting Change as if such Accounting Change had not occurred. Until such time as such amendment shall have been executed and delivered by Borrower and the Required Lenders, all financial covenants, standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Change had not occurred. “Accounting Change” refers to any change in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or, if applicable, the Securities and Exchange Commission (or successors thereto or agencies with similar functions).

SECTION 1.05              Resolution of Drafting Ambiguities. Borrower acknowledges and agrees that it and each other Loan Party was represented by counsel in connection with the execution and delivery of the Loan Documents to which it is a party, that it and its counsel reviewed and participated in the preparation and negotiation hereof and thereof and that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be employed in the interpretation hereof or thereof.

ARTICLE II

THE CREDITS

SECTION 2.01              Commitments. Subject to the terms and conditions and relying upon the representations and warranties herein set forth, each Lender agrees, severally and not jointly:

(a)           (i) to make a Tranche B Loan to Borrower on the Closing Date in the principal amount not to exceed its Initial Tranche B Commitment and (ii) to make a Delayed Draw Tranche B Loan to Borrower at any time or from time to time after the Closing Date and prior to December 31, 2006, in an amount equal to the portion of such Lender’s Delayed Draw Tranche B Commitment as requested by Borrower to be made on such day (subject to a maximum of two drawings total) in the aggregate principal amount not to exceed such Lender’s Delayed Draw Tranche B Commitment at any time outstanding; and

(b)           to make Revolving Loans to Borrower, at any time and from time to time on or after the Closing Date until the earlier of the Revolving Maturity Date and the termination of the Revolving Commitment of such Lender in accordance with the terms hereof, in an aggregate principal amount at any time outstanding that will not result in such Lender’s Revolving Exposure exceeding such Lender’s Revolving Commitment.

Amounts paid or prepaid in respect of Tranche B Loans may not be reborrowed. Within the limits set forth in clause (b) above and subject to the terms, conditions and limitations set forth herein, Borrower may borrow, pay or prepay and reborrow Revolving Loans.

SECTION 2.02              Loans.

(a)           Each Loan (other than Swingline Loans) shall be made as part of a Borrowing consisting of Loans made by the Lenders ratably in accordance with their applicable Commitments; provided that the failure of any Lender to make its Loan shall not in itself relieve any other Lender of its obligation to lend hereunder (it being understood, however, that no Lender shall be responsible for the failure of any other Lender to make any Loan required to be made by such other Lender). Except for Loans deemed made pursuant to Section 2.18(e)(ii), (x) ABR Loans (other than Swingline Loans) comprising any Borrowing shall be in an aggregate principal amount that is (i) an integral multiple of $250,000 and not less than $500,000 or (ii) equal to the remaining available balance of the applicable Commitments and (y) the LIBOR Loans comprising any Borrowing shall be in an aggregate principal amount that is (i) an integral multiple of $250,000 and not less than $500,000 or (ii) equal to the remaining available balance of the applicable Commitments; provided that any Delayed Draw Tranche B Loan shall be in an aggregate principal amount that is not less than $5.0 million.

(b)           Subject to Sections 2.11 and 2.12, each Borrowing shall be comprised entirely of ABR Loans or LIBOR Loans as Borrower may request pursuant to Section 2.03. Each Lender may at its option make any LIBOR Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of Borrower to repay such Loan in accordance with the terms of this Agreement. Borrowings of more than one Type may be outstanding at the same time; provided that Borrower shall not be entitled to request any Borrowing that, if made, would result in more than eight LIBOR Borrowings outstanding hereunder at any one time. For purposes of the foregoing, Borrowings having different Interest Periods, regardless of whether they commence on the same date, shall be considered separate Borrowings.

(c)           Except with respect to Loans deemed made pursuant to Section 2.18(e)(ii), each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds to such account in New York City as the Administrative Agent may designate not later than 1:00 p.m., New York City time, and the Administrative Agent shall promptly credit the amounts so received to an account as directed by Borrower in the applicable Borrowing Request maintained with the Administrative Agent or, if a Borrowing shall not occur on such date because any condition precedent herein specified shall not have been met, return the amounts so received to the respective Lenders.

(d)           Unless the Administrative Agent shall have received notice from a Lender prior to the date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s portion of such Borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the date of such Borrowing in accordance with paragraph (c) above, and the Administrative Agent may, in reliance upon such assumption, make available to Borrower on such date a corresponding amount. If the Administrative Agent shall have so made funds available, then, to the extent that such Lender shall not have made such portion available to the Administrative Agent, each of such Lender and Borrower severally agrees to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to Borrower until the date such amount is repaid to the Administrative Agent at (i) in the case of Borrower, the interest rate applicable at the time to the Loans comprising such Borrowing and (ii) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. If such Lender shall repay to the Administrative Agent such corresponding amount, such amount shall constitute such Lender’s Loan as part of such Borrowing for purposes of this Agreement, and Borrower’s obligation to repay the Administrative Agent such corresponding amount pursuant to this Section 2.02(d) shall cease.

(e)           Notwithstanding any other provision of this Agreement, Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Revolving Maturity Date or Tranche B Maturity Date, as applicable.

SECTION 2.03              Borrowing Procedure. To request a Revolving Borrowing or Term Borrowing, Borrower shall deliver, by hand delivery or telecopier (or telephonic notice promptly confirmed in writing), an irrevocable duly completed and executed Borrowing Request to the Administrative Agent (i) in the case of a LIBOR Borrowing, not later than 12:00 noon, New York City time, three Business Days before the date of the proposed Borrowing or (ii) in the case of an ABR Borrowing, not later than 12:00 noon, New York City time, on the date of the proposed Borrowing. Each Borrowing Request shall be irrevocable and shall specify the following information in compliance with Section 2.02:

(a)           whether the requested Borrowing is to be a Borrowing of Revolving Loans or Tranche B Loans (and if a Tranche B Loan, whether such Tranche B Loan constitutes a Delayed Draw Tranche B Loan);

(b)           the aggregate amount of such Borrowing;

(c)           the date of such Borrowing, which shall be a Business Day;

(d)           whether such Borrowing is to be an ABR Borrowing or a LIBOR Borrowing;

(e)           in the case of a LIBOR Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”;

(f)            the location and number of Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.02(c); and

(g)           that the conditions set forth in Sections 4.02(b)-(d) have been satisfied as of the date of the notice.

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested LIBOR Borrowing, then Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

SECTION 2.04              Evidence of Debt; Repayment of Loans.

(a)           Promise to Repay. Borrower hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each Tranche B Lender, the principal amount of each Tranche B Loan of such Tranche B Lender as provided in Section 2.09, (ii) to the Administrative Agent for the account of each Revolving Lender, the then unpaid principal amount of each Revolving Loan of such Revolving Lender on the Revolving Maturity Date and (iii) to the

Swingline Lender, the then unpaid principal amount of each Swingline Loan on the earlier of (x) the Revolving Maturity Date and (y) the first date after such Swingline Loan is made that is the 15th or last day of a calendar month and is at least two Business Days after such Swingline Loan is made; provided that on each date that a Revolving Borrowing is made, Borrower shall repay all Swingline Loans that were outstanding on the date such Borrowing was requested.

(b)           Lender and Administrative Agent Records. Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the Indebtedness of Borrower to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement. The Administrative Agent shall maintain accounts in which it will record (i) the amount of each Loan made hereunder, the Type and Class thereof and the Interest Period applicable thereto; (ii) the amount of any principal or interest due and payable or to become due and payable from Borrower to each Lender hereunder; and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof. The entries made in the accounts maintained pursuant to this paragraph shall be prima facie evidence of the existence and amounts of the obligations therein recorded; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligations of Borrower to repay the Loans in accordance with their terms.

(c)           Promissory Notes. Any Lender by written notice to Borrower may request that Loans of any Class made by it be evidenced by a promissory note. In such event, Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) in the form of Exhibit K-1 or K-2, as the case may be. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 10.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

SECTION 2.05              Fees.

(a)           Commitment Fee. Borrower agrees to pay to the Administrative Agent for the account of each  Lender a commitment fee (a “Commitment Fee”) equal to the Applicable Fee per annum on the average daily unused amount of each Revolving Commitment and Delayed Draw Tranche B Commitment of such Lender during the period from and including the date hereof to but excluding the date on which such Commitment terminates. Accrued Commitment Fees shall be payable in arrears (A) on the last Business Day of March, June, September and December of each year, commencing on September 29, 2006, and (B) on the date on which such Commitment terminates. Commitment Fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day); provided that the Defaulting Lenders shall not be entitled to receive any Commitment Fee accrued during a Default Period. For purposes of computing Commitment Fees with respect to Revolving Commitments, a Revolving Commitment of a Lender shall be deemed to be used to the extent of the outstanding Revolving Loans and LC Exposure of such Lender (and the Swingline Exposure of such Lender shall be disregarded for such purpose).

(b)           Administrative Agent Fees. Borrower agrees to pay to the Administrative Agent, for its own account, the administrative fees payable in the amounts and at the times separately agreed upon between Borrower and the Administrative Agent (the “Administrative Agent Fees”).

(c)           LC and Fronting Fees. Borrower agrees to pay (i) to the Administrative Agent for the account of each Revolving Lender a participation fee (“LC Participation Fee”) with respect to its participations in Letters of Credit, which shall accrue at a rate equal to the Applicable Margin from time to time used to determine the interest rate on LIBOR Revolving Loans pursuant to Section 2.06 on the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to Reimbursement Obligations) during the period from and including the Closing Date to but excluding the later of the date on which such Lender’s Revolving Commitment terminates and the date on which such Lender ceases to have any LC Exposure, and (ii) to the Issuing Bank a fronting fee (“Fronting Fee”), which shall accrue at the rate of 0.25% per annum on the average daily amount of the LC Exposure (excluding any portion thereof attributable to Reimbursement Obligations) during the period from and including the Closing Date to but excluding the later of the date of termination of the Revolving Commitments and the date on which there ceases to be any LC Exposure, as well as the Issuing Bank’s customary fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Accrued LC Participation Fees and Fronting Fees shall be payable in arrears (i) on the last Business Day of March, June, September and December of each year, commencing on September 29, 2006, and (ii) on the date on which the Revolving Commitments terminate. Any such fees accruing after the date on which the Revolving Commitments terminate shall be payable on demand. Any other fees payable to the Issuing Bank pursuant to this paragraph shall be payable within 10 days after demand therefor. All LC Participation Fees and Fronting Fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(d)           All Fees shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution, if and as appropriate, among the Lenders (other than Defaulting Lenders during a Default Period with respect thereto), except that Borrower shall pay the Fronting Fees directly to the Issuing Bank. Once paid, none of the Fees shall be refundable under any circumstances.

SECTION 2.06              Interest on Loans.

(a)           ABR Loans. Subject to the provisions of Section 2.06(c), the Loans comprising each ABR Borrowing, including each Swingline Loan, shall bear interest at a rate per annum equal to the Alternate Base Rate plus the Applicable Margin in effect from time to time.

(b)           LIBOR Loans. Subject to the provisions of Section 2.06(c), the Loans comprising each LIBOR Borrowing shall bear interest at a rate per annum equal to the Adjusted

LIBOR Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin in effect from time to time.

(c)           Default Rate. Notwithstanding the foregoing, during the continuance of a payment Event of Default, the amount of overdue principal or interest shall, to the extent permitted by applicable law, bear interest, after as well as before judgment, at a per annum rate equal to 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section 2.06 (the “Default Rate”).

(d)           Interest Payment Dates. Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan; provided that (i) interest accrued pursuant to Section 2.06(c) shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan or a Swingline Loan without a permanent reduction in Revolving Commitments), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any LIBOR Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e)           Interest Calculation. All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate or Adjusted LIBOR Rate shall be determined by the Administrative Agent in accordance with the provisions of this Agreement and such determination shall be conclusive absent manifest error.

SECTION 2.07              Termination and Reduction of Commitments.

(a)           Termination of Commitments. The Initial Tranche B Commitments shall automatically terminate at 5:00 p.m., New York City time, on the Closing Date. The Delayed Draw Tranche B Commitments shall be automatically and permanently reduced upon the making of a Delayed Draw Tranche B Loan by the aggregate principal amount of such Loan and, to the extent any Delayed Draw Tranche B Commitments remain outstanding at 5:00 p.m., New York City time, on December 31, 2006, such remaining Delayed Draw Tranche B Commitments shall automatically terminate at such time. The Revolving Commitments, the Swingline Commitment and the LC Commitment shall automatically terminate on the Revolving Maturity Date. Notwithstanding the foregoing, all the Commitments shall automatically terminate at 5:00 p.m., New York City time, on June 30, 2006, if the initial Credit Extension shall not have occurred by such time.

(b)           Optional Terminations and Reductions. At its option, Borrower may, at any time after the date hereof, terminate, or from time to time permanently reduce, the Commitments of any Class; provided that (i) each reduction of the Commitments of any Class shall be in an amount that is an integral multiple of $250,000 and not less than $500,000 and (ii) the Revolving Commitments shall not be terminated or reduced if, after giving effect to any concurrent prepayment of the Revolving Loans in accordance with Section 2.10, the aggregate amount of Revolving Exposures would exceed the aggregate amount of Revolving Commitments.

(c)           Borrower Notice. Borrower shall notify the Administrative Agent in writing of any election to terminate or reduce the Commitments under Section 2.07(b) at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination of the Commitments delivered by Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments of any Class shall be permanent. Each reduction of the Commitments of any Class shall be made ratably among the Lenders in accordance with their respective Commitments of such Class.

SECTION 2.08              Interest Elections.

(a)           Generally. Each Revolving Borrowing and Term Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a LIBOR Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a LIBOR Borrowing, may elect Interest Periods therefor, all as provided in this Section. Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. Notwithstanding anything to the contrary, Borrower shall not be entitled to request any conversion or continuation that, if made, would result in more than eight LIBOR Borrowings outstanding hereunder at any one time. This Section shall not apply to Swingline Loans, which may not be converted or continued.

(b)           Interest Election Notice. To make an election pursuant to this Section, Borrower shall deliver, by hand delivery or telecopier (or telephonic notice promptly confirmed in writing), a duly completed and executed Interest Election Request to the Administrative Agent not later than the time that a Borrowing Request would be required under Section 2.03 if Borrower were requesting a Revolving Borrowing or Term Borrowing of the Type resulting from such election to be made on the effective date of such election. Each Interest Election Request shall be irrevocable. Each Interest Election Request shall specify the following information in compliance with Section 2.02:

(i)      the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, or if outstanding Borrowings are being combined, allocation to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii)     the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii)    whether the resulting Borrowing is to be an ABR Borrowing or a LIBOR Borrowing; and

(iv)    if the resulting Borrowing is a LIBOR Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period.”

If any such Interest Election Request requests a LIBOR Borrowing but does not specify an Interest Period, then Borrower shall be deemed to have selected an Interest Period of one month’s duration.

Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(c)           Automatic Conversion to ABR Borrowing. If an Interest Election Request with respect to a LIBOR Borrowing is not timely delivered prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing, the Administrative Agent or the Required Lenders may require, by notice to Borrower, that (i) no outstanding Borrowing may be converted to or continued as a LIBOR Borrowing and (ii) unless repaid, each LIBOR Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

SECTION 2.09              Amortization of Term Borrowings. Borrower shall pay to the Administrative Agent, for the account of the Tranche B Lenders, (i) on September 29, 2006, $100,000, and (ii) on the dates set forth on Annex I, or if any such date is not a Business Day, on the immediately preceding Business Day (each such date, a “Tranche B Repayment Date”), a principal amount of the Tranche B Loans (x) as is set forth on Annex I opposite such date under the heading “Initial Tranche B Loan Amount” if no Delayed Draw Tranche B Loans have been made on or before December 31, 2006 or (y) as set forth on Annex I under the heading “Total Amount” if any Delayed Draw Tranche B Loans have been made as of such date (in the case of clauses (x) and (y) as adjusted from time to time pursuant to Section 2.10(h) and in the case of clause (y) as may be further adjusted as provided on Annex I), together in each case with accrued and unpaid interest on the principal amount to be paid to but excluding the date of such payment. To the extent not previously paid, all Tranche B Loans shall be due and payable on the Tranche B Maturity Date.

SECTION 2.10              Optional and Mandatory Prepayments of Loans.

(a)           Optional Prepayments. Borrower shall have the right at any time and from time to time to prepay any Borrowing, in whole or in part, subject to the requirements of this Section 2.10; provided that each partial prepayment shall be in an amount that is an integral mul-

tiple of $250,000 and not less than $500,000 or, if less or if not such a multiple, the outstanding principal amount of such Borrowing.

(b)           Revolving Loan Prepayments.

(i)      In the event of the termination of all the Revolving Commitments, Borrower shall, on the date of such termination, repay or prepay all its outstanding Revolving Loans and all outstanding Swingline Loans and replace all outstanding Letters of Credit or cash collateralize all outstanding Letters of Credit in accordance with the procedures set forth in Section 2.18(i).

(ii)     In the event of any partial reduction of the Revolving Commitments, then (x) at or prior to the effective date of such reduction, the Administrative Agent shall notify Borrower and the Revolving Lenders of the sum of all Lenders’ Revolving Exposures after giving effect thereto and (y) if the sum of all Lenders’ Revolving Exposures would exceed the aggregate amount of Revolving Commitments after giving effect to such reduction, then Borrower shall, on the date of such reduction, first, repay or prepay Swingline Loans, second, repay or prepay the outstanding Revolving Loans and third, replace outstanding Letters of Credit or cash collateralize outstanding Letters of Credit in accordance with the procedures set forth in Section 2.18(i), in an aggregate amount sufficient to eliminate such excess.

(iii)    In the event that the sum of all Lenders’ Revolving Exposures exceeds the Revolving Commitments then in effect, Borrower shall, without notice or demand, immediately first, repay or prepay Swingline Loans, second, repay or prepay the outstanding Revolving Loans and third, replace outstanding Letters of Credit or cash collateralize outstanding Letters of Credit in accordance with the procedures set forth in Section 2.18(i), in an aggregate amount sufficient to eliminate such excess.

(iv)    In the event that the aggregate LC Exposure exceeds the LC Commitment then in effect, Borrower shall, without notice or demand, immediately replace outstanding Letters of Credit or cash collateralize outstanding Letters of Credit in accordance with the procedures set forth in Section 2.18(i), in an aggregate amount sufficient to eliminate such excess.

(c)           Asset Sales. Not later than one Business Day following the receipt of any Net Cash Proceeds of any Asset Sale by Borrower or any of its Restricted Subsidiaries on or after the Closing Date, Borrower, shall make prepayments in accordance with Sections 2.10(h) and (i) in an aggregate amount equal to 100% of such Net Cash Proceeds; provided that:

(i)      no such prepayment shall be required under this Section 2.10(c)(i) with respect to (A) any Asset Sale permitted by Section 6.06(a), (B) the disposition of property which constitutes a Casualty Event, or (C) Asset Sales for fair market value resulting in no more than $500,000 in Net Cash Proceeds per Asset Sale (or series of related Asset Sales) and less than $3,000,000 in Net Cash Proceeds in any fiscal year; provided that clause (C) shall not apply in the case of any Asset Sale described in clause (b) of the definition thereof; and

(ii)     so long as no Default shall then exist or would arise therefrom and the aggregate of such Net Cash Proceeds of Asset Sales shall not exceed $5,000,000 in any fiscal year of Borrower, such proceeds shall not be required to be so applied on such date to the extent that Borrower shall have delivered an Officers’ Certificate to the Administrative Agent on or prior to such date stating that such Net Cash Proceeds are expected to be reinvested in fixed or capital assets within 270 days following the date of such Asset Sale (which Officers’ Certificate shall set forth the estimates of the proceeds to be so expended); provided that if all or any portion of such Net Cash Proceeds is not so reinvested within such 270-day period, such unused portion shall be applied on the last day of such period as a mandatory prepayment as provided in this Section 2.10(c); provided, further, that if the property subject to such Asset Sale constituted Collateral, then all property purchased with the Net Cash Proceeds thereof pursuant to this subsection shall be made subject to the Lien of the applicable Security Documents in favor of the Collateral Agent, for its benefit and for the benefit of the other Secured Parties in accordance with Sections 5.11 and 5.12;

provided, further, that clauses (c)(i) and (ii) shall not apply to any Net Cash Proceeds from Asset Sales pursuant to Section 6.06(g).

(d)           Debt Issuance. Not later than one Business Day following the receipt of any Net Cash Proceeds of any Debt Issuance by Borrower or any of its Restricted Subsidiaries on or after the Closing Date, Borrower shall make prepayments in accordance with Sections 2.10(h) and (i) in an aggregate amount equal to 100% of such Net Cash Proceeds.

(e)           Special Redemption. If the Pinon Acquisition has not been consummated on or prior to September 29, 2006, Borrower shall make prepayments in accordance with Sections 2.10(h) and (i) in an aggregate amount equal to $14.5 million. If the Texas Pelican portion of the TPSH Acquisition has not been consummated on or prior to August 15, 2006, Borrower shall make prepayments in accordance with Sections 2.10(h) and (i) in an aggregate amount equal to $2.35 million. If the St. Helena portion of the TPSH Acquisition has not been consummated on or prior to August 15, 2006, Borrower shall make prepayments in accordance with Sections 2.10(h) and (i) in an aggregate amount equal to $3.45 million.

(f)            Casualty Events. Not later than one Business Day following the receipt of any Net Cash Proceeds from a Casualty Event by Borrower or any of its Restricted Subsidiaries on or after the Closing Date, Borrower shall make prepayments in accordance with Sections 2.10(h) and (i) in an aggregate amount equal to 100% of such Net Cash Proceeds; provided that:

(i)      so long as no Default shall then exist or arise therefrom, such Net Cash Proceeds shall not be required to be so applied on such date to the extent that (A) in the event such Net Cash Proceeds shall not exceed $5.0 million, Borrower shall have delivered an Officers’ Certificate to the Administrative Agent on or prior to such date stating that such Net Cash Proceeds are expected to be used, or (B) in the event that such Net Cash Proceeds exceed $5.0 million, the Administrative Agent has elected by notice to Borrower on or prior to such date to require such Net Cash Proceeds to be used, in each case, to repair, replace or restore any property in respect of which such Net Cash Proceeds were paid or to reinvest in other fixed or capital assets, no later than 270 days following the date of receipt of such Net Cash Proceeds; provided that if the property subject to such Casualty Event constituted Collateral under the Security Documents, then all property purchased with the Net Cash Proceeds thereof pursuant to this subsection shall be made subject to the Lien of the applicable Security Documents in favor of the Collateral Agent, for its benefit and for the benefit of the other Secured Parties in accordance with Sections 5.11 and 5.12; and

(ii)     if any portion of such Net Cash Proceeds shall not be so applied within such 270 day period, such unused portion shall be applied on the last day of such period as a mandatory prepayment as provided in this Section 2.10(f).

(g)           Excess Cash Flow. No later than the earlier of (i) 90 days after the end of each Excess Cash Flow Period and (ii) the date on which the financial statements with respect to the fiscal year in which such Excess Cash Flow Period occurs are delivered pursuant to Section 5.01(a), Borrower shall make prepayments in accordance with Sections 2.10(h) and (i) in an aggregate amount equal to 50% of Excess Cash Flow for the Excess Cash Flow Period then ended.

(h)           Application of Prepayments. Prior to any optional or mandatory prepayment hereunder, Borrower shall select the Borrowing or Borrowings to be prepaid and shall specify such selection in the notice of such prepayment pursuant to Section 2.10(i), subject to the provisions of this Section 2.10(h). Any prepayments of Tranche B Loans pursuant to Section 2.10(c), (d), (f) or (g) shall be applied to reduce scheduled repayments required under Section 2.09 in inverse order of maturity. Any prepayments of Tranche B Loans pursuant to Section 2.10(a) shall be applied to reduce scheduled repayments as Borrower shall direct. Any prepayments of Tranche B Loans pursuant to Section 2.10(e) shall be applied to reduce scheduled  repayments required under Section 2.09 on a pro rata basis. Any prepayments pursuant to Section 2.10(c), (d), (f) or (g) shall be applied first to prepay Tranche B Loans. After application of mandatory prepayments of Tranche B Loans described above in this Section 2.10(h) and to the extent there are mandatory prepayment amounts remaining after such application, the Revolving Commitments shall be permanently reduced ratably among the Revolving Lenders in accordance with their applicable Revolving Commitments in an aggregate amount equal to such excess, and Borrower shall comply with Section 2.10(b).

Amounts to be applied pursuant to this Section 2.10 to the prepayment of Tranche B Loans and Revolving Loans shall be applied, as applicable, first to reduce outstanding ABR Term Loans and ABR Revolving Loans, respectively. Any amounts remaining after each such application shall be applied to prepay LIBOR Term Loans or LIBOR Revolving Loans, as applicable. Notwithstanding the foregoing, if the amount of any prepayment of Loans required under this Section 2.10 shall be in excess of the amount of the ABR Loans at the time outstanding (an “Excess Amount”), only the portion of the amount of such prepayment as is equal to the amount of such outstanding ABR Loans shall be immediately prepaid and, at the election of Borrower, the Excess Amount shall be either (A) deposited in an escrow account on terms satisfactory to the Collateral Agent and applied to the prepayment of LIBOR Loans on the last day of the then next-expiring Interest Period for LIBOR Loans; provided that (i) interest in respect of such Excess Amount shall continue to accrue thereon at the rate provided hereunder for the Loans which such Excess Amount is intended to repay until such Excess Amount shall have been used in full to repay such Loans and (ii) at any time while a Default has occurred and is continuing, the Administrative Agent may, and upon written direction from the Required Lenders shall, apply any or all proceeds then on deposit to the payment of such Loans in an amount equal to such Excess Amount or (B) prepaid immediately, together with any amounts owing to the Lenders under Section 2.13.

(i)            Notice of Prepayment. Borrower shall notify the Administrative Agent (and, in the case of prepayment of a Swingline Loan, the Swingline Lender) by written notice of any prepayment hereunder (i) in the case of prepayment of a LIBOR Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of prepayment, (ii) in the case of prepayment of an ABR Borrowing (other than as provided in clause (iii)), not later than 11:00 a.m., New York City time, one Business Day before the date of prepayment and (iii) in the case of prepayment of a Swingline Loan, not later than 11:00 a.m., New York City time, on the date of prepayment. Each such notice shall be irrevocable; provided that, (x) if a notice of prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.07, then such notice of prepayment may be revoked if such termination is revoked in accordance with Section 2.07 and (y) if a notice of prepayment is given in connection with a prepayment under Section 2.10 (e), such notice may be revoked if the Pinon Acquisition is consummated on or prior to September 29, 2006. Each such notice shall specify the prepayment date, the principal amount of each Borrowing or portion thereof to be prepaid and, in the case of a mandatory prepayment, a reasonably detailed calculation of the amount of such prepayment. Promptly following receipt of any such notice (other than a notice relating solely to Swingline Loans), the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of a Credit Extension of the same Type as provided in Section 2.02, except as necessary to apply fully the required amount of a mandatory prepayment. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing and otherwise in accordance with this Section 2.10. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.06.

SECTION 2.11              Alternate Rate of Interest. If prior to the commencement of any Interest Period for a LIBOR Borrowing:

(a)           the Administrative Agent determines (which determination shall be final and conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBOR Rate for such Interest Period; or

(b)           the Administrative Agent is advised in writing by the Required Lenders that the Adjusted LIBOR Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;

then the Administrative Agent shall give written notice thereof to Borrower and the Lenders as promptly as practicable thereafter and, until the Administrative Agent notifies Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a LIBOR Borrowing shall be ineffective and (ii) if any Borrowing Request requests a LIBOR Borrowing, such Borrowing shall be made as an ABR Borrowing.

SECTION 2.12              Yield Protection.

(a)           Increased Costs Generally. If any Change in Law shall:

(i)      impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in, by any Lender (except any reserve requirement reflected in the Adjusted LIBOR Rate) or the Issuing Bank;

(ii)     subject any Lender or the Issuing Bank to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit or any LIBOR Loan made by it, or change the basis of taxation of payments to such Lender or the Issuing Bank in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 2.15 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender or the Issuing Bank); or

(iii)    impose on any Lender or the Issuing Bank or the London interbank market any other condition, cost or expense affecting this Agreement or LIBOR Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any LIBOR Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender, the Issuing Bank or such Lender’s or the Issuing Bank’s holding company, if any, of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or the Issuing Bank hereunder (whether of principal, interest or any other amount), then, upon request of such Lender or the Issuing Bank, Borrower will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.

(b)           Capital Requirements. If any Lender or the Issuing Bank determines (in good faith, but in its sole absolute discretion) that any Change in Law affecting such Lender or the Issuing Bank or any lending office of such Lender or such Lender’s or the Issuing Bank’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital or on the capital of such Lender’s or the Issuing Bank’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the Issuing Bank, to a level below that which such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Bank’s policies and the policies of such Lender’s or the Issuing Bank’s holding company with respect to capital adequacy), then from time to time Borrower will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company for any such reduction suffered.

(c)           Certificates for Reimbursement. A certificate of a Lender or the Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or the Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section 2.12 and delivered to Borrower shall be conclusive absent manifest error. Borrower shall pay such Lender or the Issuing Bank, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)           Delay in Requests. Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section 2.12 shall not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation; provided that Borrower shall not be required to compensate a Lender or the Issuing Bank pursuant to this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender or the Issuing Bank, as the case may be, notifies Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Issuing Bank’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof) .

SECTION 2.13              Breakage Payments. In the event of (a) the payment or prepayment, whether optional or mandatory, of any principal of any LIBOR Loan earlier than the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any LIBOR Loan earlier than the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Revolving Loan or Tranche B Loan on the date specified in any notice delivered pursuant hereto or (d) the assignment of any LIBOR Loan earlier than the last day of the Interest Period applicable thereto as a result of a request by Borrower pursuant to Section 2.16(b), then, in any such event, Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a LIBOR Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBOR Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the LIBOR market. A certificate of any Lender setting forth in reasonable detail any amount or amounts that such Lender is entitled to receive pursuant to this Section 2.13 shall be delivered to Borrower and shall be conclusive and binding absent manifest error. Borrower shall pay such Lender the amount shown as due on any such certificate within 5 days after receipt thereof.

SECTION 2.14              Payments Generally; Pro Rata Treatment; Sharing of Setoffs.

(a)           Payments Generally. Borrower shall make each payment required to be made by it hereunder or under any other Loan Document (whether of principal, interest, fees or Reimbursement Obligations, or of amounts payable under Section 2.12, 2.13, 2.15 or 10.03, or otherwise) on or before the time expressly required hereunder or under such other Loan Document for such payment (or, if no such time is expressly required, prior to 2:00 p.m., New York City time), on the date when due, in immediately available funds, without setoff, deduction or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices at Eleven Madison Avenue, New York, New York 10010, except payments to be made directly to the Issuing Bank or Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.12, 2.13, 2.15 and 10.03 shall be made directly to the persons entitled thereto and payments pursuant to other Loan Documents shall be made to the persons specified therein. The Administrative Agent shall distribute any such payments received by it for the account of any other person to the appropriate recipient promptly following receipt thereof. If any payment under any Loan Document shall be due on a day that is not a Business Day, unless specified otherwise, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments under each Loan Document shall be made in dollars, except as expressly specified otherwise.

(b)           Pro Rata Treatment.

(i)      Each payment by Borrower of interest in respect of the Loans shall be applied to the amounts of such obligations owing to the Lenders pro rata according to the respective amounts then due and owing to the Lenders.

(ii)     Each payment on account of principal of the Tranche B Loans shall be allocated among the Tranche B Lenders pro rata based on the principal amount of the Tranche B Loans held by the Tranche B Lenders. Each payment by Borrower on account of principal of the Revolving Borrowings shall be made pro rata according to the respective outstanding principal amounts of the Revolving Loans then held by the Revolving Lenders.

(c)           Insufficient Funds. If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, Reimbursement Obligations, interest and fees then due hereunder, such funds shall be applied (i) first, toward payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, toward payment of principal and Reimbursement Obligations then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and Reimbursement Obligations then due to such parties.

(d)           Sharing of Setoff. If any Lender (and/or the Issuing Bank, which shall be deemed a “Lender” for purposes of this Section 2.14(d)) shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or other Obligations resulting in such Lender’s receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon or other Obligations greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them, provided that:

(i)      if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii)     the provisions of this paragraph shall not be construed to apply to (x) any payment made by Borrower pursuant to and in accordance with the express terms of this Agreement or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to Borrower or any Restricted Subsidiary thereof (as to which the provisions of this paragraph shall apply).

Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable Requirements of Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against any Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation. If under applicable bankruptcy, insolvency or any similar law any Secured Party receives a secured claim in lieu of a setoff or counterclaim to which this Section 2.14(d) applies, such Secured Party shall to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights to which a Lender is entitled under this Section 2.14(d) to share in the benefits of the recovery of setoff or counterclaim.

(e)           Borrower Default. Unless the Administrative Agent shall have received notice from Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Bank hereunder that Borrower will not make such payment, the Administrative Agent may assume that Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Bank, as the case may be, the amount due. In such event, if Borrower has not in fact made such payment, then each of the Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or the Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administra-

tive Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(f)            Lender Default. If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.02(c), 2.14(e), 2.17(d), 2.18(d), 2.18(e) or 10.03(c), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

SECTION 2.15              Taxes.

(a)           Payments Free of Taxes. Any and all payments by or on account of any obligation of the Loan Parties hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes; provided that if the Loan Parties shall be required by applicable Requirements of Law to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Lender or Issuing Bank, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) the applicable Loan Party shall make such deductions and (iii) the applicable Loan Party shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable Requirements of Law.

(b)           Payment of Other Taxes by Borrower. Without limiting the provisions of paragraph (a) above, Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Requirements of Law.

(c)           Indemnification by Borrower. Borrower shall indemnify the Administrative Agent, each Lender and the Issuing Bank, within 10 Business Days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by the Administrative Agent, such Lender or the Issuing Bank, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to Borrower by a Lender or the Issuing Bank (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or the Issuing Bank, shall be final, conclusive and binding on all parties absent manifest error.

(d)           Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by Borrower to a Governmental Authority, Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)           Status of Lenders. Any Foreign Lender shall, to the extent it may lawfully do so,  deliver to Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of Borrower or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

(i)      duly completed copies of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States of America is a party,

(ii)     duly completed copies of Internal Revenue Service Form W-8ECI,

(iii)    in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate, in substantially the form of Exhibit Q, or any other form approved by the Administrative Agent, to the effect that such Foreign Lender is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of Borrower within the meaning of Section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code and (y) duly completed copies of  Internal Revenue Service Form W-8BEN, or

(iv)    any other form prescribed by applicable Requirements of Law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable Requirements of Law to permit Borrower to determine the withholding or deduction required to be made.

(f)            Treatment of Certain Refunds. If the Administrative Agent, a Lender or the Issuing Bank determines, in its sole discretion, that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by Borrower or with respect to which Borrower has paid additional amounts pursuant to this Section, it shall, within 30 days from the date making such determination, pay to Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by Borrower under this Section with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all reasonable out-of-pocket expenses of the Administrative Agent, such Lender or the Issuing Bank, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that Borrower, upon the request of the Administrative Agent, such Lender or the Issuing Bank, agrees to repay the amount paid over to Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, such Lender or the Issuing Bank in the event the Administrative Agent, such Lender or the Issuing Bank is required to repay such refund to such Governmental Authority. This paragraph shall not be construed to require the Administrative Agent, any Lender or the Issuing Bank to make available its tax returns (or any other information relating to its taxes that it deems confidential) to Borrower or any other person. Notwithstanding anything to the contrary, in no event will any Lender be required to pay any amount to Borrower the payment of which would place such Lender in a less favorable net after-tax position than such Lender would have been in if the additional amounts giving rise to such refund of any Indemnified Taxes or Other Taxes had never been paid.

SECTION 2.16              Mitigation Obligations; Replacement of Lenders.

(a)           Designation of a Different Lending Office. If any Lender requests compensation under Section 2.12 or requires Borrower to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.15, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.12 or 2.15, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment. A certificate setting forth such costs and expenses submitted by such Lender to Borrower shall be conclusive absent manifest error.

(b)           Replacement of Lenders. If any Lender requests compensation under Section 2.12, or is incurring or is reasonably expected to incur costs which are or would be material in amount and are associated with a Gaming Authority’s investigation of whether or not such Lender is a Qualified Person, or if Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.15, or if any Lender defaults in its obligation to fund Loans hereunder, or if Borrower exercises its replacement rights under Section 10.02(d), then Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.04), all of its interests, rights and obligations under this Agreement and the other Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:

(i)      Borrower shall have paid to the Administrative Agent the processing and recordation fee specified in Section 10.04(b);

(ii)     such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 2.13), assuming for this purpose (in the case of a Lender being replaced pursuant to Section 10.02(d)) that the Loans of such Lender were being prepaid from the assignee (to the extent of such outstanding principal and accrued interest and fees) or Borrower (in the case of all other amounts);

(iii)    in the case of any such assignment resulting from a claim for compensation under Section 2.12 or payments required to be made pursuant to Section 2.15, such assignment will result in a reduction in such compensation or payments thereafter; and

(iv)    such assignment does not conflict with applicable Requirements of Law.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling Borrower to require such assignment and delegation cease to apply.

(c)           Defaulting Lenders. Anything contained herein to the contrary notwithstanding, in the event that any Revolving Lender or Lender with a Delayed Draw Tranche B Commitment (“Defaulting Lender”) defaults (a “Funding Default”) in its obligation to fund any Revolving Loan or Delayed Draw Tranche B Loan, as the case may be (a “Defaulted Loan”), in accordance with Section 2.02, then after the occurrence and during any Funding Default (a “Default Period”) with respect to such Defaulting Lender, (i) upon the Administrative Agent providing written consent (not to be unreasonably withheld) (x) in the case of a Revolving Lender, such Defaulting Lender’s Revolving Commitment and outstanding Revolving Loans and such Defaulting Lender’s pro rata share of the LC Disbursements and (y) in the case of a Lender with a Delayed Draw Tranche B Commitment, such Defaulting Lender’s Delayed Draw Tranche B Commitment, in each case shall be excluded for purposes of calculating the Commitment Fee in respect of any day during any Default Period with respect to such Defaulting Lender, and upon the Administrative Agent providing written consent (not to be unreasonably withheld), such Defaulting Lender shall not be entitled to receive any Commitment Fee with respect to such Defaulting Lender’s Revolving Commitment or Delayed Draw Tranche B Commitment in respect of any Defaulted Loan with respect to such Defaulting Lender and (ii) any portion of the Commitment Fee allocated to the Defaulting Lender shall be held by Administrative Agent for the benefit of the Defaulting Lender and as security (along with earnings, if any) for its obligations owed under this Agreement to the Agents and the Lenders and when all such obligations (contingent and otherwise) have been satisfied, any remainder shall be paid to Borrower.

SECTION 2.17              Swingline Loans.

(a)           Swingline Commitment. Subject to the terms and conditions set forth herein, the Swingline Lender agrees to make Swingline Loans to Borrower from time to time during the Revolving Availability Period, in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of outstanding Swingline Loans exceeding $5,000,000 or (ii) the sum of the total Revolving Exposures exceeding the total Revolving Commitments; provided that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan. Within the foregoing limits and subject to the terms and conditions set forth herein, Borrower may borrow, repay and reborrow Swingline Loans.

(b)           Swingline Loans. To request a Swingline Loan, Borrower shall deliver, by hand delivery or telecopier or facsimile, a duly completed and executed Borrowing Request to the Administrative Agent and the Swingline Lender, not later than 2:00 p.m., New York City time, on the day of a proposed Swingline Loan. Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day) and the amount of the requested Swingline Loan. Each Swingline Loan shall be an ABR Loan. The Swingline Lender shall make each Swingline Loan available to Borrower to an account as directed by Borrower in the applicable Borrowing Request maintained with the Administrative Agent (or, in the case of a Swingline Loan made to finance the reimbursement of an LC Disbursement as provided in Section 2.18(e), by remittance to the Issuing Bank) by 4:00 p.m., New York City time, on the requested date of such Swingline Loan. Borrower shall not request a Swingline Loan if at the time of or immediately after giving effect to the Credit Extension contemplated by such request a Default has occurred and is continuing or would result therefrom. Swingline Loans shall be made in minimum amounts of $100,000 and integral multiples of $100,000 above such amount.

(c)           Prepayment. Borrower shall have the right at any time and from time to time to repay any Swingline Loan, in whole or in part, upon giving written notice to the Swingline Lender and the Administrative Agent before 12:00 (noon), New York City time, on the proposed date of repayment.

(d)           Participations. The Swingline Lender may at any time in its discretion by written notice given to the Administrative Agent (provided such notice requirement shall not apply if the Swingline Lender and the Administrative Agent are the same entity) not later than 11:00 a.m., New York City time, on the next succeeding Business Day following such notice require the Revolving Lenders to acquire participations on such Business Day in all or a portion of the Swingline Loans then outstanding. Such notice shall specify the aggregate amount of Swingline Loans in which Revolving Lenders will participate. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Revolving Lender, specifying in such notice such Lender’s Pro Rata Percentage of such Swingline Loan or Loans. Each Revolving Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent, for the account of the Swingline Lender, such Lender’s Pro Rata Percentage of such Swingline Loan or Loans. Each Revolving Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever (so long as such payment shall not cause such Lender’s Revolving Exposure to exceed such Lender’s Revolving Commitment). Each Revolving Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.02(c) with respect to Loans made by such Lender (and Section 2.02 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders), and the Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Revolving Lenders. The Administrative Agent shall notify Borrower of any participations in any Swingline Loan acquired by the Revolving Lenders pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender. Any amounts received by the Swingline Lender from Borrower (or another party on behalf of Borrower) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent. Any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Revolving Lenders that shall have made their payments pursuant to this paragraph, as their interests may appear. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve Borrower of any default in the payment thereof.

SECTION 2.18              Letters of Credit.

(a)           General. Subject to the terms and conditions set forth herein, Borrower may request the Issuing Bank, and the Issuing Bank agrees, to issue Letters of Credit for its own account or the account of a Restricted Subsidiary in a form reasonably acceptable to the Administrative Agent and the Issuing Bank, at any time and from time to time from the Closing Date until 30 days prior to the Revolving Maturity Date (provided that Borrower shall be a co-applicant, and be jointly and severally liable, with respect to each Letter of Credit issued for the account of a Restricted Subsidiary). The Issuing Bank shall have no obligation to issue, and Borrower shall not request the issuance of, any Letter of Credit at any time if after giving effect to such issuance, the LC Exposure would exceed the LC Commitment or the total Revolving Exposure would exceed the total Revolving Commitments. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by Borrower to, or entered into by Borrower with, the Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

(b)           Request for Issuance, Amendment, Renewal, Extension; Certain Conditions and Notices. To request the issuance of a Letter of Credit or the amendment, renewal or extension of an outstanding Letter of Credit, Borrower shall deliver, by hand or telecopier (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Bank on a case-by-case basis), an LC Request to the Issuing Bank and the Administrative Agent not later than 11:00 a.m. (New York City time) on the third Business Day preceding the requested date of issuance, amendment, renewal or extension (or such later date and time as is acceptable to the Issuing Bank).

A request for an initial issuance of a Letter of Credit shall specify in form and detail satisfactory to the Issuing Bank:

(i)      the proposed issuance date of the requested Letter of Credit (which shall be a Business Day);

(ii)     the amount thereof;

(iii)    the expiry date thereof (which shall not be later than the close of business on the Letter of Credit Expiration Date);

(iv)    the name and address of the beneficiary thereof;

(v)     whether the Letter of Credit is to be issued for its own account or for the account of one of its Restricted Subsidiaries (provided that Borrower shall be a co-

applicant, and therefore jointly and severally liable, with respect to each Letter of Credit issued for the account of a Restricted Subsidiary);

(vi)    the documents to be presented by such beneficiary in connection with any drawing thereunder;

(vii)   the full text of any certificate to be presented by such beneficiary in connection with any drawing thereunder; and

(viii)  such other matters as the Issuing Bank may require.

A request for an amendment, renewal or extension of any outstanding Letter of Credit shall specify in form and detail satisfactory to the Issuing Bank:

(i)      the Letter of Credit to be amended, renewed or extended;

(ii)     the proposed date of amendment, renewal or extension thereof (which shall be a Business Day);

(iii)    the nature of the proposed amendment, renewal or extension; and

(iv)    such other matters as the Issuing Bank may require.

If requested by the Issuing Bank, Borrower also shall submit a letter of credit application on the Issuing Bank’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and, upon issuance, amendment, renewal or extension of each Letter of Credit, Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension, (i) the LC Exposure shall not exceed the LC Commitment, (ii) the total Revolving Exposures shall not exceed the total Revolving Commitments and (iii) the conditions set forth in Article IV in respect of such issuance, amendment, renewal or extension shall have been satisfied. Unless the Issuing Bank shall agree otherwise, no Letter of Credit shall be in an initial amount less than $100,000, in the case of a Commercial Letter of Credit, or $250,000, in the case of a Standby Letter of Credit.

Upon the issuance of any Letter of Credit or amendment, renewal, extension or modification to a Letter of Credit, the Issuing Bank shall promptly notify the Administrative Agent, who shall promptly notify each Revolving Lender, thereof, and of the amount of such Lender’s respective participation in such Letter of Credit pursuant to Section 2.18(d). On the first Business Day of each calendar month, the Issuing Bank shall provide to the Administrative Agent a report listing all outstanding Letters of Credit and the amounts and beneficiaries thereof. The Administrative Agent shall promptly notify each Revolving Lender on the last Business Day of each quarter of the current quarter’s Letter of Credit amount.

(c)           Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) in the case of a Standby Letter of Credit, (x) the date which is one year after the date of the issuance of such Standby Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (y) the Letter of Credit Expi-

ration Date and (ii) in the case of a Commercial Letter of Credit, (x) the date that is 180 days after the date of issuance of such Commercial Letter of Credit (or, in the case of any renewal or extension thereof, 180 days after such renewal or extension) and (y) the Letter of Credit Expiration Date; provided that notwithstanding the foregoing, Letters of Credit may expire later than the Letter of Credit Expiration Date (but no later than the Revolving Maturity Date) provided that Borrower has collateralized such Letters of Credit in an amount equal to 102% of the aggregate amount available to be drawn under such Letters of Credit by the date that is sixteen (16) days prior to the Revolving Maturity Date on terms and conditions reasonably satisfactory to the Issuing Bank, it being understood that no Lender shall be released from any of its obligations to purchase participations or make Loans in respect of such Letters of Credit until such Letters of Credit shall have expired or been terminated.

(d)           Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Bank or the Lenders, the Issuing Bank hereby irrevocably grants to each Revolving Lender, and each Revolving Lender hereby acquires from the Issuing Bank, a participation in such Letter of Credit equal to such Revolving Lender’s Pro Rata Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Bank, such Revolving Lender’s Pro Rata Percentage of each LC Disbursement made by the Issuing Bank and not reimbursed by Borrower on the date due as provided in Section 2.18(e), or of any reimbursement payment required to be refunded to Borrower for any reason. Each Revolving Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, or expiration, termination or cash collateralization of any Letter of Credit and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e)           Reimbursement.

(i)      If the Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, Borrower shall reimburse such LC Disbursement by paying to the Issuing Bank an amount equal to such LC Disbursement not later than 3:00 p.m., New York City time, on the date that such LC Disbursement is made if Borrower shall have received notice of such LC Disbursement prior to 11:00 a.m., New York City time, on such date, or, if such notice has not been received by Borrower prior to such time on such date, then not later than 3:00 p.m., New York City time, on the Business Day immediately following the day that Borrower receives such notice; provided that Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 that such payment be financed with ABR Revolving Loans or Swingline Loans in an equivalent amount and, to the extent so financed, Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Loans or Swingline Loans.

(ii)     If Borrower fails to make such payment when due, the Issuing Bank shall notify the Administrative Agent and the Administrative Agent shall notify each Revolving Lender of the applicable LC Disbursement, the payment then due from Borrower in respect thereof and such Revolving Lender’s Pro Rata Percentage thereof. Each Revolving Lender shall pay by wire transfer of immediately available funds to the Administrative Agent not later than 2:00 p.m., New York City time, on such date (or, if such Revolving Lender shall have received such notice later than 12:00 noon, New York City time, on any day, not later than 11:00 a.m., New York City time, on the immediately following Business Day), an amount equal to such Revolving Lender’s Pro Rata Percentage of the unreimbursed LC Disbursement in the same manner as provided in Section 2.02(c) with respect to Revolving Loans made by such Revolving Lender, and the Administrative Agent will promptly pay to the Issuing Bank the amounts so received by it from the Revolving Lenders. The Administrative Agent will promptly pay to the Issuing Bank any amounts received by it from Borrower pursuant to the above paragraph prior to the time that any Revolving Lender makes any payment pursuant to the preceding sentence and any such amounts received by the Administrative Agent from Borrower thereafter will be promptly remitted by the Administrative Agent to the Revolving Lenders that shall have made such payments and to the Issuing Bank, as appropriate.

(iii)    If any Revolving Lender shall not have made its Pro Rata Percentage of such LC Disbursement available to the Administrative Agent as provided above, each of such Revolving Lender and Borrower severally agrees to pay interest on such amount, for each day from and including the date such amount is required to be paid in accordance with the foregoing to but excluding the date such amount is paid, to the Administrative Agent for the account of the Issuing Bank at (i) in the case of Borrower, the rate per annum set forth in Section 2.18(h) and (ii) in the case of such Lender, at a rate determined by the Administrative Agent in accordance with banking industry rules or practices on interbank compensation.

(f)            Obligations Absolute. To the maximum extent permitted by applicable law, the Reimbursement Obligation of Borrower as provided in Section 2.18(e) shall be absolute, unconditional and irrevocable, and shall be paid and performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein; (ii) any draft or other document presented under a Letter of Credit being proved to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; (iii) payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that fails to comply with the terms of such Letter of Credit; (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.18, constitute a legal or equitable discharge of, or provide a right of setoff against, the obligations of Borrower hereunder; (v) the fact that a Default shall have occurred and be continuing; or (vi) any material adverse change in the business, property, results of operations, prospects or condition, financial or otherwise, of Borrower and its Restricted Subsidiaries. To the maximum extent permitted by applicable law, none of the Agents, the Lenders, the Issuing Bank or any of their Affiliates shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank; provided that the foregoing shall not be construed to excuse the Issuing Bank from liability to Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by Borrower to the extent permitted by applicable Requirements of Law) suffered by Borrower that are caused by the Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the Issuing Bank (as finally determined by a court of competent jurisdiction), the Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g)           Disbursement Procedures. The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The Issuing Bank shall promptly give written notice to the Administrative Agent and Borrower of such demand for payment and whether the Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve Borrower of its Reimbursement Obligation to the Issuing Bank and the Revolving Lenders with respect to any such LC Disbursement (other than with respect to the timing of such Reimbursement Obligation set forth in Section 2.18(e)).

(h)           Interim Interest. If the Issuing Bank shall make any LC Disbursement, then, unless Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest payable on demand, for each day from and including the date such LC Disbursement is made to but excluding the date that Borrower reimburses such LC Disbursement, at the rate per annum determined pursuant to Section 2.06(c). Interest accrued pursuant to this paragraph shall be for the account of the Issuing Bank, except that interest accrued on and after the date of payment by any Revolving Lender pursuant to Section 2.18(e) to reimburse the Issuing Bank shall be for the account of such Lender to the extent of such payment.

(i)            Cash Collateralization. If any Event of Default shall occur and be continuing, on the Business Day that Borrower receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Revolving Lenders with LC Exposure representing greater than 50% of the total LC Exposure) demanding the deposit of cash collateral pursuant to this paragraph, Borrower shall deposit on terms and in accounts satisfactory to the Collateral Agent, in the name of the Collateral Agent and for the benefit of the Revolving Lenders, an amount in cash equal to the LC Exposure as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall be-

come effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to Borrower described in Section 8.01(g) or (h). Funds so deposited shall be applied by the Collateral Agent to reimburse the Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of outstanding Reimbursement Obligations or, if the maturity of the Loans has been accelerated (but subject to the consent of Revolving Lenders with LC Exposure representing greater than 50% of the total LC Exposure), be applied to satisfy other Obligations of Borrower under this Agreement. If Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount plus any accrued interest or realized profits with respect to such amounts (to the extent not applied as aforesaid) shall be returned to Borrower within three Business Days after all Events of Default have been cured or waived.

(j)            Additional Issuing Banks. Borrower may, at any time and from time to time, designate one or more additional Revolving Lenders to act as an issuing bank under the terms of this Agreement, with the consent of the Administrative Agent (which consent shall not be unreasonably withheld), the Issuing Bank and such Revolving Lender(s). Any Lender designated as an issuing bank pursuant to this paragraph (j) shall be deemed (in addition to being a Revolving Lender) to be the Issuing Bank with respect to Letters of Credit issued or to be issued by such Revolving Lender, and all references herein and in the other Loan Documents to the term “Issuing Bank” shall, with respect to such Letters of Credit, be deemed to refer to such Revolving Lender in its capacity as Issuing Bank, as the context shall require.

(k)           Resignation or Removal of the Issuing Bank. The Issuing Bank may resign as Issuing Bank hereunder at any time upon at least 30 days’ prior notice to the Lenders, the Administrative Agent and Borrower. The Issuing Bank may be replaced at any time by written agreement among Borrower, each Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Lenders of any such replacement of the Issuing Bank or any such additional Issuing Bank. At the time any such resignation or replacement shall become effective, Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.05(c). From and after the effective date of any such resignation or replacement or addition, as applicable, (i) the successor or additional Issuing Bank shall have all the rights and obligations of the Issuing Bank under this Agreement with respect to Letters of Credit to be issued by it thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or such addition or to any previous Issuing Bank, or to such successor or such addition and all previous Issuing Banks, as the context shall require. After the resignation or replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such resignation or replacement, but shall not be required to issue additional Letters of Credit. If at any time there is more than one Issuing Bank hereunder, Borrower may, in its discretion, select which Issuing Bank is to issue any particular Letter of Credit.

(l)            Other. The Issuing Bank shall be under no obligation to issue any Letter of Credit if

(i)      any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the Issuing Bank from issuing such Letter of Credit, or any Requirement of Law applicable to the Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Issuing Bank shall prohibit, or request that the Issuing Bank refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the Issuing Bank with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the Issuing Bank is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the Issuing Bank any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the Issuing Bank in good faith deems material to it; or

(ii)     the issuance of such Letter of Credit would violate one or more policies of the Issuing Bank.

The Issuing Bank shall be under no obligation to amend any Letter of Credit if (A) the Issuing Bank would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants to the Administrative Agent, the Collateral Agent, the Issuing Bank and each of the Lenders (with references to the Companies as of the Closing Date being references thereto after giving effect to the Gameco Acquisition unless otherwise expressly stated) on the date hereof (it being understood that the Transactions and the Additional Transactions shall not be consummated until on or after the Closing Date) and, except as otherwise stated to be as of a different date, as of the date of each Credit Extension (including the Closing Date) that:

SECTION 3.01              Organization; Powers. Each of Borrower and the Restricted Subsidiaries (a) is duly organized and validly existing under the laws of the jurisdiction of its organization, (b) has all requisite power and authority to carry on its business as now conducted and to own and lease its property and (c) is qualified and in good standing (to the extent such concept is applicable in the applicable jurisdiction) to do business in every jurisdiction where such qualification is required, except in such jurisdictions where the failure to so qualify or be in good standing, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. There is no existing default under any Organizational Document of Borrower or any of its Restricted Subsidiaries or any event which, with the giving of notice or passage of time or both, would constitute a default by any party thereunder.

SECTION 3.02              Authorization; Enforceability. The Transactions and the Additional Transactions to be entered into by each Loan Party are within such Loan Party’s powers and have been duly authorized by all necessary action on the part of such Loan Party. Each Loan Document to which any Loan Party is to be a party, when executed and delivered by such Loan Party, will constitute, a legal, valid and binding obligation of such Loan Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3.03              No Conflicts. Except as set forth on Schedule 3.03, the Transactions and the Additional Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority (including Gaming Authorities), except (i) such as have been obtained or made and are in full force and effect, (ii) filings necessary to perfect Liens created by the Loan Documents and (iii) consents, approvals, registrations, filings, permits or actions the failure to obtain or perform which could not reasonably be expected to result in a Material Adverse Effect, (b) will not violate the Organizational Documents of Borrower or any of its Restricted Subsidiaries, (c) will not violate any Requirement of Law, (d) will not violate or result in a default or require any consent or approval under any indenture, agreement or other instrument binding upon Borrower or any of its Restricted Subsidiaries or its property, or give rise to a right thereunder to require any payment to be made by Borrower or any of its Restricted Subsidiaries, except for violations, defaults or the creation of such rights that could not reasonably be expected to result in a Material Adverse Effect, and (e) will not result in the creation or imposition of any Lien on any property of any Loan Party, except Liens created by the Loan Documents and Permitted Liens.

SECTION 3.04              Financial Statements; Projections.

(a)           Historical Financial Statements. Borrower has delivered to the Lenders the consolidated balance sheets and related statements of operations, stockholders’ equity and cash flows of Borrower (i) as of and for the fiscal years ended December 31, 2005, 2004 and 2003, audited by and accompanied by the unqualified opinion of Deloitte & Touche LLP, independent registered public accountants, and (ii) as of and for the three-month period ended March 31, 2006 and for the comparable period of the preceding fiscal year, in each case, certified by the chief financial officer of Borrower. Such financial statements and all financial statements delivered pursuant to Sections 5.01(a), (b) and (c) have been prepared in accordance with GAAP and present fairly and accurately in all material respects the financial condition and results of operations and cash flows of Borrower as of the dates and for the periods to which they relate.

(b)           No Liabilities. Except as set forth in the financial statements referred to in Section 3.04(a), there are no liabilities of any Company of any kind, whether accrued, contingent, absolute, determined, determinable or otherwise, which could reasonably be expected to result in a Material Adverse Effect, and there is no existing condition, situation or set of circumstances which could reasonably be expected to result in such a liability, other than liabilities under the Loan Documents and the Senior Note Documents. Since December 31, 2005, there has been no event, change, circumstance or occurrence that, individually or in the aggregate, has had or could reasonably be expected to result in a Material Adverse Effect (other than any such event, change, circumstance or occurrence that the Required Revolving Lenders or the Required Delayed Draw Tranche B Lenders, as applicable have duly waived).

(c)           Pro Forma Financial Statements. Borrower has delivered to the Lenders Borrower’s unaudited pro forma consolidated balance sheet and statements of operations and cash flows and pro forma EBITDA, for the fiscal year ended December 31, 2005, and as of and for the three-month period ended March 31, 2006, in each case after giving effect to the Transactions and the Additional Transactions as if they had occurred on such date in the case of the balance sheet and as of the beginning of all periods presented in the case of the statements of operations and cash flows. Such pro forma financial statements have been prepared in good faith by the Loan Parties, based on the assumptions stated therein (which assumptions are believed by the Loan Parties on the date hereof and on the Closing Date to be reasonable), are based on the best information available to the Loan Parties as of the date of delivery thereof, accurately reflect all adjustments required to be made to give effect to the Transactions and the Additional Transactions, and in accordance with Regulation S-X, and present fairly in all material respects the pro forma consolidated financial position and results of operations of Borrower as of such date and for such periods, assuming that the Transactions and the Additional Transactions had occurred at such dates.

(d)           Forecasts. The forecasts of financial performance of Borrower and its subsidiaries furnished to the Lenders have been prepared in good faith by Borrower and based on assumptions believed by Borrower to be reasonable.

SECTION 3.05              Properties.

(a)           Generally. Each Company has good title to, or valid leasehold interests in, all its property material to its business, free and clear of all Liens except for, in the case of Collateral, Permitted Liens and, in the case of all other material property, Permitted Liens and minor irregularities or deficiencies in title that, in the aggregate, do not interfere with its ability to conduct its business as currently conducted or to utilize such property for its intended purpose. The property of the Companies, taken as a whole, (i) is in good operating order, condition and repair (ordinary wear and tear and casualty and condemnation excepted with respect to which the Administrative Agent has been made aware) and (ii) constitutes all the property which is required for the business and operations of the Companies as presently conducted.

(b)           Real Property. Schedules 8(a) and 8(b) to the Perfection Certificate dated the Closing Date contain a true and complete list of each interest in Real Property (i) owned by any Company as of the Closing Date and describes the type of interest therein held by such Company and whether such owned Real Property is leased and if leased whether the underlying Lease contains any option to purchase all or any portion of such Real Property or any interest therein or contains any right of first refusal relating to any sale of such Real Property or any portion thereof or interest therein and (ii) leased, subleased or otherwise occupied or utilized by any Company, as lessee, sublessee, franchisee or licensee, as of the Closing Date and describes the type of interest therein held by such Company and, in each of the cases described in clauses (i) and (ii) of this Section 3.05(b), whether any Lease requires the consent of the landlord or tenant thereunder, or other party thereto, to the Transactions. Schedule 8(b) to the Perfection Certifi-

cate also lists each unexercised option to purchase Real Property which option is owned by any Company.

(c)           No Casualty Event. No Company has received any notice of, nor has any actual or constructive knowledge of, the occurrence or pendency or contemplation of any Casualty Event affecting all or any portion of its property. No mortgage encumbers improved Real Property that is located in an area that has been identified by the Secretary of Housing and Urban Development as an area having special flood hazards within the meaning of the National Flood Insurance Act of 1968 unless flood insurance available under such Act has been obtained in accordance with Section 5.04.

(d)           Collateral. Each Loan Party owns or has rights to use all of the Collateral and all rights with respect to any of the foregoing used in, necessary for or material to such Loan Party’s business as currently conducted. The use by such Loan Party of such Collateral and all such rights with respect to the foregoing do not infringe on the rights of any person other than such infringement which could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. To the actual or constructive knowledge of the Loan Parties, no claim has been made and remains outstanding that any Loan Parties’ use of any Collateral does or may violate the rights of any third party that could, individually or in the aggregate with other such claims, reasonably be expected to result in a Material Adverse Effect.

SECTION 3.06              Intellectual Property.

(a)           Ownership/No Claims. Each Loan Party owns, or is licensed to use, all patents, patent applications, trademarks, trade names, service marks, copyrights, technology, trade secrets, proprietary information, domain names, know-how and processes necessary for the conduct of its business as currently conducted (the “Intellectual Property”), except for those the failure to own or license which, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. To the actual or constructive knowledge of the Loan Parties, no claim has been asserted and is pending by any person challenging or questioning the use of any such Intellectual Property or the validity or effectiveness of any such Intellectual Property, nor does Borrower know of any valid basis for any such claim. The use of such Intellectual Property by each Loan Party does not infringe the rights of any person, except for such claims and infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(b)           Registrations. Except pursuant to licenses and other user agreements entered into by each Loan Party in the ordinary course of business that are listed in Schedule 12(a) or 12(b) to the Perfection Certificate, on and as of the Closing Date (i) each Loan Party owns and possesses the right to use, and has done nothing to authorize or enable any other person to use, any copyright, patent or trademark (as such terms are defined in the Security Agreement) listed in Schedule 12(a) or 12(b) to the Perfection Certificate and (ii) all registrations listed in Schedule 12(a) or 12(b) to the Perfection Certificate are valid and in full force and effect.

(c)           No Violations or Proceedings. To Borrower’s knowledge, on and as of the Closing Date, there is no material violation by others of any right of any Loan Party with respect to any copyright, patent or trademark listed in Schedule 12(a) or 12(b) to the Perfection Certificate pledged by it under the name of any Loan Party.

SECTION 3.07              Equity Interests and Subsidiaries.

(a)           Equity Interests. Schedules 1(a) and 10(a) to the Perfection Certificate dated the Closing Date set forth a list of (i) all the Subsidiaries of Borrower and their jurisdictions of organization as of the Closing Date and (ii) the number of each class of its Equity Interests authorized, and the number outstanding, on the Closing Date and the number of shares covered by all outstanding options, warrants, rights of conversion or purchase and similar rights at the Closing Date. All Equity Interests of each Company are duly and validly issued and are fully paid and non-assessable, and, other than the Equity Interests of Borrower, are owned by Borrower, directly or indirectly through Wholly Owned Restricted Subsidiaries. Each Loan Party is the record and beneficial owner of, and has good and marketable title to, the Equity Interests pledged by it under the Security Agreement, free of any and all Liens, rights or claims of other persons, except the security interest created by the Security Agreement and Permitted Liens, and there are no outstanding warrants, options or other rights to purchase, or shareholder, voting trust or similar agreements outstanding with respect to, or property that is convertible into, or that requires the issuance or sale of, any such Equity Interests.

(b)           No Consent of Third Parties Required. Except as set forth on Schedule 3.07(b), no consent of any person including any other general or limited partner, any other member of a limited liability company, any other shareholder or any other trust beneficiary is necessary or reasonably desirable (from the perspective of a secured party) in connection with the creation, perfection or first priority status of the security interest of the Collateral Agent in any Equity Interests pledged to the Collateral Agent for the benefit of the Secured Parties under the Security Agreement or the exercise by the Collateral Agent of the voting or other rights provided for in the Security Agreement or the exercise of remedies in respect thereof.

(c)           Organizational Chart. An accurate organizational chart, showing the ownership structure of Borrower and each Subsidiary on the Closing Date, and after giving effect to the Transactions, is set forth on Schedule 10(a) to the Perfection Certificate dated the Closing Date.

SECTION 3.08              Litigation; Compliance with Laws. There are no actions, suits or proceedings at law or in equity by or before any Governmental Authority now pending or, to the knowledge of any Loan Party, threatened against or affecting any Company or any business, property or rights of any Company (i) that involve any Loan Document or any of the Transactions or Additional Transactions or (ii) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, in the aggregate, to result in a Material Adverse Effect. Except for matters covered by Section 3.18, no Company or any of its property is in violation of, nor will the continued operation of its property as currently conducted violate, any Requirements of Law (including any zoning or building ordinance, code or approval or any building permits) or any restrictions of record or agreements affecting any Company’s Real Property or is in default with respect to any Requirement of Law, where such violation or default, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

SECTION 3.09              Agreements. No Company is in default in any manner under any provision of any indenture or other agreement or instrument evidencing Indebtedness, or any other agreement or instrument to which it is a party or by which it or any of its property is or may be bound, where such default could reasonably be expected to result in a Material Adverse Effect, and no condition exists which, with the giving of notice or the lapse of time or both, would constitute such a default. Schedule 3.09 accurately and completely lists all agreements that are material to Borrower and its Subsidiaries taken as a whole (other than leases of Real Property set forth on Schedule 8(a) or 8(b) to the Perfection Certificate dated the Closing Date and documents related to the Existing Notes) to which any Company is a party which are in effect on the Closing Date in connection with the operation of the business conducted thereby and as of the Closing Date, Borrower has delivered to the Administrative Agent complete and correct copies of all such material agreements, including any amendments, supplements or modifications with respect thereto, and all such agreements are in full force and effect.

SECTION 3.10              Federal Reserve Regulations. No Company is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock. No part of the proceeds of any Loan or any Letter of Credit will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose that entails a violation of, or that is inconsistent with, the provisions of the regulations of the Board, including Regulation T, U or X. The pledge of the Securities Collateral pursuant to the Security Agreement does not violate such regulations.

SECTION 3.11              Investment Company Act. No Company is an “investment company” or a company “controlled” by an “investment company,” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended.

SECTION 3.12              Use of Proceeds. Borrower will use the proceeds of (a) the Initial Tranche B Loans and the net cash proceeds from the Senior Notes to finance the Transactions and the Additional Transactions and pay related premiums, fees and expenses, (b) the Revolving Loans and Swingline Loans after the Closing Date for general corporate purposes (including working capital, Capital Expenditures, Investments and to effect Permitted Acquisitions) and (c) the Delayed Draw Tranche B Loans to make Expansion Capital Expenditures.

SECTION 3.13              Taxes. Each Company has (a) timely filed or caused to be timely filed all federal Tax Returns and all material state, local and foreign Tax Returns or materials required to have been filed by it and all such Tax Returns are true and correct in all material respects and (b) duly and timely paid, collected or remitted or caused to be duly and timely paid, collected or remitted all Taxes (whether or not shown on any Tax Return) due and payable, collectible or remittable by it and all assessments received by it, except Taxes (i) that are being contested in good faith by appropriate proceedings and for which such Company has set aside on its books adequate reserves in accordance with GAAP and (ii) the nonpayment of which could not, in the aggregate, have a Material Adverse Effect. Each Company has made adequate provision in accordance with GAAP for all Taxes not yet due and payable. Each Company is unaware of any proposed or pending tax assessments, deficiencies or audits that could be reasonably expected to, in the aggregate, result in a Material Adverse Effect. No Loan Party has ever “participated” in an undisclosed “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4, except as could not be reasonably expected to, individually or in the aggregate, result in a Material Adverse Effect.

SECTION 3.14              No Material Misstatements. No information, report, financial statement, certificate, Borrowing Request, LC Request, exhibit or schedule furnished by any Company to the Administrative Agent or any Lender in connection with the negotiation of any Loan Document or included therein or delivered pursuant thereto, taken as a whole, or the Confidential Information Memorandum contained or contains any material misstatement of fact or omitted or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were or are made, not misleading as of the date such information is dated or certified; provided that to the extent any such information, report, financial statement, exhibit or schedule was based upon or constitutes a forecast or projection, Borrower represents only that it acted in good faith and utilized reasonable assumptions it believed to be reasonable at the time of the preparation of such information, report, financial statement, exhibit or schedule, and that the actual results during the period or periods covered by such forecast or projection may differ from the projected or forecasted results.

SECTION 3.15              Labor Matters. As of the Closing Date, there are no strikes, lockouts or slowdowns against any Company pending or, to the knowledge of any Company, threatened. The hours worked by and payments made to employees of any Company have not been in violation of the Fair Labor Standards Act of 1938, as amended, or any other applicable federal, state, local or foreign law dealing with such matters in any manner which could reasonably be expected to result in a Material Adverse Effect. All payments due from any Company, or for which any claim may be made against any Company, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of such Company except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect. The consummation of the Transactions will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which any Company is bound.

SECTION 3.16              Solvency. Immediately after the consummation of the Transactions and the Additional Transactions to occur on the Closing Date and immediately following the making of each Loan and after giving effect to the application of the proceeds of each Loan, (a) the fair value of the properties of each Loan Party (individually and on a consolidated basis with its Subsidiaries after giving effect to all rights of contribution) will exceed its debts and liabilities, subordinated, contingent or otherwise; (b) the present fair saleable value of the property of each Loan Party (individually and on a consolidated basis with its Subsidiaries after giving effect to all rights of contribution) will be greater than the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) each Loan Party (individually and on a consolidated basis with its Subsidiaries after giving effect to all rights of contribution) will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (d) each Loan Party (individually and on a consolidated basis with its Subsidiaries after giving effect to all rights of contribution)

will not have unreasonably small capital with which to conduct its business in which it is engaged as such business is conducted at such time and is proposed to be conducted following such time.

SECTION 3.17              Employee Benefit Plans. Each Company and its ERISA Affiliates is in compliance in all material respects with the applicable provisions of ERISA and the Code and the regulations and published interpretations thereunder with respect to each Employee Benefit Plan. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events, could reasonably be expected to result in material liability of any Company or any of its ERISA Affiliates or the imposition of a Lien on any of the property of any Company. The present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $1,000,000 the fair market value of the property of all such underfunded Plans. Using actuarial assumptions and computation methods consistent with subpart I of subtitle E of Title IV of ERISA, the aggregate liabilities of each Company or its ERISA Affiliates to all Multiemployer Plans in the event of a complete withdrawal therefrom, as of the close of the most recent fiscal year of each such Multiemployer Plan, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.18              Environmental Matters.

(a)           Except as, individually or in the aggregate, could not reasonably be expected to result in loss, liability or expense to any Loan Party in excess of $5,000,000:

(i)      The Companies and their businesses, operations and Real Property are in compliance with, and the Companies have no liability under, any applicable Environmental Law; and under the currently effective business plan of the Companies, no expenditures (other than expenditures for ongoing registration, tank testing, waste water permits and related testing, tank permits and environmental monitoring associated with routine business operations at all Company locations) or operational adjustments will be required in order to comply with applicable Environmental Laws during the next five years;

(ii)     The Companies have obtained all Environmental Permits required for the conduct of their businesses and operations, and the ownership, operation and use of their property, under Environmental Law, all such Environmental Permits are valid and in good standing and, under the currently effective business plan of the Companies, no expenditures (other than expenditures for ongoing registration, tank testing, waste water permits and related testing, tank permits and environmental monitoring associated with routine business operations at all Company locations) or operational adjustments will be required in order to renew or modify such Environmental Permits during the next five years;

(iii)    There has been no Release or threatened Release of Hazardous Material on, at, under or from any Real Property or facility presently or formerly owned, leased or operated by the Companies or their predecessors in interest that is likely to result in liability to the Companies under any applicable Environmental Law;

(iv)    There is no Environmental Claim pending or, to the knowledge of the Companies, threatened against the Companies, or relating to the Real Property currently or formerly owned, leased or operated by the Companies or their predecessors in interest or relating to the operations of the Companies, and to the knowledge of the Loan Parties, there are no actions, activities, circumstances, conditions, events or incidents that could form the basis of such an Environmental Claim; and

(v)     No person with an indemnity or contribution obligation to the Companies relating to compliance with or liability under Environmental Law is in default with respect to such obligation.

(b)           (i)            No Company is obligated to perform any action or otherwise incur any material expense under Environmental Law pursuant to any order, decree, judgment or agreement by which it is bound or which it has assumed by contract, agreement or operation of law, and no Company is conducting or financing any material Response pursuant to any Environmental Law with respect to any Real Property or any other location;

(ii)     No Real Property or facility owned, operated or leased by the Companies and, to the knowledge of the Companies, no Real Property or facility formerly owned, operated or leased by the Companies or any of their predecessors in interest is (i) listed or proposed for listing on the National Priorities List promulgated pursuant to CERCLA or (ii) listed on the Comprehensive Environmental Response, Compensation and Liability Information System promulgated pursuant to CERCLA or (iii) to the knowledge of the Loan Parties, included on any similar list maintained by any Governmental Authority including any such list relating to petroleum, in each case which is likely to result in material liability to the Companies under Environmental Law;

(iii)    No Lien has been recorded or, to the knowledge of any Company, threatened under any Environmental Law with respect to any Real Property or other assets of the Companies;

(iv)    The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not require any notification, registration, filing, reporting, disclosure, investigation, remediation or cleanup pursuant to any Governmental Real Property Disclosure Requirements or any other applicable Environmental Law; and

(v)     The Companies have made available to the Lenders all material records and files in the possession, custody or control of, or otherwise reasonably available to, the Companies concerning compliance with or liability under Environmental Law, including those concerning the actual or suspected existence of Hazardous Material at Real Property or facilities currently or formerly owned, operated, leased or used by the Companies.

SECTION 3.19              Insurance. Schedule 3.19 sets forth a true, complete and correct description of all insurance maintained by each Company as of the Closing Date. All insurance maintained by the Companies is in full force and effect, all premiums that are due and payable have been duly paid, no Company has received notice of violation or cancellation thereof, the Premises, and the use, occupancy and operation thereof, comply in all material respects with all Insurance Requirements, and there exists no default under any Insurance Requirement. Each Company has insurance in such amounts and covering such risks and liabilities as are customary for companies of a similar size engaged in similar businesses in similar locations.

SECTION 3.20              Security Documents.

(a)           Security Agreement. The Security Agreement, when executed and delivered by the parties thereto on the Closing Date, will be effective to create in favor of the Collateral Agent for the benefit of the Secured Parties, legal, valid and enforceable Liens on, and security interests in, the Security Agreement Collateral and, when (i) financing statements and other filings in appropriate form are filed in the offices specified on Schedule 7 to the Perfection Certificate and (ii) upon the taking of possession or control by the Collateral Agent of the Security Agreement Collateral with respect to which a security interest may be perfected only by possession or control (which possession or control shall be given to the Collateral Agent to the extent possession or control by the Collateral Agent is required by each Security Agreement), the Liens created by the Security Agreement shall constitute fully perfected Liens on, and security interests in, all right, title and interest of the grantors in the Security Agreement Collateral (other than such Security Agreement Collateral in which a security interest cannot be perfected under the UCC as in effect at the relevant time in the relevant jurisdiction), in each case subject to no Liens other than Permitted Liens.

(b)           Mortgages. Each Mortgage, upon execution and delivery by the parties thereto on the Closing Date, will be effective to create, in favor of the Collateral Agent, for its benefit and the benefit of the Secured Parties, legal, valid and enforceable Liens on, and security interests in, all of the Loan Parties’ right, title and interest in and to the Mortgaged Properties thereunder and the proceeds thereof, subject only to Permitted Liens or other Liens acceptable to the Collateral Agent. When the Mortgages are filed in the offices specified on Schedule 8(a) to the Perfection Certificate dated the Closing Date (or, in the case of any Mortgage executed and delivered after the date thereof in accordance with the provisions of Sections 5.11 and 5.12, when such Mortgage is filed in the offices specified in the local counsel opinion delivered with respect thereto in accordance with the provisions of Sections 5.11 and 5.12), the Mortgages shall constitute fully perfected first priority Liens on, and security interests in, all right, title and interest of the Loan Parties in the Mortgaged Properties and the proceeds thereof, in each case prior and superior in right to Liens of any other person, other than Liens permitted by such Mortgage.

(c)           Pledge Agreements. Each Pledge Agreement, when executed and delivered by the Loan Parties party thereto, will be effective to create, in favor of the Collateral Agent for the benefit of the Secured Parties, legal, valid and enforceable Liens on, and security interests in, all of the Equity Interests and other Collateral pledged thereby and, when (i) financing statements and other filings in appropriate form are filed in the offices specified on Schedule 7 to the Perfection Certificate and (ii) upon the taking of possession by the Collateral Agent of the Equity

Interests pledged thereby, the Liens created by the Pledge Agreement shall constitute fully perfected Liens on, and security interests in, all right, title and interest of the grantors in the applicable Collateral (other than such Collateral in which a security interest cannot be perfected under the UCC as in effect at the relevant time in the relevant jurisdiction), in each case subject to no Liens other than Permitted Liens.

(d)           Valid Liens. Each Security Document delivered pursuant to Sections 5.11 and 5.12 will, upon execution and delivery thereof, be effective to create in favor of the Collateral Agent, for the benefit of the Secured Parties, legal, valid and enforceable Liens on, and security interests in, all of the Loan Parties’ right, title and interest in and to the Collateral thereunder, and (i) when all appropriate filings or recordings are made in the appropriate offices as may be required under applicable law and (ii) upon the taking of possession or control by the Collateral Agent of such Collateral with respect to which a security interest may be perfected only by possession or control (which possession or control shall be given to the Collateral Agent to the extent required by any Security Document), the Liens created by such Security Document will constitute fully perfected Liens on, and security interests in, all right, title and interest of the Loan Parties in such Collateral, in each case subject to no Liens other than the applicable Permitted Liens.

SECTION 3.21              Acquisition Documents; Representations and Warranties in Acquisition Agreements. The Lenders have been furnished true and complete copies of each Acquisition Agreement to the extent executed and delivered on or prior to the Closing Date. All representations and warranties of each Loan Party set forth in such Acquisition Agreements were true and correct in all material respects as of the time such representations and warranties were made and shall be true and correct in all material respects as of the Closing Date as if such representations and warranties were made on and as of such date, unless stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date.

SECTION 3.22              Anti-Terrorism Law.

(a)           No Loan Party and, to the knowledge of Borrower, none of their respective Affiliates is in violation of any Requirement of Law relating to terrorism or money laundering (“Anti-Terrorism Laws”), including Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 (the “Executive Order”), and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56.

(b)           No Loan Party and to the knowledge of Borrower, no Affiliate or broker or other agent of any Loan Party acting or benefiting in any capacity in connection with the Loans is any of the following:

(i)      a person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

(ii)     a person owned or controlled by, or acting for or on behalf of, any person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

(iii)    a person with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;

(iv)    a person that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order; or

(v)     a person that is named as a “specially designated national and blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control (“OFAC”) at its official website or any replacement website or other replacement official publication of such list.

(c)           No Loan Party and, to the knowledge of Borrower, no broker or other agent of any Loan Party acting in any capacity in connection with the Loans (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any person described in paragraph (b) above, (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order, or (iii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

SECTION 3.23              Licenses and Permits.

(a)           (i) All material licenses (including all necessary Gaming Licenses), permits and consents and similar rights required from any federal, state or local governmental body (including the Gaming Authorities and Liquor Authorities) for the ownership, use or operation of the businesses or properties now owned or operated by Borrower or any of its Restricted Subsidiaries have been validly issued and are in full force and effect; (ii) Borrower and each of its Restricted Subsidiaries is in compliance, in all material respects, with all of the provisions thereof applicable to it; and (iii) none of such licenses, permits or consents is the subject of any pending or, to Borrower’s knowledge, threatened proceeding for the revocation, cancellation, suspension or non-renewal thereof. As of the Closing Date (and as of each subsequent date on which Borrower delivers to the Administrative Agent an updated schedule pursuant to Section 5.16), set forth on Schedule 3.23 is a complete and accurate list of all such material licenses, permits and consents that are necessary and appropriate for the operation of Borrower’s businesses and the businesses of its Restricted Subsidiaries, and such schedule identifies the date by which an application for the renewal of such license, permit or consent must be filed and describes the status of each such pending application.

(b)           Borrower and its Restricted Subsidiaries have obtained as of the Closing Date all required approvals from the Gaming Authorities and Liquor Authorities of the transactions contemplated hereby and by the other Loan Documents.

SECTION 3.24              Projects; Construction Contracts. Schedule 3.24 hereto is a true and complete description of each Project affecting any Real Property owned, leased, subleased or otherwise occupied or utilized by any Company as of the Closing Date. Schedule 3.24 hereto is a true and complete list of each Construction Contract as of the Closing Date and, as of the Closing Date, Borrower has delivered to Administrative Agent complete and correct copies of all such Construction Contracts (together with all Plans and Specifications relating thereto), including all amendments, supplements or modifications with respect thereto, and all such Construction Contracts are in full force and effect.

ARTICLE IV

CONDITIONS TO CREDIT EXTENSIONS

SECTION 4.01              Conditions to Initial Credit Extension. The obligation of each Lender and, if applicable, each Issuing Bank to fund the initial Credit Extension requested to be made by it shall be subject to the prior or concurrent satisfaction of each of the conditions precedent set forth in this Section 4.01.

(a)           Loan Documents. All legal matters incident to this Agreement, the Credit Extensions hereunder and the other Loan Documents shall be satisfactory to the Lenders, to the Issuing Bank and to the Administrative Agent and there shall have been delivered to the Administrative Agent an executed counterpart of each of the Loan Documents and the Perfection Certificate.

(b)           Corporate Documents. The Administrative Agent shall have received:

(i)      a certificate of the secretary or assistant secretary of each Loan Party dated the Closing Date, certifying (A) that attached thereto is a true and complete copy of each Organizational Document of such Loan Party certified (to the extent applicable) as of a recent date by the Secretary of State of the state of its organization, (B) that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors of such Loan Party authorizing the execution, delivery and performance of the Loan Documents to which such person is a party and, in the case of Borrower, the borrowings hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect and (C) as to the incumbency and specimen signature of each officer executing any Loan Document or any other document delivered in connection herewith on behalf of such Loan Party (together with a certificate of another officer as to the incumbency and specimen signature of the secretary or assistant secretary executing the certificate in this clause (i));

(ii)     a certificate as to the good standing of each Loan Party (in so-called “long-form” if available) as of a recent date, from such Secretary of State (or other applicable Governmental Authority); and

(iii)    such other documents as the Lenders, the Issuing Bank or the Administrative Agent may reasonably request.

(c)           Officers’ Certificate. The Administrative Agent shall have received a certificate, dated the Closing Date and signed by the chief executive officer and the chief financial officer of Borrower, confirming compliance with the conditions precedent set forth in this Section 4.01 and Sections 4.02(b), (c) and (d).

(d)           Financings and Other Transactions, etc.

(i)      The Transactions shall have been consummated or shall be consummated simultaneously on the Closing Date, in each case in all material respects in accordance with the terms hereof and the terms of the Transaction Documents, without the waiver or amendment of any such terms not approved by the Administrative Agent and the Arrangers other than any waiver or amendment thereof that is not materially adverse to the interests of the Lenders; provided that (x) with respect to the Existing Notes Redemption, only the delivery of the Existing Notes Redemption Notice and the deposit of funds with the trustee under and pursuant to the terms of the indenture governing the Existing Notes is required on the Closing Date and (y) the Pinon Acquisition and the TPSH Acquisition may be consummated after the Closing Date.

(ii)     Borrower shall have received not less than $210,000,000 in gross proceeds of the Senior Notes, and the Senior Note Agreement shall be in form and substance reasonably satisfactory to the Lenders.

(iii)    The Additional Transactions shall have been consummated on the Closing Date.

(iv)    The Lenders shall be satisfied with the management, the capitalization, the terms and conditions of any equity arrangements and the corporate or other organizational structure of the Companies (after giving effect to the Transactions and the Additional Transactions) and any indemnities, employment and other arrangements entered into in connection with the Transactions.

(v)     The Refinancing shall have been consummated in full (other that with respect to Existing Notes for which the Existing Notes Redemption Notice has been validly delivered and for which funds have been deposited with the trustee under, and pursuant to the terms of, the indenture governing the Existing Notes) to the satisfaction of the Lenders with all liens in favor of the existing lenders being unconditionally released; the Administrative Agent shall have received evidence reasonably satisfactory to the Administrative Agent with respect to all debt being refinanced in the Refinancing; and the Administrative Agent shall have received from any person holding any Lien securing any such debt, such UCC termination statements, mortgage releases, releases of assignments of leases and rents, releases of security interests in Intellectual Property and other instruments, in each case in proper form for recording, as the Administrative Agent shall have reasonably requested to release and terminate of record the Liens securing such debt.

(e)           Financial Statements; Pro Forma Balance Sheet; Projections. The Lenders shall have received and shall be satisfied with the form and substance of the financial statements described in Section 3.04 and with the forecasts of the financial performance of Borrower and its Subsidiaries.

(f)            Indebtedness and Minority Interests. After giving effect to the Transactions and the other transactions contemplated hereby, no Company shall have outstanding any Indebtedness or preferred stock other than (i) the Loans and Credit Extensions hereunder, (ii) the Senior Notes, (iii) the Indebtedness listed on Schedule 6.01(b) and (iv) Indebtedness owed to Borrower or any Guarantor.

(g)           Opinions of Counsel. On the Closing Date, the Administrative Agent shall have received (i) from Baker & Hostetler LLP, special counsel to the Loan Parties, an opinion addressed to the Administrative Agent, the Agents, the Issuing Bank and each of the Lenders and dated the Closing Date covering the matters set forth in Exhibit N, (ii) from local counsel listed on Schedule 4.01(g), opinions each of which shall be in form and substance reasonably satisfactory to the Administrative Agent and the Lenders and shall cover the perfection of the security interests granted pursuant to the Security Documents and such other matters incident to the transactions contemplated herein as the Administrative Agent may reasonably request, and (iii) from local gaming counsel reasonably satisfactory to the Administrative Agent, opinions each of which shall be in form and substance reasonably satisfactory to the Administrative Agent and the Lenders and shall cover Colorado, Louisiana, Nevada and Virginia Gaming Laws and such other matters incident to the transactions contemplated herein as the Administrative Agent may reasonably request.

(h)           Solvency Certificate. The Administrative Agent shall have received a solvency certificate in the form of Exhibit O, dated the Closing Date and signed by the chief financial officer of Borrower.

(i)            Requirements of Law. The Lenders shall be satisfied that Borrower, its Subsidiaries, the Transactions and the Additional Transactions shall be in full compliance with all material Requirements of Law, including Regulations T, U and X of the Board, and shall have received satisfactory evidence of such compliance reasonably requested by them.

(j)            Consents. The Lenders shall be satisfied that all requisite Governmental Authorities (including Gaming Authorities) and third parties shall have approved or consented to the Transactions to be consummated on the Closing Date, and there shall be no governmental or judicial action, actual or threatened, that has or would have, singly or in the aggregate, a reasonable likelihood of restraining, preventing or imposing burdensome conditions on the Transactions to be consummated on the Closing Date or the other transactions contemplated hereby.

(k)           Litigation. There shall be no litigation, public or private, or administrative proceedings, governmental investigation or other legal or regulatory developments, actual or threatened, that, singly or in the aggregate, could reasonably be expected to result in a Material Adverse Effect, or could materially and adversely affect the ability of the Loan Parties to fully and timely perform their respective obligations under the Transaction Documents, or the ability of the parties hereto  to consummate the financings contemplated hereby or the other Transactions or the Additional Transactions.

(l)            Sources and Uses. The sources and uses of the Loans shall be as set forth in Section 3.12.

(m)          Fees. The Arrangers and Administrative Agent shall have received all Fees and other amounts due and payable on or prior to the Closing Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses (including half of the legal fees and expenses of Cahill Gordon & Reindel LLP, special counsel to the Agents, and all of the fees and expenses of any local counsel, foreign counsel, appraisers, consultants and other advisors) required to be reimbursed or paid by Borrower hereunder or under any other Loan Document (it being understood that only 50% of any legal fees and expenses of Cahill Gordon & Reindel LLP that relate to both this Agreement and the Senior Notes offering shall be due and payable hereunder in accordance with this Clause (m)).

(n)           Personal Property Requirements. Except as required by Section 5.10 and solely with respect to the items expressly referenced therein, the Collateral Agent shall have received:

(i)      all certificates, agreements or instruments representing or evidencing the  certificated Securities Collateral and the Equity Interests pledged under any Security Agreement accompanied by instruments of transfer and stock powers undated and endorsed in blank have been delivered to the Collateral Agent;

(ii)     the Intercompany Note executed by and among Borrower and each of its Restricted Subsidiaries, accompanied by instruments of transfer undated and endorsed in blank have been delivered to the Collateral Agent;

(iii)    all other certificates, agreements, including Control Agreements, or instruments necessary to perfect the Collateral Agent’s security interest in all Chattel Paper, all Instruments, all Deposit Accounts and all Investment Property of each Loan Party (as each such term is defined in the Security Agreement and to the extent required by the Security Agreement) have been delivered to the Collateral Agent;

(iv)    UCC financing statements in appropriate form for filing under the UCC, filings with the United States Patent and Trademark Office and United States Copyright Office and such other documents under applicable Requirements of Law in each jurisdiction as may be necessary or appropriate or, in the opinion of the Collateral Agent, desirable to perfect the Liens created, or purported to be created, by the Security Documents and, with respect to all UCC financing statements required to be filed pursuant to the Loan Documents, evidence satisfactory to the Administrative Agent that Borrower has retained, at its sole cost and expense, a service provider acceptable to the Administrative Agent for the tracking of all such financing statements and notification to the Administrative Agent, of, among other things, the upcoming lapse or expiration thereof;

(v)     certified copies of UCC, United States Patent and Trademark Office and United States Copyright Office, tax and judgment lien searches, bankruptcy and pending lawsuit searches or equivalent reports or searches, each of a recent date listing all effec-

tive financing statements, lien notices or comparable documents that name any Loan Party as debtor and that are filed in those state and county jurisdictions in which any property of any Loan Party is located and the state and county jurisdictions in which any Loan Party is organized or maintains its principal place of business and such other searches that the Collateral Agent deems necessary or appropriate, none of which encumber the Collateral covered or intended to be covered by the Security Documents (other than Permitted Liens or any other Liens acceptable to the Collateral Agent);

(vi)    with respect to each location set forth on Schedule 4.01(n)(vi), a Landlord Access Agreement; provided that no such Landlord Access Agreement shall be required with respect to any Real Property that could not be obtained after the Loan Party that is the lessee of such Real Property or owner of the inventory or other personal property Collateral stored with the bailee thereof, as applicable, shall have used all commercially reasonable efforts to do so; and

(vii)   evidence reasonably acceptable to the Collateral Agent of payment or arrangements for payment by the Loan Parties of all applicable recording taxes, fees, charges, costs and expenses required for the recording of the Security Documents.

(o)           Real Property Requirements. Except as required by Section 5.10 and solely with respect to the items for the properties expressly referenced therein, the Collateral Agent shall have received:

(i)      a Mortgage encumbering each Mortgaged Property in favor of the Collateral Agent, for the benefit of the Secured Parties, duly executed and acknowledged by each Loan Party that is the owner of or holder of any interest in such Mortgaged Property, and otherwise in form for recording in the recording office of each applicable political subdivision where each such Mortgaged Property is situated, together with such certificates, affidavits, questionnaires or returns as shall be required in connection with the recording or filing thereof to create a lien under applicable Requirements of Law, and such financing statements and any other instruments necessary to grant a first priority mortgage lien under the laws of any applicable jurisdiction, all of which shall be in form and substance reasonably satisfactory to Collateral Agent;

(ii)     with respect to each Mortgaged Property, such consents, approvals, amendments, supplements, estoppels, tenant subordination agreements or other instruments as necessary to consummate the Transactions or as shall reasonably be deemed necessary by the Collateral Agent in order for the owner or holder of the fee or leasehold interest constituting such Mortgaged Property to grant the Lien contemplated by the Mortgage with respect to such Mortgaged Property;

(iii)    with respect to each Mortgage, a policy of title insurance (or marked up title insurance commitment having the effect of a policy of title insurance) insuring the Lien of such Mortgage as a valid first mortgage Lien on the Mortgaged Property and fixtures described therein in the amount equal to not less than 115% of the fair market value of such Mortgaged Property and fixtures, which fair market value is set forth on Schedule

4.01(o)(iii)(A), which policy (or such marked-up commitment) (each, a “Title Policy”) shall (A) be issued by the Title Company, (B) to the extent necessary, include such reinsurance arrangements (with provisions for direct access, if necessary) as shall be reasonably acceptable to the Collateral Agent, (C) contain a “tie-in” or “cluster” endorsement, if available under applicable law (i.e., policies which insure against losses regardless of location or allocated value of the insured property up to a stated maximum coverage amount), (D) have been supplemented by such endorsements (or where such endorsements are not available, opinions of special counsel, architects or other professionals reasonably acceptable to the Collateral Agent) as shall be reasonably requested by the Collateral Agent (including endorsements on matters relating to usury, first loss, last dollar, zoning (other than as provided in Schedule 4.01(o)(iii)(B) with respect to which the Loan Parties shall have delivered a PZR Report in form and substance reasonably acceptable to the Collateral Agent), contiguity, revolving credit, doing business, non-imputation, public road access, survey, variable rate, environmental lien, subdivision, mortgage recording tax, separate tax lot and so-called comprehensive coverage over covenants and restrictions), and (E) contain no exceptions to title other than exceptions reasonably acceptable to the Collateral Agent;

(iv)    with respect to each Mortgaged Property, such affidavits, certificates, information (including financial data) and instruments of indemnification (including a so-called “gap” indemnification) as shall be required to induce the Title Company to issue the Title Policy/ies and endorsements contemplated above;

(v)     evidence reasonably acceptable to the Collateral Agent of payment by Borrower of all Title Policy premiums, search and examination charges, escrow charges and related charges, mortgage recording taxes, fees, charges, costs and expenses required for the recording of the Mortgages and issuance of the Title Policies referred to above;

(vi)    with respect to each Real Property or Mortgaged Property, copies of all Leases in which Borrower or any Restricted Subsidiary holds the lessor’s interest or other agreements relating to possessory interests, if any. To the extent any of the foregoing affect any Mortgaged Property, such agreement shall be subordinate to the Lien of the Mortgage to be recorded against such Mortgaged Property, either expressly by its terms or pursuant to a subordination, non-disturbance and attornment agreement, and shall otherwise be reasonably acceptable to the Collateral Agent;

(vii)   with respect to each Mortgaged Property, each Loan Party shall have made all notifications, registrations and filings, to the extent required by, and in accordance with, all Governmental Real Property Disclosure Requirements applicable to such Mortgaged Property;

(viii)  Surveys with respect to each Mortgaged Property;

(ix)    a completed Federal Emergency Management Agency Standard Flood Hazard Determination with respect to each Mortgaged Property;

(x)     with respect to each Real Property that has an existing Construction Contract, true and correct copies of each Construction Contract and a complete set of the Plans and Specifications relating thereto; together with copies of all permits and government approvals relating to the construction and use of the Project;

(xi)    assignment of contract for each of the Construction Contracts and the Plans and Specifications, duly executed by each Loan Party that is party thereto and pursuant to which each such Loan Party shall have assigned to the Collateral Agent, for the benefit of the Secured Parties, all of such Loan Party’s right, title and interest in and to each such Construction Contract, and which assignment shall have been consented to and certified in writing by the other party(ies) to each such Construction Contract;

(xii)   lien waivers from each contractor and subcontractor employed in connection with the construction of each Project, in each case in form and substance reasonably acceptable to the Collateral Agent;

(xiii)  with respect to each Real Property that has an existing Construction Contract, an agreement with an Inspecting Engineer of recognized standing and reasonably acceptable to the Collateral Agent, by which agreement such Inspecting Engineer agrees to assist the Collateral Agent in its inspection of any Project during construction and provide such additional services as the Collateral Agent may reasonably require at sole expense of Borrower; and

(xiv)  with respect to each Real Property that has an existing Construction Contract, evidence that Borrower or applicable Loan Parties have caused a bonding company to issue a Construction Completion Bond.

(p)           Insurance. The Administrative Agent shall have received a copy of, or a certificate as to coverage under, the insurance policies required by Section 5.04 and the applicable provisions of the Security Documents, each of which shall be endorsed or otherwise amended to include a “standard” or “New York” lender’s loss payable or mortgagee endorsement (as applicable) and shall name the Collateral Agent, on behalf of the Secured Parties, as additional insured, in form and substance reasonably satisfactory to the Administrative Agent.

(q)           USA PATRIOT Act. The Lenders shall have received, sufficiently in advance of the date hereof, all documentation and other information that may be required by the Lenders in order to enable compliance with applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) including the information described in Section 10.13.

SECTION 4.02              Conditions to All Credit Extensions. The obligation of each Lender and each Issuing Bank to make any Credit Extension (including the initial Credit Extension) shall be subject to, and to the satisfaction of, each of the conditions precedent set forth below.

(a)           Notice. The Administrative Agent shall have received a Borrowing Request as required by Section 2.03 (or such notice shall have been deemed given in accordance with Section 2.03) if Loans are being requested or, in the case of the issuance, amendment, extension or renewal of a Letter of Credit, the Issuing Bank and the Administrative Agent shall have received an LC Request as required by Section 2.18(b) or, in the case of the Borrowing of a Swingline Loan, the Swingline Lender and the Administrative Agent shall have received a Borrowing Request as required by Section 2.17(b).

(b)           No Default. Borrower and each other Loan Party shall be in compliance in all material respects with all the terms and provisions set forth herein and in each other Loan Document on its part to be observed or performed, and, at the time of and immediately after giving effect to such Credit Extension and the application of the proceeds thereof, no Default shall have occurred and be continuing on such date.

(c)           Representations and Warranties. Each of the representations and warranties made by Borrower set forth in Article III hereof or by any Loan Party in any other Loan Document shall be true and correct in all material respects (except that any representation and warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects) on and as of the date of such Credit Extension with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date.

(d)           No Legal Bar. No order, judgment or decree of any Governmental Authority shall purport to restrain any Lender from making any Loans to be made by it. No injunction or other restraining order shall have been issued or shall be pending or noticed with respect to any action, suit or proceeding seeking to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the transactions contemplated by this Agreement or the making of Loans hereunder.

Each of the delivery of a Borrowing Request or an LC Request and the acceptance by Borrower of the proceeds of such Credit Extension shall constitute a representation and warranty by Borrower that on the date of such Credit Extension (both immediately before and after giving effect to such Credit Extension and the application of the proceeds thereof) the conditions contained in Sections 4.02(b)-(d) have been satisfied. Borrower shall provide such information (including calculations in reasonable detail of the covenants in Section 6.10) as the Administrative Agent may reasonably request to confirm that the conditions in Sections 4.02(b)-(d) have been satisfied.

ARTICLE V

AFFIRMATIVE COVENANTS

Borrower warrants, covenants and agrees with each Lender that so long as this Agreement shall remain in effect and until the Commitments have been terminated and the principal of and interest on each Loan, all Fees and all other expenses or amounts payable under any Loan Document shall have been paid in full and all Letters of Credit have been canceled or have expired and all amounts drawn thereunder have been reimbursed in full, unless the Required

Lenders shall otherwise consent in writing, Borrower will, and will cause each other Loan Party and their respective Restricted Subsidiaries to:

SECTION 5.01              Financial Statements, Reports, etc. Furnish to the Administrative Agent and each Lender:

(a)           Annual Reports. As soon as available and in any event within 90 days (or such earlier date on which Borrower is required to file a Form 10-K under the Exchange Act) after the end of each fiscal year, beginning with the fiscal year ending December 31, 2006, (i) the consolidated balance sheet of Borrower as of the end of such fiscal year and related consolidated statements of income, cash flows and stockholders’ equity for such fiscal year, in comparative form with such financial statements as of the end of, and for, the preceding fiscal year, and notes thereto (including a note with a consolidating balance sheet and statements of income and cash flows separating out Borrower and the Guarantors in the event that any Subsidiaries are not Loan Parties), all prepared in accordance with Regulation S-X and accompanied by an opinion of Deloitte & Touche LLP or other independent public accountants of recognized national standing reasonably satisfactory to the Administrative Agent (which opinion shall not be qualified as to scope or contain any going concern or other qualification), stating that such financial statements fairly present, in all material respects, the consolidated financial condition, results of operations and cash flows of Borrower as of the dates and for the periods specified in accordance with GAAP, (ii) a management report in a form reasonably satisfactory to the Administrative Agent setting forth (A) statement of income items and Consolidated EBITDA of Borrower for such fiscal year, showing variance, by dollar amount and percentage, from amounts for the previous fiscal year and budgeted amounts and (B) key operational information and statistics for such fiscal year consistent with internal and industry-wide reporting standards, and (iii) a narrative report and management’s discussion and analysis, in a form reasonably satisfactory to the Administrative Agent, of the financial condition and results of operations of Borrower for such fiscal year, as compared to amounts for the previous fiscal year and budgeted amounts (it being understood that the information required by clause (i) may be furnished in the form of a Form 10-K);

(b)           Quarterly Reports. As soon as available and in any event within 45 days (or such earlier date on which Borrower is required to file a Form 10-Q under the Exchange Act) after the end of each of the first three fiscal quarters of each fiscal year, beginning with the fiscal quarter ending June 30, 2006, (i) the consolidated balance sheet of Borrower as of the end of such fiscal quarter and related consolidated statements of income and cash flows for such fiscal quarter and for the then elapsed portion of the fiscal year, in comparative form with the consolidated statements of income and cash flows for the comparable periods in the previous fiscal year, and notes thereto (including a note with a consolidating balance sheet and statements of income and cash flows separating out Borrower and the Guarantors in the event that any Subsidiaries are not Loan Parties), all prepared in accordance with Regulation S-X under the Securities Act and accompanied by a certificate of a Financial Officer stating that such financial statements fairly present, in all material respects, the consolidated financial condition, results of operations and cash flows of Borrower as of the date and for the periods specified in accordance with GAAP consistently applied, and on a basis consistent with audited financial statements referred to in clause (a) of this Section, subject to normal year-end audit adjustments, (ii) a management report in a form reasonably satisfactory to the Administrative Agent setting forth (A) statement of income items and Consolidated EBITDA of Borrower for such fiscal quarter and for the then elapsed portion of the fiscal year, showing variance, by dollar amount and percentage, from amounts for the comparable periods in the previous fiscal year and budgeted amounts and (B) key operational information and statistics for such fiscal quarter and for the then elapsed portion of the fiscal year consistent with internal and industry-wide reporting standards, and (iii) a narrative report and management’s discussion and analysis, in a form reasonably satisfactory to the Administrative Agent, of the financial condition and results of operations for such fiscal quarter and the then elapsed portion of the fiscal year, as compared to the comparable periods in the previous fiscal year and budgeted amounts (it being understood that the information required by clause (i) may be furnished in the form of a Form 10-Q);

(c)           Monthly Reports. Within 30 days after the end of each of the first two months of each fiscal quarter, (i) the consolidated balance sheet of Borrower as of the end of each such month and the related consolidated statements of income and cash flows of Borrower for such month and for the then elapsed portion of the fiscal year, in comparative form with the consolidated statements of income and cash flows for the comparable periods in the previous fiscal year, accompanied by a certificate of a Financial Officer stating that such financial statements fairly present, in all material respects, the consolidated results of operations and cash flows of Borrower as of the date and for the periods specified in accordance with GAAP consistently applied, subject to normal year-end audit adjustments, (ii) a management report in a form reasonably satisfactory to the Administrative Agent setting forth (A) statement of income items and Consolidated EBITDA of Borrower for such month and for the then elapsed portion of the fiscal year, showing variance, by dollar amount and percentage, from amounts for the comparable periods in the previous fiscal year and budgeted amounts and (B) key operational information and statistics for such month and for the then elapsed portion of the fiscal year consistent with internal and industry-wide reporting standards and (iii) a narrative report and management’s discussion and analysis, in a form reasonably satisfactory to the Administrative Agent, of the financial condition and results of operations for such month and the then elapsed portion of the fiscal year, as compared to the comparable periods in the previous fiscal year and budgeted amounts;

(d)           Financial Officer’s Certificate. (i) Concurrently with any delivery of financial statements under Section 5.01(a) or (b), a Compliance Certificate (A) certifying that no Default has occurred or, if such a Default has occurred, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto, (B) beginning with the fiscal quarter ending June 30, 2006, setting forth computations in reasonable detail satisfactory to the Administrative Agent demonstrating compliance with the covenants contained in Sections 6.07(f) and 6.10 (including the aggregate amount of net cash proceeds from Excluded Issuances for such period and the uses therefor) and, concurrently with any delivery of financial statements under Section 5.01(a) above, setting forth Borrower’s calculation of Excess Cash Flow and

(C) showing a reconciliation of Consolidated EBITDA to the net income set forth on the statement of income; and (ii) concurrently with any delivery of financial statements under Section 5.01(a) above, beginning with the fiscal year ending December 31, 2006, a report of the accounting firm opining on or certifying such financial statements stating that in the course of its regular audit of the financial statements of Borrower and its Subsidiaries, which audit was conducted in accordance with generally accepted auditing standards, such accounting firm obtained no knowledge that any Default insofar as it relates to financial or accounting matters has occurred or, if in the opinion of such accounting firm such a Default has occurred, specifying the nature and extent thereof;

(e)           Financial Officer’s Certificate Regarding Collateral. Concurrently with any delivery of financial statements under Section 5.01(a), a certificate of a Financial Officer setting forth the information required pursuant to the Perfection Certificate Supplement or confirming that there has been no change in such information since the date of the Perfection Certificate or latest Perfection Certificate Supplement;

(f)            Public Reports. Promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by any Loan Party with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, or distributed to holders of its Indebtedness pursuant to the terms of the documentation governing such Indebtedness (or any trustee, agent or other representative therefor), as the case may be;

(g)           Management Letters. Promptly after the receipt thereof by any Loan Party, a copy of any “management letter” received by any such person from its certified public accountants and within 30 days after the receipt of such management letter, a copy of the management’s responses thereto;

(h)           Budgets. Within 90 days after the beginning of each fiscal year, a budget for Borrower in form reasonably satisfactory to the Administrative Agent, but to include balance sheets, statements of income and sources and uses of cash, for (i) each month of such fiscal year prepared in detail and (ii) each fiscal year thereafter, through and including the fiscal year in which the Final Maturity Date occurs, prepared in summary form, in each case, with appropriate presentation and discussion of the principal assumptions upon which such budgets are based, accompanied by the statement of a Financial Officer of Borrower to the effect that the budget of Borrower is a reasonable estimate for the periods covered thereby and, promptly when available, any significant revisions of such budget;

(i)            Organization. Concurrently with any delivery of financial statements under Section 5.01(a), an accurate organizational chart as required by Section 3.07(c), or confirmation that there are no changes to Schedule 10(a) to the Perfection Certificate;

(j)            Organizational Documents. Promptly provide copies of any Organizational Documents that have been amended or modified in accordance with the terms hereof and deliver a copy of any notice of default given or received by any Company under any Organizational Document within 15 days after such Company gives or receives such notice;

(k)           Governmental Authorization. Borrower shall deliver, and shall cause its Restricted Subsidiaries to deliver, to the Administrative Agent, as soon as practicable, and in any event within 5 days after the receipt thereof by Borrower or its Restricted Subsidiaries from any Gaming Authority or other Governmental Authority having jurisdiction over the operations of Borrower or its Restricted Subsidiaries, or filing or receipt thereof by Borrower or its Restricted Subsidiaries, (i) copies of any order or notice of such Gaming Authority or such other Governmental Authority or court of competent jurisdiction which designates any Gaming License or other material franchise, permit or other governmental operating authorization of Borrower or its Restricted Subsidiaries, or any application therefor, for a hearing or which refuses renewal or extension of, or revokes or suspends the authority of, Borrower or its Restricted Subsidiaries to construct, own, manage or operate its businesses (or any portion thereof), and (ii) a copy of any competing application filed with respect to any such Gaming License or other authorization, or application therefor, of Borrower or any of its Restricted Subsidiaries, or any citation, notice of violation or order to show cause issued by any Gaming Authority, any Liquor Authority or other Governmental Authority or any complaint filed by any Gaming Authority or other Governmental Authority which is applicable to Borrower or to its Restricted Subsidiaries;

(l)            Completion Date. Promptly following each Completion Date (including the D-E Completion Date), Borrower shall or shall cause the applicable Loan Party to deliver notice to Collateral Agent of the occurrence of such Completion Date, together with a copy of a Completion Certificate, if any, relating thereto; and

(m)          Other Information. Promptly, from time to time, such other information regarding the operations, business affairs and financial condition of any Company, or compliance with the terms of any Loan Document, as the Administrative Agent or any Lender may reasonably request.

SECTION 5.02              Litigation and Other Notices. Furnish to the Administrative Agent and each Lender written notice of the following promptly (and, in any event, within three Business Days of Borrower obtaining actual or constructive knowledge of the occurrence thereof):

(a)           any Default, specifying the nature and extent thereof and the corrective action (if any) taken or proposed to be taken with respect thereto;

(b)           the filing or commencement of, or any threat or notice of intention of any person to file or commence, any action, suit, litigation or proceeding, whether at law or in equity by or before any Governmental Authority, (i) against any Company or any Affiliate thereof that could reasonably be expected to result in a Material Adverse Effect or (ii) with respect to any Loan Document;

(c)           any development that has resulted in, or could reasonably be expected to result in a Material Adverse Effect;

(d)           the occurrence of a material Casualty Event; and

(e)           (i) the incurrence of any material Lien (other than Permitted Liens) on, or material claim asserted against, any of the Collateral or (ii) the occurrence of any other event which could materially adversely affect the value of the Collateral.

SECTION 5.03              Existence; Businesses and Properties.

(a)           Do or cause to be done all things necessary to preserve, renew and maintain in full force and effect its legal existence, except as otherwise expressly permitted under Section 6.05 or Section 6.06 or, in the case of any Subsidiary, where the failure to perform such obligations, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(b)           Do or cause to be done all things necessary to obtain, preserve, renew, extend and keep in full force and effect the rights, licenses, permits, privileges, franchises, authorizations, patents, copyrights, trademarks and trade names material to the conduct of its business; maintain and operate such business in substantially the manner in which it is presently conducted and operated; comply with all applicable Requirements of Law (including any zoning, building and Environmental Law, ordinance, code or approval or any building permits or any restrictions of record or agreements affecting Real Property) and decrees and orders of any Governmental Authority, whether now in effect or hereafter enacted, except where the failure to comply, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect; pay and perform its obligations under all Leases and Transaction Documents; and at all times maintain, preserve and protect all property material to the conduct of such business and keep such property in good repair, working order and condition (other than wear and tear occurring in the ordinary course of business) and from time to time make, or cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith may be properly conducted at all times; provided that nothing in this Section 5.03(b) shall prevent (i) sales of property, consolidations or mergers by or involving any Company in accordance with Section 6.05 or Section 6.06; (ii) the withdrawal by any Company of its qualification as a foreign corporation in any jurisdiction where such withdrawal, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect; or (iii) the abandonment by any Company of any rights, franchises, licenses, trademarks, trade names, copyrights or patents that such person reasonably determines are not useful to its business or no longer commercially desirable.

SECTION 5.04              Insurance.

(a)           Generally. Keep its insurable property adequately insured at all times by financially sound and reputable insurers; maintain such other insurance, to such extent and against such risks as is customary with companies in the same or similar businesses operating in the same or similar locations, including insurance with respect to Mortgaged Properties and other properties material to the business of the Companies against such casualties and contingencies and of such types and in such amounts with such deductibles as is customary in the case of similar businesses operating in the same or similar locations, including (i) physical hazard insurance on an “all risk” basis, (ii) commercial general liability insurance against claims for bodily injury, death or property damage covering any and all insurable claims, (iii) explosion insurance in respect of any boilers, machinery or similar apparatus constituting Collateral, (iv) business interruption insurance, (v) worker’s compensation insurance and such other insurance as may be required by any Requirement of Law and (vi) such other insurance against risks as the Administrative Agent may from time to time reasonably require (such policies to be in such form and amounts and having such coverage as may be reasonably satisfactory to the Administrative Agent and the Collateral Agent); provided that with respect to physical hazard insurance, neither the Collateral Agent nor the applicable Company shall agree to the adjustment of any claim thereunder without the consent of the other (such consent not to be unreasonably withheld or delayed); provided, further, that no consent of any Company shall be required during an Event of Default.

(b)           Requirements of Insurance. All such insurance shall (i) provide that no cancellation, material reduction in amount or material change in coverage thereof shall be effective until at least 30 days after receipt by the Collateral Agent of written notice thereof, (ii) name the Collateral Agent as mortgagee (in the case of property insurance) or additional insured on behalf of the Secured Parties (in the case of liability insurance) or loss payee (in the case of property insurance), as applicable, (iii) if reasonably requested by the Collateral Agent, include a breach of warranty clause and (iv) be reasonably satisfactory in all other respects to the Collateral Agent.

(c)           Notice to Agents. Notify the Administrative Agent and the Collateral Agent immediately whenever any separate insurance concurrent in form or contributing in the event of loss with that required to be maintained under this Section 5.04 is taken out by any Company; and promptly deliver to the Administrative Agent and the Collateral Agent a duplicate original copy of such policy or policies.

(d)           Flood Insurance. With respect to each Mortgaged Property, obtain flood insurance in such total amount as the Administrative Agent or the Required Lenders may from time to time reasonably require, if at any time the area in which any improvements are located on any Mortgaged Property is designated a “flood hazard area” in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency), and otherwise comply with the National Flood Insurance Program as set forth in the Flood Disaster Protection Act of 1973, as amended from time to time.

(e)           Broker’s Report. Deliver to the Administrative Agent and the Collateral Agent and the Lenders a report of a reputable insurance broker with respect to such insurance and such supplemental reports with respect thereto as the Administrative Agent or the Collateral Agent may from time to time reasonably request.

(f)            Mortgaged Properties. No Loan Party that is an owner of Mortgaged Property shall take any action that is reasonably likely to be the basis for termination, revocation or denial of any insurance coverage required to be maintained under such Loan Party’s respective Mortgage or that could be the basis for a defense to any claim under any Insurance Policy maintained in respect of the Premises, and each Loan Party shall otherwise comply in all material respects with all Insurance Requirements in respect of the Premises; provided, however, that each Loan Party may, at its own expense and after written notice to the Administrative Agent, (i) contest the applicability or enforceability of any such Insurance Requirements by appropriate legal proceedings, the prosecution of which does not constitute a basis for cancellation or revocation of any insurance coverage required under this Section 5.04 or (ii) cause the Insurance Policy containing any such Insurance Requirement to be replaced by a new policy complying with the provisions of this Section 5.04.

SECTION 5.05              Obligations and Taxes.

(a)           Payment of Obligations. Pay its Indebtedness and other obligations promptly and in accordance with their terms and pay and discharge promptly when due all Taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or in respect of its property, before the same shall become delinquent or in default, as well as all lawful claims for labor, services, materials and supplies or otherwise that, if unpaid, might give rise to a Lien other than a Permitted Lien upon such properties or any part thereof; provided that such payment and discharge shall not be required with respect to any such Tax, assessment, charge, levy or claim so long as (x)(i) the validity or amount thereof shall be contested in good faith by appropriate proceedings timely instituted and diligently conducted and the applicable Company shall have set aside on its books adequate reserves or other appropriate provisions with respect thereto in accordance with GAAP, (ii) such contest operates to suspend collection of the contested obligation, Tax, assessment or charge and enforcement of a Lien other than a Permitted Lien and (iii) in the case of Collateral, the applicable Company shall have otherwise complied with the Contested Collateral Lien Conditions and (y) the failure to pay could not reasonably be expected to result in a Material Adverse Effect.

(b)           Filing of Returns. Timely (subject to any extensions granted by the applicable Governmental Authority) and correctly file all material Tax Returns required to be filed by it. Withhold, collect and remit all Taxes that it is required to collect, withhold or remit.

(c)           Tax Shelter Reporting. Borrower does not intend to treat the Loans as being a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4. In the event Borrower determines to take any action inconsistent with such intention, it will promptly notify the Administrative Agent thereof.

SECTION 5.06              Employee Benefits. (a) Comply in all material respects with the applicable provisions of ERISA and the Code with respect to any Employee Benefit Plan and (b) furnish to the Administrative Agent (x) as soon as possible after, and in any event within 5 days after any Responsible Officer of any Company or any ERISA Affiliates of any Company knows or has reason to know that, any ERISA Event has occurred that, alone or together with any other ERISA Event could reasonably be expected to result in liability of the Companies or any of their ERISA Affiliates in an aggregate amount exceeding $500,000 or the imposition of a Lien, a statement of a Financial Officer of Borrower setting forth details as to such ERISA Event and the action, if any, that the Companies propose to take with respect thereto, and (y) upon request by the Administrative Agent, copies of (i) each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) filed by any Company or any ERISA Affiliate with the Internal Revenue Service with respect to each Plan; (ii) the most recent actuarial valuation report for each Plan; (iii) all notices received by any Company or any ERISA Affiliate from a Multiemployer Plan sponsor or any governmental agency concerning an ERISA Event; and (iv) such other documents or governmental reports or filings relating to any Plan (or employee benefit plan sponsored or contributed to by any Company) as the Administrative Agent shall reasonably request.

SECTION 5.07              Maintaining Records; Access to Properties and Inspections; Annual Meetings.

(a)           Keep proper books of record and account in which full, true and correct entries in conformity with GAAP and all Requirements of Law are made of all dealings and transactions in relation to its business and activities. Each of Borrower and its Restricted Subsidiaries will permit any representatives designated by the Administrative Agent or any Lender to visit and inspect the financial records and the property of Borrower or such Restricted Subsidiary at reasonable times upon reasonable advance notice and to make extracts from and copies of such financial records; provided that, so long as no Event of Default then exists, such inspection or visit shall be limited to one (1) per fiscal year of Borrower, and permit any representatives designated by the Administrative Agent or any Lender to discuss the affairs, finances, accounts and condition of Borrower or any Restricted Subsidiary with its officers and, in the presence of such officers, other employees thereof and advisors therefor (including independent accountants).

(b)           Within 150 days after the end of each fiscal year of the Companies, at the request of the Administrative Agent or Required Lenders, hold a meeting (at a mutually agreeable location, venue and time or, at the option of the Administrative Agent, by conference call, the costs of such venue or call to be paid by Borrower) with all Lenders who choose to attend such meeting, at which meeting shall be reviewed the financial results of the previous fiscal year and the financial condition of the Companies and the budgets presented for the current fiscal year of the Companies.

SECTION 5.08              Use of Proceeds. Use the proceeds of the Loans only for the purposes set forth in Section 3.12 and request the issuance of Letters of Credit only for the purposes set forth in the definition of Commercial Letter of Credit or Standby Letter of Credit, as the case may be.

SECTION 5.09              Compliance with Environmental Laws; Environmental Reports.

(a)           Comply, and use commercially reasonable efforts to cause all lessees and other persons occupying Real Property owned, operated or leased by any Company to comply, in all material respects with all Environmental Laws and Environmental Permits applicable to the operations of the applicable Loan Party, Restricted Subsidiary, lessees or other persons, as the case may be, and Real Property; obtain and renew all material Environmental Permits applicable to its operations and Real Property; and conduct all Responses required by, and in accordance with, Environmental Laws; provided that no Company shall be required to undertake any Response to the extent that its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect to such circumstances in accordance with GAAP.

(b)           If a Default caused by reason of a breach of Section 3.18 or Section 5.09(a) shall have occurred and be continuing for more than 30 days after Borrower obtains actual or constructive knowledge of the Default, without the Companies commencing activities reasonably likely to cure such Default in accordance with Environmental Laws, at the written request of the Administrative Agent or the Required Lenders through the Administrative Agent, provide to the Lenders within 30 days after such request, at the expense of Borrower, an environmental assessment report regarding the matters which are the subject of such Default, including, where appropriate, soil and/or groundwater sampling, prepared by an environmental consulting firm and, in form and substance, reasonably acceptable to the Administrative Agent and indicating the presence or absence of Hazardous Materials and the estimated cost of any compliance or Response to address them.

SECTION 5.10              Post-Closing Matters. Borrower shall deliver or cause to be delivered and complete the tasks described in this Section 5.10:

(a)           endorsements to Borrower’s and the Loan Parties’ flood insurance policies, which endorsements (i) shall be reasonably satisfactory to the Collateral Agent, (ii) shall be delivered within 45 days of the Closing Date to the Collateral Agent, (iii) shall state that they are naming Credit Suisse, Cayman Islands Branch, as Collateral Agent and Administrative Agent, as an additional insured, loss payee and mortgagee to such flood insurance policies and (iv) shall provide evidence that Wells Fargo Bank Minnesota, National Association, as trustee (to the extent so named), has been removed as an additional insured, loss payee and mortgagee from such flood insurance policies; such endorsements shall cover the properties located at:  (A) (i) 108 N. Highway 397, Lake Charles, Louisiana, (ii) 1829 Highway 90 West, Morgan City, Louisiana and (iii) 11825 Highway 308, LaRose, Louisiana, in each case, evidenced by the insurance certificates dated June 9, 2006 and the Flood Insurance General Charge Endorsements that were issued on June 9, 2006 by ICT Insurance Agency, Inc., and (B) (i) 1869 Mills Highway, Breaux Bridge, Louisiana and (ii) 52396 LA Highway 16, Denham Springs, Louisiana, in each case, evidenced by the insurance certificates dated June 2, 2006 and the Flood Insurance General Charge Endorsements that were issued on June 16, 2006 by ICT Insurance Agency, Inc., all of which certificates and Commercial Policy Change Requests were delivered to the Collateral Agent pursuant to Section 4.01(p) hereof;

(b)           endorsements to the Borrower’s and the Loan Parties’ flood insurance policies evidenced by the insurance certificate dated June 13, 2006 and the Flood Insurance General Charge Endorsements that were issued on June 12, 2006 by Flood & Peterson Insurance, Inc. and delivered to the Collateral Agent pursuant to Section 4.01(p) hereof  relating to those properties located at 111 - 121 Main Street, Black Hawk, Colorado and 240 Main Street, Black Hawk, Colorado (covering both the lodge and parking garage), which such endorsements (i)

shall be in form and substance satisfactory to the Collateral Agent, (ii) shall be delivered within 45 Business Days of the Closing Date to the Collateral Agent, (iii) shall state that they are naming Credit Suisse, Cayman Islands Branch, as Collateral Agent and Administrative Agent, as an additional insured, loss payee and mortgagee to such flood insurance policies and (iv) shall provide evidence that Wells Fargo Bank Minnesota, National Association, as trustee (to the extent so named), has been removed as an additional insured, loss payee and mortgagee from such flood insurance policies;

(c)           Borrower shall deliver or cause to be delivered to the Collateral Agent within ten (10) days after the Closing Date (which time period may be extended at the sole discretion of the Collateral Agent) all certificates representing or evidencing the outstanding Equity Interests of Colonial Holdings, Inc., a Virginia corporation, and Maryland-Virginia Racing Circuit, Inc., a Virginia corporation, each accompanied by a stock power with respect thereto, undated and endorsed in blank; and

(d)           within thirty (30) days after the Closing Date, unless waived or extended by the Collateral Agent in its sole discretion, the applicable Loan Parties shall deliver to the Collateral Agent, Surveys with respect to the following Mortgaged Properties:

(i)         3747 Highway 90, Eunice, Louisiana;

(ii)        1869 Mills Highway, Breaux Bridge, Louisiana;

(iii)       1050A Baker Hughes Drive, Broussard, Louisiana;

(iv)       1829 Highway 90 West, Bayou Vista, Louisiana;

(v)        1541 Grand Caillou Road, Houma, Louisiana;

(vi)       213 and 233 West Park Avenue, Thibodaux, Louisiana;

(vii)      108 N. Highway 397, Lake Charles, Louisiana;

(viii)     2267 Old Highway 90, Vinton, Louisiana;

(ix)       2334 Highway 109 South, Vinton, Louisiana;

(x)        2654 Highway 108, Sulphur, Louisiana;

(xi)       7340 Westbank Expressway, Suite 200, Marrero, Louisiana;

(xii)      11825 Highway 308, Lockport, Louisiana;

(xiii)     109 S. Service Road and 105 St. Peter Road, Raceland, Louisiana; and

(xiv)     52396 Highway 16, Denham Springs, Louisiana.

SECTION 5.11              Additional Collateral; Additional Guarantors.

(a)           Subject to this Section 5.11, with respect to any property acquired after the Closing Date by any Loan Party that is intended to be subject to the Lien created by any of the Security Documents but is not so subject, promptly (and in any event within 30 days (45 days in the case of property acquired in connection with the acquisition of a truck stop video gaming facility) after the acquisition thereof) (i) execute and deliver to the Administrative Agent and the Collateral Agent such amendments or supplements to the relevant Security Documents or such other documents as the Administrative Agent or the Collateral Agent shall reasonably deem necessary or advisable to grant to the Collateral Agent, for its benefit and for the benefit of the other Secured Parties, a Lien on such property subject to no Liens other than Permitted Liens, and (ii) take all actions reasonably necessary to cause such Lien to be duly perfected to the extent required by such Security Document in accordance with all applicable Requirements of Law, including the filing of financing statements in such jurisdictions as may be reasonably requested by the Administrative Agent. Borrower shall otherwise take such actions and execute and/or deliver to the Collateral Agent such documents as the Administrative Agent or the Collateral Agent shall reasonably require to confirm the validity, perfection and priority of the Lien of the Security Documents on such after-acquired properties.

(b)           With respect to any person that is or becomes a Subsidiary of Borrower or one of its Restricted Subsidiaries after the Closing Date and subject to any applicable Gaming Laws, promptly (and in any event within 30 days (45 days in the case of a Subsidiary that owns or operates a truck stop video gaming facility) after such person becomes a Subsidiary) (i) deliver to the Collateral Agent the certificates, if any, representing all of the Equity Interests of such Subsidiary, together with undated stock powers or other appropriate instruments of transfer executed and delivered in blank by a duly authorized officer of the holder(s) of such Equity Interests, and all intercompany notes owing from such Subsidiary to any Loan Party together with instruments of transfer executed and delivered in blank by a duly authorized officer of such Loan Party and (ii) cause such new Subsidiary (unless it shall be designated an Unrestricted Subsidiary pursuant to this Agreement) (A) to execute a Joinder Agreement or such comparable documentation to become a Guarantor and a joinder agreement to the applicable Security Document (including, in the case of any Restricted Subsidiary subject to regulation under the Gaming Laws of Nevada, a Pledge Agreement), substantially in the form annexed thereto or, in the case of a Foreign Subsidiary, execute a security agreement compatible with the laws of such Foreign Subsidiary’s jurisdiction in form and substance reasonably satisfactory to the Administrative Agent, and (B) to take all actions reasonably necessary or advisable in the opinion of the Administrative Agent or the Collateral Agent to cause the Lien created by the applicable Security Agreement to be duly perfected to the extent required by such agreement in accordance with all applicable Requirements of Law, including the filing of financing statements in such jurisdictions as may be reasonably requested by the Administrative Agent or the Collateral Agent. Notwithstanding the foregoing, (1) the Equity Interests required to be delivered to the Collateral Agent pursuant to clause (i) of this Section 5.11(b) shall not include any Equity Interests of a Foreign Subsidiary created or acquired after the Closing Date and (2) no Foreign Subsidiary shall be required to take the actions specified in clause (ii) of this Section 5.11(b), if, in the case of either clause (1) or (2), doing so would constitute an investment of earnings in United States property under Section 956 (or a successor provision) of the Code, which investment would or could reasonably be expected to trigger a material increase in the net income of a United States shareholder of such Subsidiary pursuant to Section 951 (or a successor provision) of the Code, as reasonably determined by the Administrative Agent; provided that this exception shall not apply to (A) Voting Stock of any Subsidiary which is a first-tier controlled foreign corporation (as defined in Section 957(a) of the Code) representing 66% of the total voting power of all outstanding Voting Stock of such Subsidiary and (B) 100% of the Equity Interests not constituting Voting Stock of any such Subsidiary, except that any such Equity Interests constituting “stock entitled to vote” within the meaning of Treasury Regulation Section 1.956-2(c)(2) shall be treated as Voting Stock for purposes of this Section 5.11(b).

(c)           Promptly grant to the Collateral Agent, within 30 days (45 days in the case of Material Real Property acquired in connection with the acquisition of a truck stop video gaming facility) of the acquisition thereof (or if not a Material Real Property at the time of acquisition, within 30 days of becoming a Material Real Property), a security interest in and Mortgage on (i) each Material Real Property owned in fee by such Loan Party as is acquired by such Loan Party after the Closing Date and (ii) unless the Collateral Agent otherwise consents, each leased Material Real Property of such Loan Party, in each case, as additional security for the Secured Obligations (unless the subject property is already mortgaged to a third party to the extent permitted by Section 6.02). Such Mortgages shall be granted pursuant to documentation reasonably satisfactory in form and substance to the Administrative Agent and the Collateral Agent and shall constitute valid and enforceable perfected Liens subject only to Permitted Liens or other Liens acceptable to the Collateral Agent. The Mortgages or instruments related thereto shall be duly recorded or filed in such manner and in such places as are required by law to establish, perfect, preserve and protect the Liens in favor of the Collateral Agent required to be granted pursuant to the Mortgages and all taxes, fees and other charges payable in connection therewith shall be paid in full. Borrower shall or shall cause the applicable Loan Party to otherwise take such actions and execute and/or deliver to the Collateral Agent such documents as the Administrative Agent or the Collateral Agent shall reasonably require to confirm the validity, perfection and priority of the Lien of any existing Mortgage or new Mortgage against such after-acquired Real Property (including a Title Policy, a Survey and local counsel opinion (in form and substance reasonably satisfactory to the Administrative Agent and the Collateral Agent) in respect of such Mortgage).

(d)           Notwithstanding anything to the contrary in clauses (a) and (b) of this Section 5.11, if the pledge of Equity Interests of any Subsidiary acquired or created after the Closing Date requires approval under the applicable Gaming Laws, Borrower shall be required to pledge such stock only if the requisite approvals are obtained after the exercise of its commercially reasonable efforts to obtain such approvals (and Borrower agrees to use its commercially reasonable efforts to obtain such approvals).

SECTION 5.12              Security Interests; Further Assurances. Promptly, upon the reasonable request of the Administrative Agent or the Collateral Agent, at Borrower’s expense, execute, acknowledge and deliver, or cause the execution, acknowledgment and delivery of, and thereafter register, file or record, or cause to be registered, filed or recorded, in an appropriate governmental office, any document or instrument supplemental to or confirmatory of the Guarantee Agreement or Security Documents or otherwise deemed by the Administrative Agent or the Collateral Agent reasonably necessary or desirable for the continued validity, perfection and priority of the Liens on the Collateral covered thereby subject to no other Liens except as permitted by the applicable Security Document, or obtain any consents or waivers as may be necessary or appropriate in connection therewith. Deliver or cause to be delivered to the Administrative Agent and the Collateral Agent from time to time such other documentation, consents, authorizations, approvals and orders in form and substance reasonably satisfactory to the Administrative Agent and the Collateral Agent as the Administrative Agent and the Collateral Agent shall reasonably deem necessary to perfect or maintain the Liens on the Collateral pursuant to the Security Documents. Upon the exercise by the Administrative Agent, the Collateral Agent or any Lender of any power, right, privilege or remedy pursuant to any Loan Document which requires any consent, approval, registration, qualification or authorization of any Governmental Authority execute and deliver all applications, certifications, instruments and other documents and papers that the Administrative Agent, the Collateral Agent or such Lender may require. If the Administrative Agent, the Collateral Agent or the Required Lenders determine that they are required by a Requirement of Law to have appraisals prepared in respect of the Real Property of any Loan Party constituting Collateral, Borrower shall provide to the Administrative Agent appraisals that satisfy the applicable requirements of the Real Estate Appraisal Reform Amendments of FIRREA and are otherwise in form and substance satisfactory to the Administrative Agent and the Collateral Agent.

SECTION 5.13              Information Regarding Collateral. Not effect any change (i) in any Loan Party’s legal name, (ii) in the location of any Loan Party’s chief executive office, (iii) in any Loan Party’s identity or organizational structure, (iv) in any Loan Party’s Federal Taxpayer Identification Number or organizational identification number, if any, or (v) in any Loan Party’s jurisdiction of organization (in each case, including by merging with or into any other entity, reorganizing, dissolving, liquidating, reorganizing or organizing in any other jurisdiction), until (A) it shall have given the Collateral Agent and the Administrative Agent not less than 30 days’ prior written notice (in the form of an Officers’ Certificate), or such lesser notice period agreed to by the Collateral Agent, of its intention so to do, clearly describing such change and providing such other information in connection therewith as the Collateral Agent or the Administrative Agent may reasonably request and (B) it shall have taken all action reasonably satisfactory to the Collateral Agent to maintain the perfection and priority of the security interest of the Collateral Agent for the benefit of the Secured Parties in the Collateral, if applicable. Borrower agrees to promptly provide the Collateral Agent with certified Organizational Documents reflecting any of the changes described in the preceding sentence. Borrower also agrees to promptly notify the Collateral Agent of any change in the location of any office in which it maintains books or records relating to Collateral owned by it or any office or facility at which Collateral is located (including the establishment of any such new office or facility), other than changes in location to a Mortgaged Property or a leased property subject to a Landlord Access Agreement.

SECTION 5.14              [Reserved].

SECTION 5.15              Affirmative Covenants with Respect to Leases. With respect to each Lease, Borrower shall or shall cause the applicable Loan Party to perform all the obligations imposed upon the landlord under such Lease and enforce all of the tenant’s obligations thereunder, except where the failure to so perform or enforce could not reasonably be expected to result in a Property Material Adverse Effect.

SECTION 5.16              License Renewals. Commencing on the date twelve months following the Closing Date and continuing every twelve months thereafter, Borrower shall deliver, and shall cause its Restricted Subsidiaries to deliver, to the Administrative Agent an updated Schedule 3.23 reflecting thereon, as of the date of such delivery, the information described in Section 3.23.

SECTION 5.17              Licenses and Permits. (a) Ensure that all material licenses (including all necessary Gaming Licenses), permits and consents and similar rights required from any federal, state or local governmental body (including the Gaming Authorities and Liquor Authorities) for the ownership, use or operation of the businesses or properties now owned or operated by Borrower have been validly issued and are in full force and effect, and (b) comply, in all material respects, with all of the provisions thereof applicable to it.

SECTION 5.18              Construction of Project. In connection with the construction of each Substantial Project, Borrower shall or shall cause the applicable Loan Party to:

(i)      diligently proceed with construction of such Project in accordance with the Plans and Specifications relating thereto and in accordance with all applicable laws and ordinances and will complete such Project on or before the Completion Date thereof;

(ii)     use its commercially reasonable efforts to require the Contractor(s) to comply with all rules, regulations, ordinances and laws relating to work on such Project;

(iii)    comply in all material respects with and keep in effect all necessary permits and approvals obtained from any Governmental Authority relating to the lawful construction of such Project. Borrower will and shall cause each applicable Loan Party to comply in all material respects with all applicable existing and future laws, regulations, order, and requirements of any Governmental Authority having jurisdiction over the Real Property or Project, and with all recorded restrictions affecting the applicable Real Property;

(iv)    upon completion of the building foundation of such Project, deliver to the Collateral Agent (A) an “as-built” survey of the applicable Real Property which: (a) sets forth the location and exterior lines and egress and other improvements completed on such Real Property and demonstrates compliance with all applicable setback requirements; (b) demonstrates that such Project is entirely within the exterior boundaries of such Real Property and any building restriction lines and does not encroach upon any easements or rights-of-way; and (c) contains such other information as the Collateral Agent may reasonably request;

(v)     within 60 days after Completion Date relating to such Project, Borrower shall or shall cause the applicable Loan Party to deliver to the Collateral Agent a title insurance bring down and endorsements to the title insurance policy insuring the Mortgaged Property upon which such Project was constructed (1) increasing the policy amount to an amount not less than 115% of the fair market value of such Mortgaged Property and fixtures thereon taking into consideration the improvements constructed thereon in connection with such Project and (2) otherwise amending such title insurance policy so that the requirements of Section 4.01(o)(iii) are met; it being understood that (A) such policy shall be free and clear of all mechanics, materialmen or other similar liens and (B) subject to (vi) below, Borrower shall or shall cause the applicable Loan Party to deliver all lien waivers from the contractors and subcontractors relating to such Project as shall be reasonably requested by the Collateral Agent or the title insurance company to release any such liens;

(vi)    pay and discharge all claims and liens for labor done and materials and services furnished in connection with the construction of such Project. Borrower or the applicable Loan Party will have the right to contest in good faith any claim or lien, provided that it does so diligently and without prejudice to the Collateral Agent or the ability to obtain title insurance in the manner required by this Agreement. Upon the Collateral Agent’s reasonable request, Borrower will promptly provide a bond, cash deposit, or other security reasonably satisfactory to the Collateral Agent to protect the Collateral Agent’s interest and security should the contest be unsuccessful;

(vii)   not purchase any materials, equipment, fixtures, or articles of personal property placed in such Project prior to the Completion Date under any security agreement or other agreement where the seller reserves or purports to reserve title or the right of removal or repossession, or the right to consider them personal property after their incorporation in the work of construction, unless authorized by the Administrative Agent in writing;

(viii)  within 30 days after the Completion Date, obtain and deliver to the Administrative Agent copies of all necessary occupancy certificates relating to such Project; and

(ix)    cause a bonding company to issue a Construction Completion Bond.

ARTICLE VI

NEGATIVE COVENANTS

Borrower warrants, covenants and agrees with each Lender that, so long as this Agreement shall remain in effect and until the Commitments have been terminated and the principal of and interest on each Loan, all Fees and all other expenses or amounts payable under any Loan Document have been paid in full and all Letters of Credit have been canceled or have expired and all amounts drawn thereunder have been reimbursed in full, unless the Required Lenders shall otherwise consent in writing, no Loan Party will, nor will they cause or permit any Restricted Subsidiaries to:

SECTION 6.01              Indebtedness. Incur, create, assume or permit to exist, directly or indirectly, any Indebtedness, except

(a)           Indebtedness incurred under this Agreement and the other Loan Documents;

(b)           (i) Indebtedness outstanding on the Closing Date and listed on Schedule 6.01(b), (ii) refinancings or renewals thereof; provided that (A) any such refinancing Indebtedness is in an aggregate principal amount not greater than the aggregate principal amount of the Indebtedness being renewed or refinanced, plus the amount of any premiums required to be paid thereon and reasonable fees and expenses associated therewith and (B) such refinancing Indebtedness has a later or equal final maturity and longer or equal weighted average life than the Indebtedness being renewed or refinanced and (C) the covenants, events of default, subordination and other provisions thereof (including any guarantees thereof) shall be, in the aggregate, no less favorable to the Lenders than those contained in the Indebtedness being renewed or refinanced and (iii) the Senior Notes and Senior Note Guarantees (including any notes and guarantees issued in exchange therefor in accordance with the registration rights document entered into in connection with the issuance of the Senior Notes and Senior Note Guarantees);

(c)           Indebtedness under Hedging Obligations with respect to interest rates, foreign currency exchange rates or commodity prices, in each case not entered into for speculative purposes; provided that if such Hedging Obligations relate to interest rates, (i) such Hedging Obligations relate to payment obligations on Indebtedness otherwise permitted to be incurred by the Loan Documents and (ii) the notional principal amount of such Hedging Obligations at the time incurred does not exceed the principal amount of the Indebtedness to which such Hedging Obligations relate;

(d)           Indebtedness permitted by Section 6.04(f);

(e)           Indebtedness in respect of Purchase Money Obligations and Capital Lease Obligations, and refinancings or renewals thereof, in an aggregate amount not to exceed $9.0 million at any one time outstanding;

(f)            Indebtedness incurred by any Loan Party in an aggregate principal amount not to exceed 200% of the aggregate Net Cash Proceeds received by Borrower from any issuance of Borrower’s Qualified Capital Stock (other than issuances to a Subsidiary of Borrower) or capital contribution to Borrower after the Closing Date to the extent such Net Cash Proceeds have not been applied to make Expansion Capital Expenditures or Investments permitted by Section 6.04 (e), (i), (k), (l) or (m) or to pay Dividends pursuant to Section 6.08(b);

(g)           Indebtedness in respect of bid, performance or surety bonds, workers’ compensation claims, self-insurance obligations and bankers acceptances issued for the account of any Company in the ordinary course of business, including guarantees or obligations of any Company with respect to letters of credit supporting such bid, performance or surety bonds, workers’ compensation claims, self-insurance obligations and bankers acceptances (in each case other than for an obligation for money borrowed), in an aggregate amount not to exceed $1,500,000 at any time outstanding;

(h)           Contingent Obligations of any Loan Party in respect of Indebtedness otherwise permitted under this Section 6.01;

(i)            Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five Business Days of incurrence;

(j)            Indebtedness arising in connection with endorsement of instruments for deposit in the ordinary course of business;

(k)           other Subordinated Indebtedness of any Loan Party in an aggregate amount not to exceed $25,000,000 at any time outstanding;

(l)            other Indebtedness of any Loan Party in an aggregate amount not to exceed $5,000,000 at any time outstanding;

(m)          Indebtedness of subsidiaries of Gameco that are acquired by a Loan Party or merged into a Loan Party in connection with the Permitted Truck Plaza Acquisitions in an aggregate principal amount not to exceed $7.5 million at any time outstanding; provided that such Indebtedness (x) is not secured by a Lien and (y) does not require any payment of principal prior to the Final Maturity Date;

(n)           Indebtedness in favor of a Loan Party permitted by Section 6.04; and

(o)           Existing Notes not tendered pursuant to the Tender Offer that have been irrevocably called pursuant to the Existing Notes Redemption.

SECTION 6.02              Liens. Create, incur, assume or permit to exist, directly or indirectly, any Lien on any property now owned or hereafter acquired by it or on any income or revenues or rights in respect of any thereof, except the following (collectively, the “Permitted Liens”):

(a)           inchoate Liens for taxes, assessments or governmental or quasi-governmental charges or levies not yet due and payable or delinquent (including inchoate Liens in connection with the bond obligations described on Schedule 6.01(b)) and Liens for taxes, assessments or governmental charges or levies, which (i) are being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP, which proceedings (or orders entered in connection with such proceedings) have the effect of preventing the forfeiture or sale of the property subject to any such Lien, and (ii) in the case of any such charge or levy which has or may become a Lien against any of the Collateral, such Lien and the contest thereof shall satisfy the Contested Collateral Lien Conditions;

(b)           Liens in respect of property of Borrower or any Restricted Subsidiary imposed by Requirements of Law, which were incurred in the ordinary course of business and do not secure Indebtedness for borrowed money, such as carriers’, warehousemen’s, materialmen’s, landlords’, workmen’s, suppliers’, repairmen’s and mechanics’ Liens and other similar Liens arising in the ordinary course of business, and (i) which do not in the aggregate materially detract from the value of the property of Borrower or any Restricted Subsidiary, taken as a whole, and do not materially impair the use thereof in the operation of the business of Borrower and its Restricted Subsidiaries, taken as a whole, (ii) which, if they secure obligations that are then due and unpaid, are being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP, which proceedings (or orders entered in connection with such proceedings) have the effect of preventing the forfeiture or sale of the property subject to any such Lien, and (iii) in the case of any such Lien which has or may become a Lien against any of the Collateral, such Lien and the contest thereof shall satisfy the Contested Collateral Lien Conditions;

(c)           any Lien in existence on the Closing Date and set forth on Schedule 6.02(c) and any Lien granted as a replacement or substitute therefor (other than Liens where Schedule 6.02(c) indicates that release and termination are being sought); provided that any such replacement or substitute Lien (i) except as permitted by Section 6.01(b)(ii)(A), does not secure an aggregate amount of Indebtedness, if any, greater than that secured on the Closing Date and (ii) does not encumber any property other than the property subject thereto on the Closing Date (any such Lien, an “Existing Lien”);

(d)           easements, rights-of-way, restrictions (including zoning restrictions), covenants, licenses, encroachments, protrusions and other similar charges or encumbrances, and minor title deficiencies on or with respect to any Real Property, in each case whether now or hereafter in existence, not (i) securing Indebtedness, (ii) individually or in the aggregate materially impairing the value or marketability of such Real Property or (iii) individually or in the aggregate materially interfering with the ordinary conduct of the business of Borrower and its Restricted Subsidiaries at such Real Property;

(e)           Liens arising out of judgments, attachments or awards not resulting in a Default and in respect of which such Company shall in good faith be prosecuting an appeal or proceedings for review in respect of which there shall be secured a subsisting stay of execution pending such appeal or proceedings and, in the case of any such Lien which has or may become a Lien against any of the Collateral, such Lien and the contest thereof shall satisfy the Contested Collateral Lien Conditions;

(f)            Liens (other than any Lien imposed by ERISA) (x) imposed by Requirements of Law or arising by virtue of deposits made in connection therewith in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security legislation, (y) incurred in the ordinary course of business to secure the performance of tenders, statutory obligations (other than excise taxes), surety, stay, customs and appeal bonds, statutory bonds, bids, leases, government contracts, trade contracts, performance and return of money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money) or (z) arising by virtue of deposits made in the ordinary course of business to secure liability for premiums to insurance carriers; provided that (i) with respect to clauses (x), (y) and (z) of this para-

graph (f), such Liens are for amounts not yet due and payable or delinquent or, to the extent such amounts are so due and payable, such amounts are being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP, which proceedings for orders entered in connection with such proceedings have the effect of preventing the forfeiture or sale of the property subject to any such Lien, (ii) to the extent such Liens are not imposed by Requirements of Law, such Liens shall in no event encumber any property other than cash and Cash Equivalents, (iii) in the case of any such Lien against any of the Collateral, such Lien and the contest thereof shall satisfy the Contested Collateral Lien Conditions and (iv) the aggregate amount of deposits at any time pursuant to clause (x) and clause (z) of this paragraph (f) shall not exceed $500,000 in the aggregate;

(g)           Leases of the properties of any Company, in each case entered into in the ordinary course of such Company’s business so long as such Leases are subordinate in all respects to the Liens granted and evidenced by the Security Documents and do not, individually or in the aggregate, (i) interfere in any material respect with the ordinary conduct of the business of any Company or (ii) materially impair the use (for its intended purposes) or materially affect the value of the property subject thereto; provided, however, in the case of Mortgaged Property, each Lease shall comply with provisions of the Mortgage affecting such Mortgaged Property;

(h)           Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by any Company in the ordinary course of business in accordance with the past practices of such Company;

(i)            Liens securing Indebtedness incurred pursuant to Section 6.01(e); provided that any such Liens attach only to the property being financed pursuant to such Indebtedness and do not encumber any other property of any Company;

(j)            bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to cash and Cash Equivalents on deposit in one or more accounts maintained by any Company, in each case granted in the ordinary course of business in favor of the bank or banks with which such accounts are maintained, securing amounts owing to such bank with respect to cash management and operating account arrangements, including those involving pooled accounts and netting arrangements; provided that, unless such Liens are non-consensual and arise by operation of law, in no case shall any such Liens secure (either directly or indirectly) the repayment of any Indebtedness;

(k)           Liens on property of a person existing at the time such person is acquired or merged with or into or consolidated with any Company to the extent permitted hereunder (and not created in anticipation or contemplation thereof); provided that such Liens do not extend to property not subject to such Liens at the time of acquisition (other than improvements thereon) and are no more favorable to the lienholders than such existing Lien;

(l)            Liens granted pursuant to the Security Documents to secure the Secured Obligations;

(m)          licenses of Intellectual Property granted by any Company in the ordinary course of business and not interfering in any material respect with the ordinary conduct of business of the Companies;

(n)           the filing of UCC financing statements solely as a precautionary measure in connection with operating leases or consignment of goods;

(o)           Liens securing Indebtedness incurred pursuant to Section 6.01(l);

(p)           the existence of the “equal and ratable” clause in the Senior Note Documents (but not any security interests granted pursuant thereto);

(q)           Liens incurred in the ordinary course of business of any Company with respect to obligations that do not in the aggregate exceed $3,000,000 at any time outstanding, so long as such Liens, to the extent covering any Collateral, are junior to the Liens granted pursuant to the Security Documents;

(r)            Liens arising under applicable Gaming Laws; provided that no such Lien constitutes a Lien securing repayment of Indebtedness; and

(s)           Liens created solely by the deposit of, and solely on, cash and Permitted Investments deposited to consummate the Existing Notes Redemption or the Tender Offer in favor of the trustee under the Existing Notes Indenture or the holders of the Existing Notes;

provided, however, (i) that no consensual Liens shall be permitted to exist, directly or indirectly, on any Securities Collateral, other than Liens granted pursuant to the Security Documents, or on any options to purchase Real Property listed on Schedule 8(b) to the Perfection Certificate and (ii) in the case of any Real Property, Permitted Liens shall mean those Liens set forth in clauses (a), (b), (d), (e), (g), (i) and (l) and those liens, encumbrances and other matters affecting title to any Real Property listed in the title insurance policies delivered to the Collateral Agent in accordance with the terms hereof, reasonably acceptable to the Administrative Agent.

SECTION 6.03              Sale and Leaseback Transactions. Enter into any arrangement, directly or indirectly, with any person whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property which it intends to use for substantially the same purpose or purposes as the property being sold or transferred (a “Sale and Leaseback Transaction”) unless (i) the sale of such property is permitted by Section 6.06 and (ii) any Liens arising in connection with its use of such property are permitted by Section 6.02.

SECTION 6.04              Investment, Loan and Advances. Directly or indirectly, lend money or credit (by way of guarantee or otherwise) or make advances to any person, or purchase or acquire any stock, bonds, notes, debentures or other obligations or securities of, or any other interest in, or make any capital contribution to, any other person, or purchase or own a futures contract or otherwise become liable for the purchase or sale of currency or other commodities at a future date in the nature of a futures contract (all of the foregoing, collectively, “Investments”), except that the following shall be permitted:

(a)           Borrower and its Restricted Subsidiaries may consummate the Transactions in accordance with the provisions of the Transaction Documents;

(b)           Investments outstanding on the Closing Date and identified on Schedule 6.04(b);

(c)           Borrower and its Restricted Subsidiaries may (i) acquire and hold accounts receivables owing to any of them if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary terms, (ii) invest in, acquire and hold cash and Cash Equivalents, (iii) endorse negotiable instruments held for collection in the ordinary course of business or (iv) make lease, utility and other similar deposits in the ordinary course of business;

(d)           Hedging Obligations incurred pursuant to Section 6.01(c);

(e)           loans and advances to directors, employees and officers of Borrower and the Restricted Subsidiaries for bona fide business purposes and to purchase Equity Interests of Borrower, in aggregate amount not to exceed $2.0 million at any time outstanding; provided that no loans in violation of Section 402 of the Sarbanes-Oxley Act shall be permitted hereunder;

(f)            Investments (i) by any Company in Borrower or any Guarantor and (ii) by a Restricted Subsidiary that is not a Guarantor in any other Restricted Subsidiary that is not a Guarantor; provided that any Investment in the form of a loan or advance shall be evidenced by the Intercompany Note and, in the case of a loan or advance by a Loan Party, pledged by such Loan Party as Collateral pursuant to the Security Documents;

(g)           Investments in securities of trade creditors or customers in the ordinary course of business received upon foreclosure or pursuant to any plan of reorganization or liquidation or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers;

(h)           Investments made by Borrower or any Restricted Subsidiary as a result of consideration received in connection with an Asset Sale made in compliance with Section 6.06;

(i)            Investments made by Borrower or any Guarantor in Publicly Traded Securities in an aggregate amount not to exceed $3.0 million in any fiscal year; provided that on a Pro Forma Basis for the applicable Investment, the Total Leverage Ratio would be less than or equal to 5.00:1.00; provided, further, that (x) if the aggregate amount of Investments made in any fiscal year shall be less than the maximum amount of Investments permitted under this Section 6.04(i) for such fiscal year (before giving effect to any carryover), then an amount of such shortfall may be added to the amount of Investments permitted under this Section 6.04(i) for the immediately succeeding (but not any other) fiscal year and (y) in determining whether any amount is available for carryover, the amount expended in any fiscal year shall first be deemed to be from the amount allocated to such fiscal year (before giving effect to any carryover);

(j)            credit extensions or other advances to gaming customers in the ordinary course of business and consistent with industry practice;

(k)           other Investments in an aggregate amount not to exceed $5,000,000 at any time outstanding;

(l)            Investments consisting of redemptions or repurchases of Equity Interests or Indebtedness of Borrower or any of its Subsidiaries to the extent required by any Gaming Authority or, if determined in the good faith judgment of the Board of Directors of Borrower, to prevent the loss, or to secure the grant or establishment, of any Gaming License or other right to conduct lawful gaming operations; and

(m)          Permitted Acquisitions pursuant to Section 6.07.

An Investment shall be deemed to be outstanding to the extent not returned in the same form as the original Investment to Borrower or any Guarantor.

SECTION 6.05              Mergers and Consolidations. Wind up, liquidate or dissolve its affairs or enter into any transaction of merger or consolidation (or agree to do any of the foregoing at any future time unless any such agreement is expressly conditioned on the repayment in full of all obligations and the termination of all Commitments hereunder), except that the following shall be permitted:

(a)           the Transactions as contemplated by the Transaction Documents;

(b)           Asset Sales in compliance with Section 6.06;

(c)           acquisitions in compliance with Section 6.07;

(d)           any Company may merge or consolidate with or into Borrower or any Guarantor (as long as Borrower is the surviving person in the case of any merger or consolidation involving Borrower and a Guarantor is the surviving person and remains a Wholly Owned Restricted Subsidiary of Borrower in any other case); provided that the Lien on and security interest in such property granted or to be granted in favor of the Collateral Agent under the Security Documents shall be maintained or created in accordance with the provisions of Section 5.11 or Section 5.12, as applicable; provided, further, that the transaction would not result in the loss, suspension or material impairment of any Gaming License unless a comparable replacement Gaming License is effective prior to or simultaneously with the loss, suspension or material impairment or require any Lender to obtain a Gaming License or be qualified or found suitable under the law of any applicable gaming jurisdiction; provided that such Lender would not have been required to obtain a

Gaming License or be qualified or found suitable under the laws of any applicable gaming jurisdiction in the absence of such transaction; and

(e)           any Subsidiary may dissolve, liquidate or wind up its affairs at any time; provided that such dissolution, liquidation or winding up, as applicable, could not reasonably be expected to have a Material Adverse Effect.

To the extent the Required Lenders or all the Lenders, as applicable, waive the provisions of this Section 6.05 with respect to the sale of any Collateral, or any Collateral is sold as permitted by this Section 6.05, such Collateral (unless sold to a Loan Party) shall be sold free and clear of the Liens created by the Security Documents, and, so long as Borrower shall have provided the Agents such certifications or documents as any Agent shall reasonably request in order to demonstrate compliance with this Section 6.05, the Agents shall take all actions they deem appropriate or reasonably requested by Borrower in order to effect the foregoing.

SECTION 6.06              Asset Sales. Effect any Asset Sale, or agree to effect any Asset Sale, except that the following shall be permitted:

(a)           disposition of used, worn out, obsolete or surplus property by Borrower or any Restricted Subsidiary in the ordinary course of business and the abandonment or other disposition of Intellectual Property that is, in the reasonable judgment of Borrower, no longer economically practicable to maintain or useful in the conduct of the business of Borrower and its Restricted Subsidiaries taken as a whole;

(b)           Asset Sales; provided that the aggregate consideration received in respect of all Asset Sales pursuant to this clause (b) shall not exceed $3,000,000 in any fiscal year of Borrower, but, in any event, shall not exceed $500,000 with respect to any single Asset Sale;

(c)           leases of real or personal property in the ordinary course of business and in accordance with Section 6.02(g) and the applicable Security Documents;

(d)           the Transactions as contemplated by the Transaction Documents;

(e)           mergers and consolidations in compliance with Section 6.05;

(f)            Investments in compliance with Section 6.04; and

(g)           any Colonial Downs Sale; provided that the Net Cash Proceeds with respect to any first such sale (or series of contemporaneous sales) shall not be less than the sum of (x) $20,000,000 plus (y) the aggregate amount of Expansion Capital Expenditures made by the Loan Parties with respect to the Colonial Downs Business on or after the Closing Date.

To the extent the Required Lenders or all the Lenders, as applicable, waive the provisions of this Section 6.06 with respect to the sale of any Collateral, or any Collateral is sold as permitted by this Section 6.06, such Collateral (unless sold to a Loan Party) shall be sold free and clear of the Liens created by the Security Documents, and, so long as Borrower shall have provided the Agents such certifications or documents as any Agent shall reasonably request in order to demonstrate compliance with this Section 6.06, the Agents shall take all actions they deem appropriate or reasonably requested by Borrower in order to effect the foregoing.

SECTION 6.07              Acquisitions. Purchase or otherwise acquire (in one or a series of related transactions) any part of the property (whether tangible or intangible) of any person (or agree to do any of the foregoing at any future time), except that the following shall be permitted:

(a)           Capital Expenditures by Borrower and the Restricted Subsidiaries shall be permitted to the extent permitted by Sections 6.10(d) and (e);

(b)           purchases and other acquisitions of inventory, materials, equipment and intangible property in the ordinary course of business;

(c)           Investments in compliance with Section 6.04;

(d)           leases of real or personal property in the ordinary course of business and in accordance with Section 6.02(g) and the applicable Security Documents;

(e)           the Transactions as contemplated by the Transaction Documents;

(f)            Permitted Acquisitions and Permitted Truck Plaza Acquisitions; and

(g)           mergers and consolidations in compliance with Section 6.05;

provided that the Lien on and security interest in such property granted or to be granted in favor of the Collateral Agent under the Security Documents shall be maintained or created in accordance with the provisions of Section 5.11 or Section 5.12, as applicable.

SECTION 6.08              Dividends. Authorize, declare or pay, directly or indirectly, any Dividends with respect to Borrower or any Restricted Subsidiary, except that the following shall be permitted:

(a)           Dividends by any Company to Borrower or any Guarantor that is a Wholly Owned Restricted Subsidiary of Borrower;

(b)           if no Default or Event of Default then exists, payments to Borrower to permit Borrower, and the subsequent use of such payments by Borrower, to repurchase or redeem Qualified Capital Stock of Borrower held by officers, directors or employees or former officers, directors or employees (or their transferees, estates or beneficiaries under their estates) of any Company, upon their death, disability, retirement, severance or termination of employment or service in each case pursuant to a plan previously approved by Borrower’s Board of Directors; provided that the aggregate cash consideration paid for all such redemptions and payments shall not exceed, in any fiscal year, the sum of (x) $3,000,000, plus (y) the amount of any Net Cash Proceeds received by or contributed to Borrower from the issuance and sale since the issue date of Qualified Capital Stock of Borrower to officers, directors or employees of any Company that have not been used to make any repurchases, redemptions or payments under this clause (b);

(c)           Permitted Tax Distributions by Borrower;

(d)           the Additional Transactions and Dividends deemed to have been paid solely for accounting purposes as part of the consideration in the Gameco Acquisition, any Permitted Truck Plaza Acquisition or the exercise of the Nautica Options;

(e)           Dividends (solely in the form of Qualified Capital Stock) in connection with the conversion of shares pursuant to the Organizational Documents;

(f)            Dividends (solely in the form of Qualified Capital Stock) in connection with the exercise of warrants and stock options held by employees or directors of the Loan Parties; and

(g)           if no Default or Event of Default then exists, Dividends other than any Dividends permitted by clauses (a)-(f) of this Section 6.8, in an aggregate amount not to exceed in any fiscal year the greater of (x) $1,000,000 and (y) 50% of Consolidated Net Income for the immediately prior fiscal year.

SECTION 6.09              Transactions with Affiliates. Enter into, directly or indirectly, any transaction or series of related transactions, whether or not in the ordinary course of business, with any Affiliate of any Company (other than between or among Borrower and one or more Guarantors), other than on terms and conditions at least as favorable to such Company as would reasonably be obtained by such Company at that time in a comparable arm’s-length transaction with a person other than an Affiliate, except that the following shall be permitted:

(a)           Dividends permitted by Section 6.08;

(b)           Investments permitted by Sections 6.04(e) and (f);

(c)           reasonable and customary director, officer and employee compensation (including bonuses) and other benefits (including retirement, health, stock option and other benefit plans) and indemnification arrangements, in each case approved by the Board of Directors of Borrower;

(d)           transactions with customers, clients, suppliers, joint venture partners or purchasers or sellers of goods and services, in each case in the ordinary course of business and otherwise not prohibited by the Loan Documents;

(e)           so long as (i) no Default exists and (ii) after giving effect to such transaction on a Pro Forma Basis, Borrower shall be in compliance with the covenant set forth in Section 6.10(c) as of the most recent Test Period, the payment of fees to Jacobs Investments Management Company for the provision of Gaming Facility development advisory services rendered to Borrower and its Restricted Subsidiaries in the amounts and at the times specified in the Consulting Agreement, as in effect on the Closing Date or as thereafter amended or replaced in any manner, that, taken as a whole, is not more adverse to the interests of the Lenders in any material respect than such agreement as it was in effect on the Closing Date; provided that payments under this clause (e) shall in any event not exceed (i) $1,250,000 in any 12-month period plus (ii) an amount equal to the documented out-of-pocket expenses of Jacobs Investments Management Company incurred in connection with rendering such services plus (iii) a development fee not to exceed 2.5% of the aggregate cost of any Gaming Facility development for which Jacobs Investments Management Company provides advisory services;

(f)            the existence of, and the performance by any Loan Party of its obligations under the terms of, any limited liability company, limited partnership or other Organizational Document or securityholders agreement (including any registration rights agreement or purchase agreement related thereto) to which it is a party on the Closing Date and which is described in the Confidential Information Memorandum, as in effect on the Closing Date, and similar agreements that it may enter into thereafter; provided, however, that the existence of, or the performance by any Loan Party of obligations under, any amendment to any such existing agreement or any such similar agreement entered into after the Closing Date shall only be permitted by this Section 6.09(f) to the extent not more adverse to the interest of the Lenders in any material respect, when taken as a whole, than any of such documents and agreements as in effect on the Closing Date;

(g)           sales or other issuances of Qualified Capital Stock of Borrower to Affiliates of Borrower not otherwise prohibited by the Loan Documents and the granting of registration and other customary rights in connection therewith;

(h)           any transaction with an Affiliate where the only consideration paid by any Loan Party is Qualified Capital Stock of Borrower;

(i)            the Transactions as contemplated by the Transaction Documents;

(j)            the payment of truck stop gaming plaza management fees to Borrower or a Guarantor by any of their respective Affiliates; and

(k)           acquisitions to the extent otherwise permitted by Section 6.07.

SECTION 6.10              Financial Covenants.

(a)           Maximum Total Leverage Ratio. Permit the Total Leverage Ratio, at the last day of any Test Period during any period set forth in the table below, to exceed the ratio set forth opposite such period in the table below:

Test Period	Leverage Ratio
July 1, 2006 - December 31, 2006	6.50 to 1.0
January 1, 2007 - March 31, 2007	6.25 to 1.0

April 1, 2007 - June 30, 2007	6.00 to 1.0
July 1, 2007 - September 30, 2007	5.75 to 1.0
October 1, 2007 - December 31, 2007	5.50 to 1.0
January 1, 2008 - December 31, 2008	5.25 to 1.0
January 1, 2009 - December 31, 2009	5.00 to 1.0
January 1, 2010 - December 31, 2010	4.75 to 1.0
January 1, 2011 and thereafter	4.50 to 1.0

(b)           Maximum Senior Secured Leverage Ratio. Permit the Senior Secured Leverage Ratio, at the last day of any Test Period during any period set forth in the table below, to exceed the ratio set forth opposite such period in the table below:

Test Period	Senior Leverage Ratio
July 1, 2006 - March 31, 2007	1.50 to 1.0
April 1, 2007 - December 31, 2007	1.25 to 1.0
January 1, 2008 and thereafter	1.00 to 1.0

(c)           Minimum Interest Coverage Ratio. Permit the Consolidated Interest Coverage Ratio, for any Test Period ending during any period set forth in the table below, to be less than the ratio set forth opposite such period in the table below:

Test Period	Interest Coverage Ratio
July 1, 2006 - December 31, 2006	1.75 to 1.0
January 1, 2007 - December 31, 2008	2.00 to 1.0
January 1, 2009 and thereafter	2.25 to 1.0

(d)           Limitation on Maintenance Capital Expenditures. Permit the aggregate amount of Maintenance Capital Expenditures made in any fiscal year to exceed the sum of (i) $15,000,000 plus (ii) 4.0% of gross revenues from the prior fiscal year attributable to Permitted Acquisitions or the commencement of operations of any Substantial Project (other than the Elko Development and the Dakota Development and the truck stop gaming plazas purchased as part of the Gameco Acquisition or the TPSH Acquisition after the Closing Date); provided, however, that (x) if the aggregate amount of Maintenance Capital Expenditures made in any fiscal year shall be less than the maximum amount of Maintenance Capital Expenditures permitted under this Section 6.10(d) for such fiscal year (before giving effect to any carryover), then an amount of such shortfall not exceeding $2,500,000 may be added to the amount of Maintenance

Capital Expenditures permitted under this Section 6.10(d) for the immediately succeeding (but not any other) fiscal year and (y) in determining whether any amount is available for carryover, the amount expended in any fiscal year shall first be deemed to be from the amount allocated to such fiscal year (before giving effect to any carryover).

(e)           Limitation on Expansion Capital Expenditures. Permit Expansion Capital Expenditures to be made except:

(i)      Expansion Capital Expenditures in an aggregate amount not to exceed $46,500,000 in respect of the Dakota Development, the Elko Development and the development and improvement of Pinon Plaza; provided that the aggregate amount of such Expansion Capital Expenditures made pursuant to this clause (i) in respect of the Dakota Development, the Elko Development and Pinon Plaza shall not exceed $22,000,000, $24,000,000 and $7,500,000, respectively; provided, further, that no Expansion Capital Expenditures shall be permitted under this clause (i) in respect of the Dakota Development or the Elko Development after the D-E Completion Date;

(ii)     Expansion Capital Expenditures to acquire and install new tote devices at the Colonial Downs track facility in New Kent, Virginia and the Loan Parties’ satellite wagering facilities within the Commonwealth of Virginia to facilitate wagering on new pari-mutuel pools, solely to the extent wagering on such new pari-mutuel pools is authorized in Virginia, in an aggregate amount not to exceed $10,000,000;

(iii)    Expansion Capital Expenditures not otherwise permitted hereunder in an aggregate amount not to exceed $15,000,000; plus the amount of Net Cash Proceeds from Excluded Issuances consummated after the Closing Date not used for Permitted Acquisitions or to prepay Loans as described in the definition of “Excluded Issuances”; provided that after the D-E Completion Date, such amount may be increased by up to $10,000,000 to the extent not applied to make Permitted Acquisitions; provided, further, that after the first anniversary of the D-E Completion Date, such amount may be increased by up to an additional $10,000,000 to the extent not applied to make Permitted Acquisitions; and

(iv)    the purchase of the assets subject to the Nautica Options.

SECTION 6.11              Prepayments of Other Indebtedness; Modifications of Organizational Documents and Other Documents, etc. Directly or indirectly:

(a)           make (or give any notice in respect thereof) any voluntary or optional payment or prepayment on or redemption or acquisition for value of, or any prepayment or redemption as a result of any asset sale, change of control or similar event of, any Indebtedness outstanding under the Senior Notes or any other Subordinated Indebtedness, except as otherwise permitted by this Agreement;

(b)           amend or modify, or permit the amendment or modification of, any provision of any Transaction Document or any document governing any Material Indebtedness in any manner that is adverse in any material respect to the interests of the Lenders;

(c)           terminate, amend or modify any of its Organizational Documents (including (x) by the filing or modification of any certificate of designation and (y) any election to treat any Pledged Securities (as defined in the Security Agreement) as a “security” under Section 8-103 of the UCC other than concurrently with the delivery of certificates representing such Pledged Securities to the Collateral Agent) or any agreement to which it is a party with respect to its Equity Interests (including any stockholders’ agreement), or enter into any new agreement with respect to its Equity Interests, other than any such amendments or modifications or such new agreements which are not adverse in any material respect to the interests of the Lenders; provided that Borrower may issue such Equity Interests, so long as such issuance is not prohibited by Section 6.13 or any other provision of this Agreement, and may amend or modify its Organizational Documents to authorize any such Equity Interests; or

(d)           cause or permit any other obligation (other than the Secured Obligations and the Guaranteed Obligations) to constitute Designated Senior Debt (as defined in the Senior Note Documents).

SECTION 6.12              Limitation on Certain Restrictions on Restricted Subsidiaries. Directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to (a) pay dividends or make any other distributions on its capital stock or any other interest or participation in its profits owned by Borrower or any Restricted Subsidiary, or pay any Indebtedness owed to Borrower or a Restricted Subsidiary, (b) make loans or advances to Borrower or any Restricted Subsidiary or (c) transfer any of its properties to Borrower or any Restricted Subsidiary, except for such encumbrances or restrictions existing under or by reason of (i) applicable Requirements of Law; (ii) this Agreement and the other Loan Documents; (iii) the Senior Note Documents; (iv) customary provisions restricting subletting or assignment of any lease governing a leasehold interest of a Restricted Subsidiary; (v) customary provisions restricting assignment of any agreement entered into by a Restricted Subsidiary in the ordinary course of business; (vi) any holder of a Lien permitted by Section 6.02 restricting the transfer of the property subject thereto; (vii) customary restrictions and conditions contained in any agreement relating to the sale of any property permitted under Section 6.06 pending the consummation of such sale; (viii) any agreement in effect at the time such Restricted Subsidiary becomes a Restricted Subsidiary of Borrower, so long as such agreement was not entered into in connection with or in contemplation of such person becoming a Restricted Subsidiary of Borrower; (ix) without affecting Borrower’s obligations under Section 5.11, customary provisions in partnership agreements, limited liability company organizational governance documents, asset sale and stock sale agreements and other similar agreements entered into in the ordinary course of business that restrict the transfer of ownership interests in such partnership, limited liability company or similar person; (x) restrictions on cash or other deposits or net worth imposed by suppliers or landlords under contracts entered into in the ordinary course of business; (xi) any instrument governing Indebtedness assumed in connection with any Permitted Acquisition, which encumbrance or restriction is not applicable to any person, or the properties or assets of any person, other than the person or the properties or assets of the person so acquired; (xii) in the case of any joint venture which is not a Loan Party in respect of any matters referred to in clauses (b) and (c) above, restrictions in such person’s Organizational Documents or pursuant to any joint venture agreement or stockholders agreements solely to the extent of the Equity Interests of or property held in the subject joint venture or other entity; or (xiii) any encumbrances or restrictions imposed by any amendments or refinancings that are otherwise permitted by the Loan Documents of the contracts, instruments or obligations referred to in clauses (iii), (viii) or (xi) above; provided that such amendments or refinancings are no more materially restrictive with respect to such encumbrances and restrictions than those prior to such amendment or refinancing.

SECTION 6.13              Limitation on Issuance of Capital Stock.

(a)           With respect to Borrower, issue any Equity Interest that is not Qualified Capital Stock.

(b)           With respect to Borrower or any Restricted Subsidiary, issue any Equity Interest (including by way of sales of treasury stock) or any options or warrants to purchase, or securities convertible into, any Equity Interest, except (i) for stock splits, stock dividends and additional issuances of Equity Interests in a Restricted Subsidiary which do not decrease the percentage ownership of Borrower or any Restricted Subsidiaries in any class of the Equity Interest of such Restricted Subsidiary; (ii) Restricted Subsidiaries of Borrower formed after the Closing Date in accordance with Section 6.14 may issue Equity Interests to Borrower or the Restricted Subsidiary of Borrower which is to own such Equity Interests and (iii) Borrower may issue common stock that is Qualified Capital Stock. All Equity Interests issued in accordance with this Section 6.13(b) shall, to the extent required by Sections 5.11 and 5.12 or any Security Agreement, be delivered to the Collateral Agent for pledge pursuant to the applicable Security Agreement.

SECTION 6.14              Limitation on Creation of Subsidiaries. Establish, create or acquire any additional Subsidiaries without the prior written consent of the Required Lenders; provided that, without such consent, Borrower may (i) establish or create one or more Wholly Owned Restricted Subsidiaries of Borrower, (ii) establish, create or acquire one or more Restricted Subsidiaries in connection with an Investment made pursuant to Section 6.04(f) or (iii) acquire one or more Restricted Subsidiaries in connection with a Permitted Acquisition, so long as, in each case, Section 5.11(b) shall be complied with.

SECTION 6.15              Business. With respect to Borrower and the Restricted Subsidiaries, engage (directly or indirectly) in any type of business other than (i) those types of businesses in which Borrower and its Restricted Subsidiaries are engaged on the Closing Date as described in the Confidential Information Memorandum (or, in the good faith judgment of the Board of Directors, which are substantially related thereto or are reasonable extensions thereof), (ii) those types of businesses as otherwise contemplated in the Confidential Information Memorandum or (iii) other gaming business and the properties or assets ancillary thereto or used in connection therewith, including, without limitation, casinos, hotels, resorts, race tracks, theaters, parking facilities, recreational vehicle parks, timeshare operations, condominiums, retail shops, restaurants, other buildings, land, golf courses and other recreation and entertainment facilities, marinas, vessels, barges, ships and related equipment.

SECTION 6.16              Limitation on Accounting Changes. Make or permit any change in accounting policies or reporting practices, without the consent of the Required Lenders, which consent shall not be unreasonably withheld, except changes that are required by GAAP.

SECTION 6.17              Fiscal Year. Change its fiscal year-end to a date other than December 31.

SECTION 6.18              Excluded Subsidiaries. Borrower will not permit any Excluded Subsidiary to (x) engage in any business, (y) own any (i) Gaming Licenses or (ii) assets (including, without limitation, cash and Cash Equivalents) other than assets with a book value not exceeding (I) $1,000,000 or (II) when combined with the aggregate book value of all assets owned by each other Excluded Subsidiary, 5% of the aggregate book value of all assets owned by Borrower and its Subsidiaries on a consolidated basis at any time, or (z) have any liabilities; provided that any Excluded Subsidiary may engage in those activities that are incidental to (x) the maintenance or termination of its corporate existence in compliance with applicable law and (y) legal, tax and accounting matters in connection with any of the foregoing activities.

SECTION 6.19              No Further Negative Pledge. Enter into any agreement, instrument, deed or lease which prohibits or limits the ability of any Loan Party to create, incur, assume or suffer to exist any Lien upon any of their respective properties or revenues, whether now owned or hereafter acquired, or which requires the grant of any security for an obligation if security is granted for another obligation, except the following:  (1) this Agreement and the other Loan Documents; (2) covenants in documents creating Liens permitted by Section 6.02 prohibiting further Liens on the properties encumbered thereby; (3) the Senior Note Documents as in effect on the Closing Date; (4) any other agreement that does not restrict in any manner (directly or indirectly) Liens created pursuant to the Loan Documents on any Collateral securing the Secured Obligations and does not require the direct or indirect granting of any Lien securing any Indebtedness or other obligation by virtue of the granting of Liens on or pledge of property of any Loan Party to secure the Secured Obligations; and (5) any prohibition or limitation that (a) exists pursuant to applicable Requirements of Law, (b) consists of customary restrictions and conditions contained in any agreement relating to the sale of any property permitted under Section 6.06 pending the consummation of such sale, (c) restricts subletting or assignment of any lease governing a leasehold interest of Borrower or a Restricted Subsidiary, (d) exists in any agreement in effect at the time such Restricted Subsidiary becomes a Restricted Subsidiary of Borrower, so long as such agreement was not entered into in contemplation of such person becoming a Restricted Subsidiary or (e) is imposed by any amendments or refinancings that are otherwise permitted by the Loan Documents of the contracts, instruments or obligations referred to in clause (3) or (5)(d); provided that such amendments and refinancings are no more materially restrictive with respect to such prohibitions and limitations than those prior to such amendment or refinancing.

SECTION 6.20              Anti-Terrorism Law; Anti-Money Laundering.

(a)           Directly or indirectly, (i) knowingly conduct any business or engage in making or receiving any contribution of funds, goods or services to or for the benefit of any per-

son described in Section 3.22, (ii) knowingly deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order or any other Anti-Terrorism Law, or (iii) knowingly engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law (and Borrower shall deliver to the Lenders any certification or other evidence requested from time to time by any Lender in its reasonable discretion, confirming the Loan Parties’ compliance with this Section 6.20).

(b)           Cause or permit any of the funds of such Loan Party that are used to repay the Loans to be derived from any unlawful activity with the result that the making of the Loans would be in violation of any Requirement of Law.

SECTION 6.21              Embargoed Person. Cause or permit (a) any of the funds or properties of the Loan Parties that are used to repay the Loans to constitute property of, or be beneficially owned directly or indirectly by, any person subject to sanctions or trade restrictions under United States law (“Embargoed Person” or “Embargoed Persons”) that is identified on (1) the “List of Specially Designated Nationals and Blocked Persons” maintained by OFAC and/or on any other similar list maintained by OFAC pursuant to any authorizing statute including, but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Order or Requirement of Law promulgated thereunder, with the result that the investment in the Loan Parties (whether directly or indirectly) is prohibited by a Requirement of Law, or the Loans made by the Lenders would be in violation of a Requirement of Law, or (2) the Executive Order, any related enabling legislation or any other similar Executive Orders or (b) any Embargoed Person to have any direct or indirect interest, of any nature whatsoever in the Loan Parties, with the result that the investment in the Loan Parties (whether directly or indirectly) is prohibited by a Requirement of Law or the Loans are in violation of a Requirement of Law.

ARTICLE VII

[RESERVED]

ARTICLE VIII

EVENTS OF DEFAULT

SECTION 8.01              Events of Default. Upon the occurrence and during the continuance of the following events (“Events of Default”):

(a)           default shall be made in the payment of any principal of any Loan or any Reimbursement Obligation when and as the same shall become due and payable, whether at the due date thereof (including a Tranche B Repayment Date) or at a date fixed for prepayment (whether voluntary or mandatory) thereof or by acceleration thereof or otherwise;

(b)           default shall be made in the payment of any interest on any Loan or any Fee or any other amount (other than an amount referred to in paragraph (a) above) due under any Loan Document, when and as the same shall become due and payable, and such default shall continue unremedied for a period of three Business Days;

(c)           any representation or warranty made or deemed made in or in connection with any Loan Document or the borrowings or issuances of Letters of Credit hereunder, or any representation, warranty, statement or information contained in any report, certificate, financial statement or other instrument furnished in connection with or pursuant to any Loan Document, shall prove to have been false or misleading in any material respect when so made, deemed made or furnished;

(d)           default shall be made in the due observance or performance by any Company of any covenant, condition or agreement contained in Section 5.02, 5.03(a) or 5.08 or in Article VI;

(e)           default shall be made in the due observance or performance by any Company of any covenant, condition or agreement contained in any Loan Document (other than those specified in paragraphs (a), (b) or (d) immediately above) and such default shall continue unremedied or shall not be waived for a period of 30 days after written notice thereof from the Administrative Agent or any Lender to Borrower;

(f)            Borrower or any Restricted Subsidiary shall (i) fail to pay any principal or interest, regardless of amount, due in respect of any Indebtedness (other than the Obligations), when and as the same shall become due and payable beyond any applicable grace period, or (ii) fail to observe or perform any other term, covenant, condition or agreement contained in any agreement or instrument evidencing or governing any such Indebtedness if the effect of any failure referred to in this clause (ii) is to cause, or to permit the holder or holders of such Indebtedness or a trustee or other representative on its or their behalf (with or without the giving of notice, the lapse of time or both) to cause, such Indebtedness to become due prior to its stated maturity or become subject to a mandatory offer purchase by the obligor; provided that it shall not constitute an Event of Default pursuant to this paragraph (f) unless the aggregate amount of all such Indebtedness referred to in clauses (i) and (ii) exceeds $5,000,000 at any one time (provided that, in the case of Hedging Obligations, the amount counted for this purpose shall be the amount payable by Borrower and its Restricted Subsidiaries together if such Hedging Obligations were terminated at such time);

(g)           an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of any Company, or of a substantial part of the property of any Company, under Title 11 of the U.S. Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law; (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Company or for a substantial part of the property of any Company; or (iii) the winding-up or liquidation of any Company; and such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(h)           any Company shall (i) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law; (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in clause (g) above; (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Company or for a substantial part of the property of any Company; (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding; (v) make a general assignment for the benefit of creditors; (vi) become unable, admit in writing its inability or fail generally to pay its debts as they become due; (vii) take any action for the purpose of effecting any of the foregoing; or (viii) wind up or liquidate;

(i)            one or more judgments, orders or decrees for the payment of money in an aggregate amount in excess of $5,000,000 shall be rendered against one or more Companies and the same shall remain undischarged, unvacated or unbonded for a period of 60 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to levy upon properties of any Company to enforce any such judgment;

(j)            one or more ERISA Events shall have occurred that, in the opinion of the Required Lenders, when taken together with all other such ERISA Events, could reasonably be expected to result in liability of any Company and its ERISA Affiliates in an aggregate amount exceeding $1,000,000 or in the imposition of a Lien on any properties of a Company;

(k)           any security interest and Lien purported to be created by any Security Document shall cease to be in full force and effect, or shall cease to give the Collateral Agent, for the benefit of the Secured Parties, the Liens, rights, powers and privileges purported to be created and granted under such Security Document (including a perfected first priority security interest in and Lien on all of the Collateral thereunder (except as otherwise expressly provided in this Agreement or such Security Document)) in favor of the Collateral Agent, or shall be asserted by Borrower or any other Loan Party not to be a valid, perfected, first priority (except as otherwise expressly provided in this Agreement or such Security Document) security interest in or Lien on the Collateral covered thereby;

(l)            any Loan Document or any material provisions thereof shall at any time and for any reason be declared by a court of competent jurisdiction to be null and void, or a proceeding shall be commenced by any Loan Party or any other person, or by any Governmental Authority, seeking to establish the invalidity or unenforceability thereof (exclusive of questions of interpretation of any provision thereof), or any Loan Party shall repudiate or deny any portion of its liability or obligation for the Obligations;

(m)          there shall have occurred a Change in Control;

(n)           the Guarantee Agreement shall cease to be, or shall have been asserted not to be, in full force and effect;

(o)           any Company shall be prohibited or otherwise restrained from conducting the business theretofore conducted by it in any manner that has or could reasonably be expected to result in a Material Adverse Effect by virtue of any determination, ruling, decision, decree or order of any court or Governmental Authority of competent jurisdiction; or

(p)           there shall have occurred any License Revocation; provided that to the extent such License Revocation relates to a truck stop video gaming facility or pari-mutuel wagering facility, such License Revocation shall not constitute an Event of Default unless individually or in the aggregate, it represents in excess of 5% of Borrower’s consolidated net revenues for the most recently completed Test Period for which internal financial statements are then available.

then, and in every such event (other than an event with respect to Borrower described in paragraph (g) or (h) above), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to Borrower, take either or both of the following actions, at the same or different times:  (i) terminate forthwith the Commitments and (ii) declare the Loans and Reimbursement Obligations then outstanding to be forthwith due and payable in whole or in part, whereupon the principal of the Loans and Reimbursement Obligations so declared to be due and payable, together with accrued interest thereon and any unpaid accrued Fees and all other Obligations of Borrower accrued hereunder and under any other Loan Document, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by Borrower, anything contained herein or in any other Loan Document to the contrary notwithstanding; and in any event with respect to Borrower described in paragraph (g) or (h) above, the Commitments shall automatically terminate and the principal of the Loans and Reimbursement Obligations then outstanding, together with accrued interest thereon and any unpaid accrued Fees and all other Obligations of Borrower accrued hereunder and under any other Loan Document, shall automatically become due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by Borrower, anything contained herein or in any other Loan Document to the contrary notwithstanding.

SECTION 8.02              Rescission. If at any time after termination of the Commitments or acceleration of the maturity of the Loans, Borrower shall pay all arrears of interest and all payments on account of principal of the Loans and Reimbursement Obligations owing by it that shall have become due otherwise than by acceleration (with interest on principal and, to the extent permitted by law, on overdue interest, at the rates specified herein) and all Defaults (other than non-payment of principal of and accrued interest on the Loans due and payable solely by virtue of acceleration) shall be remedied or waived pursuant to Section 10.02, then upon the written consent of the Required Lenders and written notice to Borrower, the termination of the Commitments or the acceleration and its consequences may be rescinded and annulled; but such action shall not affect any subsequent Default or impair any right or remedy consequent thereon. The provisions of the preceding sentence are intended merely to bind the Lenders and the Issuing Bank to a decision that may be made at the election of the Required Lenders, and such provisions are not intended to benefit Borrower and do not give Borrower the right to require the Lenders to rescind or annul any acceleration hereunder, even if the conditions set forth herein are met.

SECTION 8.03              Application of Proceeds. The proceeds received by the Collateral Agent in respect of any sale of, collection from or other realization upon all or any part of the Collateral pursuant to the exercise by the Collateral Agent of its remedies shall be applied, in full or in part, together with any other sums then held by the Collateral Agent pursuant to this Agreement, promptly by the Collateral Agent as follows:

(a)           First, to the payment of all reasonable costs and expenses, fees, commissions and taxes of such sale, collection or other realization including compensation to the Collateral Agent and its agents and counsel, and all expenses, liabilities and advances made or incurred by the Collateral Agent in connection therewith and all amounts for which the Collateral Agent is entitled to indemnification pursuant to the provisions of any Loan Document, together with interest on each such amount at the highest rate then in effect under this Agreement from and after the date such amount is due, owing or unpaid until paid in full;

(b)           Second, to the payment of all other reasonable costs and expenses of such sale, collection or other realization including compensation to the other Secured Parties and their agents and counsel and all costs, liabilities and advances made or incurred by the other Secured Parties in connection therewith, together with interest on each such amount at the highest rate then in effect under this Agreement from and after the date such amount is due, owing or unpaid until paid in full;

(c)           Third, without duplication of amounts applied pursuant to clauses (a) and (b) above, to the indefeasible payment in full in cash, pro rata, of interest and other amounts constituting Obligations (including Reimbursement Obligations) (other than principal and obligations to cash collateralize Letters of Credit) and any fees, premiums and scheduled periodic payments due under Hedging Agreements or Treasury Services Agreements constituting Secured Obligations and any interest accrued thereon, in each case equally and ratably in accordance with the respective amounts thereof then due and owing;

(d)           Fourth, to the indefeasible payment in full in cash, pro rata, of principal amount of the Obligations and any premium thereon (including obligations to cash collateralize Letters of Credit) and any breakage, termination or other payments under Hedging Agreements and Treasury Services Agreements constituting Secured Obligations and any interest accrued thereon; and

(e)           Fifth, the balance, if any, to the person lawfully entitled thereto (including the applicable Loan Party or its successors or assigns) or as a court of competent jurisdiction may direct.

In the event that any such proceeds are insufficient to pay in full the items described in clauses (a) through (e) of this Section 8.03, the Loan Parties shall remain liable, in accordance with the terms of the Loan Documents, for any deficiency.

ARTICLE IX

THE ADMINISTRATIVE AGENT AND THE COLLATERAL AGENT

SECTION 9.01              Appointment and Authority. Each of the Lenders and the Issuing Bank hereby irrevocably appoints Credit Suisse, Cayman Islands Branch, to act on its behalf as the Administrative Agent and the Collateral Agent hereunder and under the other Loan Documents and authorizes such Agents to take such actions on its behalf and to exercise such powers as are delegated to such Agents by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Collateral Agent, the Lenders and the Issuing Bank, and neither Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions.

SECTION 9.02              Rights as a Lender. Each person serving as an Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include each person serving as an Agent hereunder in its individual capacity. Such person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with Borrower or any Subsidiary or other Affiliate thereof as if such person were not an Agent hereunder and without any duty to account therefor to the Lenders.

SECTION 9.03              Exculpatory Provisions. No Agent shall have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, no Agent:

(i)      shall be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(ii)     shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that such Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that such Agent shall not be required to take any action that, in its judgment or the judgment of its counsel, may expose such Agent to liability or that is contrary to any Loan Document or applicable Requirements of Law; and

(iii)    shall, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any in-

formation relating to Borrower or any of its Affiliates that is communicated to or obtained by the person serving as such Agent or any of its Affiliates in any capacity.

No Agent shall be liable for any action taken or not taken by it (x) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as such Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 10.02) or (y) in the absence of its own gross negligence or willful misconduct. No Agent shall be deemed to have knowledge of any Default unless and until notice describing such Default is given to such Agent by Borrower, a Lender or the Issuing Bank.

No Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to such Agent. Without limiting the generality of the foregoing, the use of the term “agent” in this Agreement with reference to the Administrative Agent or the Collateral Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom and is intended to create or reflect only an administrative relationship between independent contracting parties.

SECTION 9.04              Reliance by Agent. Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper person. Each Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the Issuing Bank, the Administrative Agent may presume that such condition is satisfactory to such Lender or the Issuing Bank unless the Administrative Agent shall have received notice to the contrary from such Lender or the Issuing Bank prior to the making of such Loan or the issuance of such Letter of Credit. Each Agent may consult with legal counsel (who may be counsel for Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

SECTION 9.05              Delegation of Duties. Each Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through, or delegate any and all such rights and powers to, any one or more sub-agents appointed by such Agent. Each Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The excul-

patory provisions of this Article shall apply to any such sub-agent and to the Related Parties of each Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Agent.

SECTION 9.06              Resignation of Agent. Each Agent may at any time give notice of its resignation to the Lenders, the Issuing Bank and Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States, and shall be a Qualified Person. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may on behalf of the Lenders and the Issuing Bank, appoint a successor Agent meeting the qualifications set forth above provided that if the Agent shall notify Borrower and the Lenders that no qualifying person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Collateral Agent on behalf of the Lenders or the Issuing Bank under any of the Loan Documents, the retiring Collateral Agent shall continue to hold such collateral security as nominee until such time as a successor Collateral Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through an Agent shall instead be made by or to each Lender and the Issuing Bank directly, until such time as the Required Lenders appoint a successor Agent as provided for above in this paragraph. Upon the acceptance of a successor’s appointment as Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Agent, and the retiring Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this paragraph). The fees payable by Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between Borrower and such successor. After the retiring Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article IX and Section 10.03 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Agent was acting as Agent.

SECTION 9.07              Non-Reliance on Agent and Other Lenders. Each Lender and the Issuing Bank acknowledges that it has, independently and without reliance upon any Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender further represents and warrants that it has reviewed the Confidential Information Memorandum and each other document made available to it on the Platform in connection with this Agreement and has acknowledged and accepted the terms and conditions applicable to the recipients thereof. Each Lender and the Issuing Bank also acknowledges that it will, independently and without reliance upon any Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

SECTION 9.08              No Other Duties, etc. Anything herein to the contrary notwithstanding, none of Arrangers or Agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, the Collateral Agent, a Lender or the Issuing Bank hereunder.

ARTICLE X

MISCELLANEOUS

SECTION 10.01            Notices.

(a)           Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows:

(i)      if to any Loan Party, to Borrower at:

Jacobs Entertainment, Inc.
17301 W. Colfax Avenue Suite 250
Golden, CO  80401
Attention:  Stephen R. Roark
Telephone No:  303-215-5201
Telecopier No.:  303-215-5219
Email:  sroark@bhwk.com

with a copy to:

Baker & Hostetler LLP
3200 National City Center
1900 East Ninth Street
Cleveland, OH  44114
Attention:  Phillip M. Callesen
Telephone No.:  216-861-7884
Telecopier No.:  216-696-0740
Email:  pcallesen@bakerlaw.com

(ii)     if to the Administrative Agent, the Collateral Agent or Issuing Bank, to it at:

Credit Suisse, Cayman Islands Branch
11 Madison Avenue
New York, NY  10010
Attention:  Thomas Lynch, Agency Group Manager
Telecopier No.:  (212) 325-8304

(iii)    if to the Swingline Lender, to it at:

Wells Fargo Bank, National Association
Debby Moore
201 3rd Street 8th Floor
San Francisco, CA  94103
Telephone No.:  (415) 479-5379
Telecopier No.:  (415) 546-6353
Email :  mooredj@wellsfargo.com

(iv)    if to a Lender, to it at its address (or telecopier number) set forth in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).

(b)           Electronic Communications. Notices and other communications to the Lenders and the Issuing Bank hereunder may (subject to Section 10.01(d)) be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender or the Issuing Bank pursuant to Article II if such Lender or the Issuing Bank, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent, the Collateral Agent or Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it (including as set forth in Section 10.01(d)); provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c)           Change of Address, etc. Any party hereto may change its address or telecopier number for notices and other communications hereunder by notice to the other parties hereto.

(d)           Posting. Borrower hereby agrees that it will provide to the Administrative Agent all information, documents and other materials that it is obligated to furnish to the Administrative Agent pursuant to this Agreement and any other Loan Document, including all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (i) relates to a request for a new, or a conversion of an existing, Borrowing or other extension of credit (including any election of an interest rate or interest period relating thereto), (ii) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (iii) provides notice of any Default under this Agreement or (iv) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any borrowing or other extension of credit hereunder (all such non-excluded communications, collectively, the “Communications”), by transmitting the Communications in an electronic/soft medium in a format reasonably acceptable to the Administrative Agent at such e-mail address(es) provided to Borrower from time to time or in such other form, including hard copy delivery thereof, as the Administrative Agent shall require. In addition, Borrower agrees to continue to provide the Communications to the Administrative Agent in the manner specified in this Agreement or any other Loan Document or in such other form, including hard copy delivery thereof, as the Administrative Agent shall require. Nothing in this Section 10.01 shall prejudice the right of the Agents, any Lender or any Loan Party to give any notice or other communication pursuant to this Agreement or any other Loan Document in any other manner specified in this Agreement or any other Loan Document or as any such Agent shall require.

To the extent consented to by the Administrative Agent in writing from time to time, Administrative Agent agrees that receipt of the Communications by the Administrative Agent at its e-mail address(es) set forth above shall constitute effective delivery of the Communications to the Administrative Agent for purposes of the Loan Documents; provided that Borrower shall also deliver to the Administrative Agent an executed original of each Compliance Certificate required to be delivered hereunder.

Borrower further agrees that Administrative Agent may make the Communications available to the Lenders by posting the Communications on Intralinks or a substantially similar electronic transmission system (the “Platform”). The Platform is provided “as is” and “as available.”  The Agents do not warrant the accuracy or completeness of the Communications, or the adequacy of the Platform and expressly disclaim liability for errors or omissions in the communications. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by any Agent in connection with the Communications or the Platform. In no event shall the Administrative Agent or any of its Related Parties have any liability to the Loan Parties, any Lender or any other person for damages of any kind, including direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of any Loan Party’s or the Administrative Agent’s transmission of communications through the Internet, except to the extent the liability of such person is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted from such person’s gross negligence or willful misconduct.

SECTION 10.02            Waivers; Amendment.

(a)           Generally. No failure or delay by any Agent, the Issuing Bank or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of each Agent, the Issuing Bank and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by this Section 10.02, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether any Agent, any Lender or the Issuing Bank may have had notice or knowledge of such Default at the time. No notice or demand on Borrower in any case shall entitle Borrower to any other or further notice or demand in similar or other circumstances.

(b)           Required Consents. Subject to Section 10.02(c), (d) and (e), neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended, supplemented or modified except, in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by Borrower and the Required Lenders or, in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent, the Collateral Agent (in the case of any Security Document) and the Loan Party or Loan Parties that are party thereto, in each case with the written consent of the Required Lenders; provided that, prior to the Closing Date, no waiver, amendment, supplement or modification of this Agreement shall be permitted without the prior written consent of the Arrangers; provided, further, that no such agreement shall be effective if the effect thereof would:

(i)      increase the Commitment of any Lender without the written consent of such Lender (it being understood that no amendment, modification, termination, waiver or consent with respect to any condition precedent, covenant or Default shall constitute an increase in the Commitment of any Lender);

(ii)     reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon (other than interest pursuant to Section 2.06(c)), or reduce any Fees payable hereunder, or change the form or currency of payment of any Obligation, without the written consent of each Lender directly affected thereby (it being understood that any amendment or modification to the financial definitions in this Agreement shall not constitute a reduction in the rate of interest for purposes of this clause (ii));

(iii)    (A) change the scheduled final maturity of any Loan, or any scheduled date of payment of or the installment otherwise due on the principal amount of any Tranche B Loan under Section 2.09, (B) postpone the date for payment of any Reimbursement Obligation or any interest or fees payable hereunder, (C) change the amount of, waive or excuse any such payment (other than waiver of any increase in the interest rate pursuant to Section 2.06(c)), or (D) postpone the scheduled date of expiration of any Commitment or any Letter of Credit beyond the Revolving Maturity Date, in any case, without the written consent of each Lender directly affected thereby;

(iv)    increase the maximum duration of Interest Periods hereunder, without the written consent of each Lender directly affected thereby;

(v)     permit the assignment or delegation by Borrower of any of its rights or obligations under any Loan Document, without the written consent of each Lender;

(vi)    release all or substantially all of the Guarantors from their Guarantee under the Guarantee Agreement (except as expressly provided in the Guarantee Agreement), or limit their liability in respect of such Guarantee, without the written consent of each Lender;

(vii)   release all or a substantial portion of the Collateral from the Liens of the Security Documents or alter the relative priorities of the Secured Obligations entitled to the Liens of the Security Documents, in each case without the written consent of each Lender;

(viii)  change Section 2.14(b), (c) or (d) in a manner that would alter the pro rata sharing of payments or setoffs required thereby or any other provision in a manner that would alter the pro rata allocation among the Lenders of Loan disbursements, including the requirements of Sections 2.02(a), 2.17(d) and 2.18(d), without the written consent of each Lender directly affected thereby;

(ix)    change any provision of this Section 10.02(b) or Section 10.02(c) or (d), without the written consent of each Lender directly affected thereby;

(x)     change the percentage set forth in the definition of “Required Lenders,” “Required Class Lenders,” “Required Revolving Lenders” or any other provision of any Loan Document (including this Section) specifying the number or percentage of Lenders (or Lenders of any Class) required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender (or each Lender of such Class, as the case may be), other than to increase such percentage or number or to give any additional Lender or group of Lenders such right to waive, amend or modify or make any such determination or grant any such consent;

(xi)    change the application of prepayments as among or between Classes under Section 2.10(h), without the written consent of the Required Class Lenders of each Class that is being allocated a lesser prepayment as a result thereof (it being understood that the

Required Lenders may waive, in whole or in part, any mandatory prepayment so long as the application, as between Classes, of any portion of such prepayment that is still required to be made is not changed);

(xii)   change or waive the application of prepayments of Tranche B Loans set forth in Section 2.10(h) to the remaining scheduled amortization payments to be made thereon under Section 2.09, without the written consent of the Required Class Lenders of such Class;

(xiii)  change or waive any provision of Article X as the same applies to any Agent, or any other provision hereof as the same applies to the rights or obligations of any Agent, in each case without the written consent of such Agent;

(xiv)  change or waive any obligation of the Lenders relating to the issuance of or purchase of participations in Letters of Credit, without the written consent of the Administrative Agent and the Issuing Bank;

(xv)   change or waive any provision hereof relating to Swingline Loans (including the definition of “Swingline Commitment”), without the written consent of the Swingline Lender;

(xvi)  expressly change or waive any condition precedent in Section 4.02 to any Revolving Borrowing without the written consent of the Required Revolving Lenders; or

(xvii) expressly change or waive any condition precedent in Section 4.02 to any Delayed Draw Tranche B Loan without the written consent of the Required Delayed Draw Tranche B Lenders.

(c)           Collateral. Without the consent of any other person, the applicable Loan Party or Parties and the Administrative Agent and/or Collateral Agent may (in its or their respective sole discretion, or shall, to the extent required by any Loan Document) enter into any amendment or waiver of any Loan Document, or enter into any new agreement or instrument, to effect the granting, perfection, protection, expansion or enhancement of any security interest in any Collateral or additional property to become Collateral for the benefit of the Secured Parties, or as required by local law to give effect to or protect any security interest for the benefit of the Secured Parties in any property or so that the security interests therein comply with applicable Requirements of Law.

(d)           Dissenting Lenders. If, in connection with any proposed change, waiver, discharge or termination of the provisions of this Agreement as contemplated by Section 10.02(b), the consent of the Required Lenders is obtained but the consent of one or more of such other Lenders whose consent is required is not obtained, then Borrower shall have the right to replace all, but not less than all, of such non-consenting Lender or Lenders (so long as all non-consenting Lenders are so replaced) with one or more persons pursuant to Section 2.16 so long as at the time of such replacement each such new Lender consents to the proposed change, waiver, discharge or termination. Each Lender agrees that, if Borrower elects to replace such Lender in accordance with this Section, it shall promptly execute and deliver to the Administra-

tive Agent an Assignment and Assumption to evidence such sale and purchase and shall deliver to the Administrative Agent any Note (if Notes have been issued in respect of such Lender’s Loans) subject to such Assignment and Assumption; provided that the failure of any such non-consenting Lender to execute an Assignment and Assumption shall not render such sale and purchase (and the corresponding assignment) invalid and such assignment shall be recorded in the Register.

(e)           Refinanced Tranche B Loans. In addition, notwithstanding the foregoing, this Agreement may be amended with the written consent of the Administrative Agent, Borrower and the Lenders providing the relevant Replacement Term Loans (as defined below) to permit the refinancing of all outstanding Tranche B Loans (“Refinanced Term Loans”) with a replacement “B” term loan tranche hereunder which shall constitute Tranche B Loans hereunder (“Replacement Term Loans”); provided that (a) the aggregate principal amount of Replacement Term Loans shall not exceed the aggregate principal amount of Refinanced Term Loans, (b) the Applicable Margin for Replacement Term Loans shall not be higher than the Applicable Margin for Refinanced Term Loans, (c) the weighted average life to maturity of Replacement Term Loans shall not be shorter than the weighted average life to maturity of Refinanced Term Loans at the time of such refinancing and (d) all other terms applicable to Replacement Term Loans shall be substantially identical to, or less favorable to the Lenders providing Replacement Term Loans than, those applicable to Refinanced Term Loans immediately prior to such refinancing, except to the extent necessary to provide for covenants and other terms applicable to any period after the Final Maturity Date.

SECTION 10.03            Expenses; Indemnity; Damage Waiver.

(a)           Costs and Expenses. Borrower shall pay (i) all amounts required to be paid in the Engagement Letter and (ii) reasonable out-of-pocket expenses incurred by the Administrative Agent, the Collateral Agent and their respective Affiliates (including half of the reasonable fees, charges and disbursements of counsel for the Administrative Agent and/or the Collateral Agent) in connection with the syndication of the credit facilities provided for herein (including the obtaining and maintaining of CUSIP numbers for the Loans) and the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents. Borrower shall pay (i) reasonable out-of-pocket expenses incurred by the Administrative Agent, the Collateral Agent and their respective Affiliates (including all of the reasonable fees, charges and disbursements of counsel for the Administrative Agent and/or Collateral Agent) in connection with any amendment, amendment and restatement, modification or waiver of the provisions hereof or of the other Loan Documents (whether or not the transactions contemplated hereby or thereby shall be consummated), including in connection with post-closing searches to confirm that security filings and recordations have been properly made, (ii) all reasonable out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, (iii) all out-of-pocket expenses incurred by the Administrative Agent, the Collateral Agent, any Lender or the Issuing Bank (including all of the fees, charges and disbursements of any counsel for the Administrative Agent, the Collateral Agent, any Lender or the Issuing Bank) in connection with the enforcement or protection of its rights and remedies (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section 10.03, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit, and (iv) all documentary and similar taxes and charges in respect of the Loan Documents.

(b)           Indemnification by Borrower. Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), the Collateral Agent (and any sub-agent thereof) each Lender and the Issuing Bank, and each Related Party of any of the foregoing persons (each such person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee) incurred by any Indemnitee or asserted against any Indemnitee by any third party or by Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document, or any amendment, amendment and restatement, modification or waiver of the provisions hereof or thereof, or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or Release or threatened Release of Hazardous Materials on, at, under or from any property owned, leased or operated by any Company at any time, or any Environmental Claim related in any way to any Company, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by Borrower or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if Borrower or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.

(c)           Reimbursement by Lenders. To the extent that Borrower for any reason fails to indefeasibly pay any amount required under paragraph (a) or (b) of this Section 10.03 to be paid by it to the Administrative Agent (or any sub-agent thereof), the Collateral Agent, the Issuing Bank, the Swingline Lender or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the Collateral Agent (or any sub-agent thereof), the Issuing Bank, the Swingline Lender or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), the Collateral Agent (or any sub-agent thereof), the Swingline Lender or the Issuing Bank in its capacity as such, or against any Related Party of any of the foregoing acting for the Administra-

tive Agent (or any such sub-agent), the Collateral Agent (or any sub-agent thereof), the Swingline Lender or Issuing Bank in connection with such capacity. The obligations of the Lenders under this paragraph (c) are subject to the provisions of Section 2.14. For purposes hereof, a Lender’s “pro rata share” shall be determined based upon its share of the sum of the total Revolving Exposure, outstanding Tranche B Loans and unused Commitments at the time.

(d)           Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable Requirements of Law, Borrower shall not and shall cause each Loan Party not to assert, and Borrower hereby waives and shall cause each other Loan Party to waive, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. To the fullest extent permitted by applicable Requirements of Law, no Indemnitee referred to in paragraph (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(e)           Payments. All amounts due under this Section shall be payable not later than 3 Business Days after demand therefor.

SECTION 10.04            Successors and Assigns.

(a)           Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent, the Collateral Agent, the Issuing Lender, the Swingline Lender and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of paragraph (b) of this Section 10.04, (ii) by way of participation in accordance with the provisions of paragraph (d) of this Section 10.04 or (iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (f) of this Section (and any other attempted assignment or transfer by Borrower or any Lender shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this Section and, to the extent expressly contemplated hereby, the other Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)           Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that

(i)      except in the case of (x) any assignment made in connection with the primary syndication of the Commitment and Loans by the Arrangers, (y) an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or (z) in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $2.5 million, in the case of any assignment in respect of Revolving Loans and/or Revolving Commitments, or $1.0 million, in the case of any assignment in respect of Tranche B Loans and/or Tranche B Loan Commitments, unless each of the Administrative Agent and, so long as no Default has occurred and is continuing, Borrower otherwise consent (each such consent not to be unreasonably withheld or delayed);

(ii)     each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned, except that this clause (ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate tranches on a non-pro rata basis; and

(iii)    the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption via an electronic settlement system acceptable to the Administrative Agent (or, if previously agreed with the Administrative Agent, manually), shall pay to the Administrative Agent a processing and recordation fee of $3,500 (which fee may be waived or reduced in the sole discretion of the Administrative Agent) and deliver appropriate tax forms.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to paragraph (c) of this Section 10.04, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.12, 2.13, 2.15 and 10.03 with respect to facts and circumstances occurring prior to the effective date of such assignment. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section 10.04.

(c)           Register. The Administrative Agent, acting solely for this purpose as an agent of Borrower, shall maintain at its office in New York, New York a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and ad-

dresses of the Lenders, and the Commitments of, and principal amounts of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and Borrower, the Administrative Agent, the Issuing Bank and the Lenders shall treat each person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by Borrower, the Issuing Bank, the Collateral Agent, the Swingline Lender and any Lender (with respect to its own interest only), at any reasonable time and from time to time upon reasonable prior notice.

(d)           Participations. Any Lender may at any time, without the consent of, or notice to, Borrower, the Administrative Agent, the Issuing Bank or the Swingline Lender sell participations to any person (other than a natural person or Borrower or any of Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) Borrower, the Administrative Agent and the Lenders and Issuing Bank shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce the Loan Documents and to approve any amendment, modification or waiver of any  provision of the Loan Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in clause (i), (ii) or (iii) of the first proviso to Section 10.02(b) that affects such Participant. Subject to paragraph (e) of this Section, Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.12, 2.13 and 2.15 (subject to the requirements of those Sections) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.14 as though it were a Lender.

(e)           Limitations on Participant Rights. A Participant shall not be entitled to receive any greater payment under Sections 2.12, 2.13 and 2.15 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with Borrower’s prior written consent.

(f)            Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto. In the case of any Lender that is a fund that invests in bank loans, such Lender may, without the consent of Borrower or the Administrative Agent, collaterally assign or pledge all or any portion of its rights under this Agreement, including the Loans and Notes or any other instrument evidenc-

ing its rights as a Lender under this Agreement, to any holder of, trustee for, or any other representative of holders of, obligations owed or securities issued, by such fund, as security for such obligations or securities.

(g)           Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Requirement of Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

(h)           If any Gaming Authority shall determine that any Lender is not a Qualified Person (in any such case, a “Former Lender”), the Administrative Agent and each Issuing Lender or Borrower shall have the right (but not the duty) to designate a lender or lenders (in each case, a “Substitute Lender,” which may be any Lender or Lenders that agree to become a Substitute Lender and, if not an existing Lender, with the consent of the Administrative Agent and Borrower to the extent provided in Section 10.04(b)) that have agreed to assume the rights and obligations of the Former Lender, subject to receipt by the Administrative Agent of evidence satisfactory to the Administrative Agent that such Substitute Lender is a Qualified Person, or has a reasonable basis for a belief that the Substitute Lender is eligible to be a Qualified Person, and compliance with Gaming Laws. The Substitute Lender shall assume the rights and obligations of the Former Lender under this Agreement pursuant to an Assignment and Assumption, which assumption shall be required to comply with, and shall become effective in accordance with, the provisions of Section 10.04(b); provided that the purchase price to be paid by the Substitute Lender to the Administrative Agent for the account of the Former Lender for such assumption shall equal the sum of (i) the unpaid principal amount of any Notes held or Loans made by the Former Lender plus accrued interest thereon, plus (ii) the Former Lender’s pro rata share of the aggregate amount of Reimbursement Obligations that have not been reimbursed by Borrower, plus accrued interest thereon, plus (iii) such Former Lender’s pro rata share of accrued Fees to the date of the assumption; and provided, further, Borrower shall pay all obligations owing to the Former Lender under the Loan Documents. Each Lender agrees that if it becomes a Former Lender, upon payment to it by Borrower of all such amounts, if any, owing to it under the Loan Documents, it will execute and deliver an Assignment and Assumption upon payment of such purchase price.

(i)            Notwithstanding the provisions of subsection (h) of this Section 10.04, but subject to applicable Gaming Laws, if any Lender becomes a Former Lender, and if the Administrative Agent or Borrower fails to find a Substitute Lender pursuant to subsection (h) of this Section within any time period specified by the appropriate Gaming Authority for the withdrawal of a Former Lender (the “Withdrawal Period”), Borrower shall immediately (i) prepay in full the outstanding principal amount of each Note held or Loan made by such Former Lender, together with accrued interest thereon to the later of (x) the date of payment or (y) the last day of any Withdrawal Period, and (ii) at the option of Borrower either (A) place an amount equal to such Former Lender’s LC Exposure in a separate cash collateral account with the Administrative

Agent for each outstanding Letter of Credit, which amount will be applied by the Administrative Agent to satisfy Borrower’s Reimbursement Obligations to the respective Issuing Lender under the applicable Letter of Credit, or (B) if no Default or Event of Default then exists, terminate the Revolving Loan Commitment of such Former Lender, at which time the other Lenders’ Revolving Loan percentages will be automatically adjusted as a result thereof; provided that the option specified in this clause (B) may only be exercised if, immediately after giving effect thereto, no Lender’s outstanding Revolving Loans, when added to the product of (a) such Lender’s Revolving Loan Percentage and (b) the sum of (I) the aggregate amount of all Letter of Credit Outstandings at such time and (II) the aggregate amount of all Swingline Loans then outstanding, would exceed such Lender’s Revolving Loan Commitment at such time.

(j)            Subject to the last sentence of this Section 10.04(j), each Lender agrees that all participations and assignments made hereunder shall be subject to, and made in compliance with, all Gaming Laws applicable to lenders. Each Lender agrees further that it will not grant participations or assignments (other than to funds that invest in bank loans and are managed by the same investment advisor of such assigning Lender) prior to receiving notice from the Administrative Agent that it has completed the primary syndication of this facility. The Administrative Agent shall provide such notice to the Lenders and Borrower promptly after completing such primary syndication. Borrower hereby acknowledges that unless Borrower has provided the Lenders with a written opinion of counsel as to the suitability standards applicable to lenders of any relevant Gaming Authority, no Lender shall have the responsibility of determining whether or not a potential assignee of such Lender would be a Qualified Person under the Gaming Laws of any such jurisdiction (provided that any relevant Gaming Authority may nonetheless determine such assignee not to be a Qualified Person).

SECTION 10.05            Survival of Agreement. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Agents, the Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.12, 2.14, 2.15 and Article X (other than Section 10.12) shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the payment of the Reimbursement Obligations, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.

SECTION 10.06            Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopier shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 10.07            Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 10.08            Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender, the Issuing Bank, and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable Requirements of Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, the Issuing Bank or any such Affiliate to or for the credit or the account of Borrower against any and all of the obligations of Borrower now or hereafter existing under this Agreement or any other Loan Document to such Lender or the Issuing Bank, irrespective of whether or not such Lender or the Issuing Bank shall have made any demand under this Agreement or any other Loan Document and although such obligations of Borrower may be contingent or unmatured or are owed to a branch or office of such Lender or the Issuing Bank different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each Lender, the Issuing Bank and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, the Issuing Bank or their respective Affiliates may have. Each Lender and the Issuing Bank agrees to notify Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

SECTION 10.09            Governing Law; Jurisdiction; Consent to Service of Process.

(a)           Governing Law. This Agreement shall be construed in accordance with and governed by the law of the State of New York, without regard to conflicts of law principles that would require the application of the laws of another jurisdiction.

(b)           Submission to Jurisdiction. Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent, the Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Loan Party or its properties in the courts of any jurisdiction.

(c)           Waiver of Venue. Borrower hereby irrevocably and unconditionally waives, to the fullest extent permitted by applicable Requirements of Law, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in Section 10.09(b). Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable Requirements of Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)           Service of Process. Each party hereto irrevocably consents to service of process in any action or proceeding arising out of or relating to any Loan Document, in the manner provided for notices (other than telecopier or electronic communications) in Section 10.01. Nothing in this Agreement or any other Loan Document will affect the right of any party hereto to serve process in any other manner permitted by applicable Requirements of Law.

SECTION 10.10            Waiver of Jury Trial. Borrower hereby waives, to the fullest extent permitted by applicable Requirements of Law, any right it may have to a trial by jury in any legal proceeding directly or indirectly arising out of or relating to this Agreement, any other Loan Document or the transactions contemplated hereby (whether based on contract, tort or any other theory). Each party hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section.

SECTION 10.11            Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 10.12            Treatment of Certain Information; Confidentiality. Each of the Administrative Agent, the Lenders and the Issuing Bank agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and other representatives (it being understood that the persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any Governmental Authority or regulatory authority (including any self-regulatory authority, such as the National Association of

Insurance Commissioners), (c) to the extent required by applicable Requirements of Law or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section 10.12, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to Borrower and its obligations or (iii) any rating agency for the purpose of obtaining a credit rating applicable to any Lender, (g) with the consent of Borrower or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender, the Issuing Bank or any of their respective Affiliates on a nonconfidential basis from a source other than Borrower. For purposes of this Section, “Information” means all information received from Borrower or any of its Subsidiaries relating to Borrower or any of its Subsidiaries or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or the Issuing Bank on a nonconfidential basis prior to disclosure by Borrower or any of its Subsidiaries; provided that, in the case of information received from Borrower or any of its Subsidiaries after the date hereof, such information is clearly identified at the time of delivery as confidential. Any person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such person has exercised the same degree of care to maintain the confidentiality of such Information as such person would accord to its own confidential information.

SECTION 10.13            USA PATRIOT Act Notice. Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies Borrower, which information includes the name, address and tax identification number of Borrower and other information regarding Borrower that will allow such Lender or the Administrative Agent, as applicable, to identify Borrower in accordance with the Act. This notice is given in accordance with the requirements of the Act and is effective as to the Lenders and the Administrative Agent.

SECTION 10.14            Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable Requirements of Law (collectively, the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable Requirements of Law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor)

until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

SECTION 10.15            Lender Addendum. Each Lender to become a party to this Agreement on the date hereof shall do so by delivering to the Administrative Agent a Lender Addendum duly executed by such Lender, Borrower and the Administrative Agent.

SECTION 10.16            Obligations Absolute. To the fullest extent permitted by applicable Requirements of Law, all obligations of Borrower hereunder shall be absolute and unconditional irrespective of:

(a)           any bankruptcy, insolvency, reorganization, arrangement, readjustment, composition, liquidation or the like of any Loan Party;

(b)           any lack of validity or enforceability of any Loan Document or any other agreement or instrument relating thereto against any Loan Party;

(c)           any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations, or any other amendment or waiver of or any consent to any departure from any Loan Document or any other agreement or instrument relating thereto;

(d)           any exchange, release or non-perfection of any Collateral, or any release or amendment or waiver of or consent to any departure from any guarantee, for all or any of the Obligations;

(e)           any exercise or non-exercise, or any waiver of any right, remedy, power or privilege under or in respect hereof or any Loan Document; or

(f)            any other circumstances which might otherwise constitute a defense available to, or a discharge of, the Loan Parties.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

JACOBS ENTERTAINMENT, INC.

By:	/s/ Jeffrey P. Jacobs
Name: Jeffrey P. Jacobs
Title: Chief Executive Officer

CREDIT SUISSE, CAYMAN ISLANDS BRANCH, as Issuing Bank, Administrative Agent and Collateral Agent

By:	/s/ Bill O’Daly
Name: Bill O’Daly
Title: Director

By:	/s/ Cassandra Droogan
Name: Cassandra Droogan
Title: Vice President

CIBC WORLD MARKETS CORP., as Syndication Agent

By:	/s/ Leonardo R. Fernandez, Jr.
Name: Leonardo R. Fernandez, Jr.
Title: Executive Director

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Documentation Agent and Swingline Lender

By:	/s/ Greg A. Rossiter
Name: Greg A. Rossiter
Title: AVP

CIT LENDING SERVICES CORPORATION, as Documentation Agent

By:	/s/ Anthony Holland
Name: Anthony Holland
Title: Vice President

Annex I

Amortization Table

Date	Initial Tranche B Loan Amount	Total Amount**
December 31, 2006	$100,000	$150,000
March 31, 2007	$100,000	$150,000
June 30, 2007	$100,000	$150,000
September 30, 2007	$100,000	$150,000
December 31, 2007	$100,000	$150,000
March 31, 2008	$100,000	$150,000
June 30, 2008	$100,000	$150,000
September 30, 2008	$100,000	$150,000
December 31, 2008	$100,000	$150,000
March 31, 2009	$100,000	$150,000
June 30, 2009	$100,000	$150,000
September 30, 2009	$100,000	$150,000
December 31, 2009	$100,000	$150,000
March 31, 2010	$100,000	$150,000
June 30, 2010	$100,000	$150,000
September 30, 2010	$100,000	$150,000
December 31, 2010	$100,000	$150,000
March 31, 2011	$100,000	$150,000
June 30, 2011	$100,000	$150,000
September 30, 2011	$100,000	$150,000
December 31, 2011	$100,000	$150,000
March 31, 2012	$100,000	$150,000
Tranche B Maturity Date	$37,700,000	$56,600,000

**          In the event that Delayed Draw Tranche B Loans have been made on or before December 31, 2006 but the aggregate principal amount of such Delayed Draw Tranche B Loans that were made are less than the aggregate Delayed Draw Tranche B Commitments in effect on the date hereof, then the amount in the “Total Amount” column for each applicable Tranche B Repayment Date shall be reduced on a pro rata basis to give effect to the lower Delayed Draw Tranche B Loans actually made. For example, if on or before December 31, 2006 only $10,000,000 in aggregate principal amount of Delayed Draw Tranche B Loans have actually been made, then the amount in the “Total Amount” column for each date, other than the Tranche B Maturity Date, shall be $125,000, and the amount in such column for the Tranche B Maturity Date would be $47,150,000.